As filed with the Securities and Exchange            Registration No. 333-108099
Commission on September 2, 2003.


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         WINTRUST FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           ILLINOIS                            6022                          36-3873352
(State or Other Jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)        Identification Number)

                               727 NORTH BANK LANE
                        LAKE FOREST, ILLINOIS 60045-1951
                                 (847) 615-4096
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                DAVID A. DYKSTRA
           SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER
                               727 NORTH BANK LANE
                        LAKE FOREST, ILLINOIS 60045-1951
                                 (847) 615-4096
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:

       JENNIFER R. EVANS, ESQ.                          DENNIS R. WENDTE, ESQ.
VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.   BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG LLC
 222 NORTH LASALLE STREET, SUITE 2600            333 WEST WACKER DRIVE, SUITE 2700
      CHICAGO, ILLINOIS 60601                          CHICAGO, ILLINOIS 60606
          (312) 609-7500                                    (312) 984-3100

                         ------------------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

                         ------------------------------


         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


                         ------------------------------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

The information in this proxy statement is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                       SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2003



ADVANTAGE NATIONAL BANCORP, INC.                  WINTRUST FINANCIAL CORPORATION
LOGO                                                                        LOGO

                                ----------------

                          PROXY STATEMENT OF ADVANTAGE

                                ----------------

                             PROSPECTUS OF WINTRUST

                                ----------------

                  Merger Proposed - Your Vote Is Very Important

DEAR ADVANTAGE SHAREHOLDERS:


         You are cordially invited to attend a Special Meeting of Shareholders of Advantage National Bancorp, Inc. which will be held on September 30, 2003, at 10:00 a.m. at the offices of Advantage National Bank, 75 East Turner Avenue,
Elk Grove Village, Illinois 60007.

         At the meeting, you will be asked to approve the merger agreement between Advantage and Wintrust Financial Corporation that provides for Wintrust's acquisition of Advantage. If the merger is completed, each share of Advantage common stock you own will be valued at $26.50 and converted into the right to receive shares of Wintrust's common stock based on an average price for Wintrust's common stock over a period of time prior to the merger, as described in this proxy statement/prospectus. If the average price determined at closing for Wintrust common stock is $35.00 or more, you would receive 0.757 shares of Wintrust common stock for each share of Advantage common stock you own.

         Wintrust's common stock is traded on the Nasdaq National Market under the symbol "WTFC." The closing price of Wintrust common stock on August 28, 2003 was $35.51.


         The merger cannot be completed unless a majority of the holders of Advantage common stock approve the merger agreement. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU APPROVE IT.


         Additional information regarding the transaction, the merger agreement, Advantage and Wintrust is set forth in the attached proxy statement/prospectus. This document also serves as the prospectus for the 989,909 shares of Wintrust common stock that were registered by Wintrust for use in connection with the merger. WE URGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING "RISK FACTORS" BEGINNING ON PAGE 13.


                                        Sincerely,


                                        /s/ Gerhardt E. Umlauf

                                        Gerhardt E. Umlauf
                                        President of
                                        Advantage National Bancorp, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.


THIS PROXY STATEMENT/PROSPECTUS IS DATED SEPTEMBER 2, 2003, AND IS FIRST BEING MAILED TO ADVANTAGE SHAREHOLDERS ON OR ABOUT SEPTEMBER 2, 2003.

                              AVAILABLE INFORMATION

         This document incorporates certain important business and financial information about Wintrust from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

                         WINTRUST FINANCIAL CORPORATION
                               727 NORTH BANK LANE
                           LAKE FOREST, ILLINOIS 60045
                           ATTENTION: DAVID A. DYKSTRA
                             CHIEF OPERATING OFFICER
                                 (847) 615-4096


         IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, YOU SHOULD MAKE YOUR REQUEST BY SEPTEMBER 15, 2003 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

         YOU CAN ALSO OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT THROUGH THE SEC'S WEBSITE AT WWW.SEC.GOV. SEE "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 41.

                        ADVANTAGE NATIONAL BANCORP, INC.

                              75 East Turner Avenue
                        Elk Grove Village, Illinois 60007


                       -----------------------------------

                    Notice of Special Meeting of Shareholders


                           to be Held September 30, 2003


                       -----------------------------------



Date:    September 30, 2003

Time:    10:00 a.m.

Place:   Advantage National Bank
         75 East Turner Avenue
         Elk Grove Village, Illinois 60007



To Advantage National Bancorp, Inc. Shareholders:

We are pleased to notify you and invite you to the Special Meeting of Shareholders. At the meeting you will be asked to vote on the following matters:

          o Approval of the Agreement and Plan of Merger, dated July 2, 2003, that provides for Wintrust Financial Corporation to acquire Advantage, as described in the attached proxy statement/prospectus.

          o To transact any other business that properly comes before the Special Meeting, or any adjournments or postponements of the Special Meeting.


Holders of record of Advantage common stock at the close of business on August 22, 2003 may vote at the meeting. Approval of the merger agreement requires the affirmative vote at the meeting of a majority of the issued and outstanding shares of Advantage common stock.


THE BOARD OF DIRECTORS OF ADVANTAGE UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

To ensure that your shares are voted at the Special Meeting, please promptly complete, sign and return the proxy form in the enclosed envelope.


                                              By Order of the Board of Directors



                                              /s/ Gerhardt E. Umlauf
                                              --------------------------------
                                              Gerhardt E. Umlauf
                                              President



Elk Grove Village, Illinois
September 2, 2003

                                TABLE OF CONTENTS


                                                                                                               PAGE
Questions and Answers About the Merger...........................................................................1

Summary..........................................................................................................3

Information about Wintrust and Advantage.........................................................................3
         Historical Comparative Per Share Data; Pro Forma Per Share Data.........................................8
         Selected Financial Data of Wintrust....................................................................10

Risk Factors....................................................................................................13
         There is fluctuation in the trading market of Wintrust's common stock and the market price of the common stock you will receive in the merger is uncertain..................................13
         The anticipated benefits of the merger may never be realized...........................................13
         Advantage's shareholders will not control Wintrust's future operations.................................13
         De novo operations and branch openings impact Wintrust's profitability.................................14
         Wintrust's allowance for loan losses may prove to be insufficient to absorb losses that may occur in its loan portfolio...................................................................14
         Wintrust's premium finance business involves unique operational risks and could expose it to significant losses............................................................................14
         Wintrust may be adversely affected by interest rate changes............................................15
         Wintrust's future success is dependent on its ability to compete effectively in the highly competitive banking industry..................................................................15
         Wintrust's business may be adversely affected by the highly regulated environment in which it operates......................................................................................15
         Since Wintrust's business is concentrated in the Chicago metropolitan area, a downturn in the
                  Chicago economy may adversely affect its business.............................................16
         Wintrust's shareholder rights plan and provisions in its articles of incorporation and by-laws may delay or prevent an acquisition of Wintrust by a third party..............................16

Caution About Forward-Looking Statements........................................................................17

Special Meeting of Advantage Shareholders.......................................................................18
         Date, Place, Time and Purpose..........................................................................18
         Record Date, Voting Rights, Quorum and Required Vote...................................................18
         Voting and Revocability of Proxies.....................................................................18
         Dissenters' Rights.....................................................................................18

Description of the Merger.......................................................................................20
         General  ..............................................................................................20
         Background of the merger...............................................................................20
         Wintrust's reasons for the merger......................................................................21
         Advantage's reasons for the merger and recommendation of the Board of Directors........................22
         Accounting treatment...................................................................................23
         Tax consequences of the merger.........................................................................23
         Regulatory Approvals...................................................................................25
         Interests of certain persons in the merger.............................................................25
         Voting agreements......................................................................................26
         Restrictions on resale of Wintrust common stock........................................................26

Description of the Merger Agreement.............................................................................26
         Time of completion.....................................................................................26
         Consideration to be received in the merger.............................................................27
         Exchange of certificates...............................................................................28
         Conduct of business pending the merger and certain covenants...........................................28
         Representations and warranties.........................................................................29
         Conditions to completion of the merger.................................................................31

                                TABLE OF CONTENTS
                                  (continued)
                                                                                                               PAGE
         Termination............................................................................................32
         Termination fee........................................................................................32
         Management and operations after the merger.............................................................32
         Employee benefit matters...............................................................................32
         Expenses...............................................................................................32
         Nasdaq stock listing...................................................................................33

Comparison of Shareholder Rights................................................................................33
         Authorized capital stock...............................................................................33
         Payment of dividends...................................................................................33
         Advance notice requirements for presentation of business and nominations of directors at annual meetings of shareholders......................................................................33
         Quorum.................................................................................................34
         Election, classification and size of Board of Directors................................................34
         Removal of directors...................................................................................34
         Filling vacancies on the Board of Directors............................................................34
         Amendment of Articles of Incorporation and By-laws.....................................................34
         Mergers, acquisitions and other transactions...........................................................35
         Business combinations with interested shareholders.....................................................35
         Limitations on directors' liability....................................................................35
         Indemnification........................................................................................36
         Action by shareholders without a meeting...............................................................36
         Special meetings of shareholders.......................................................................36
         Preemptive rights......................................................................................36
         Appraisal rights of dissenting shareholders............................................................36
         Certain anti-takeover effects of Wintrust's articles and by-laws and Illinois law......................36
         Rights Plan............................................................................................37

Business of Wintrust............................................................................................38
         Recent Developments....................................................................................38

Business of Advantage...........................................................................................39

Legal Matters...................................................................................................40

Experts.........................................................................................................40

Shareholder Proposals...........................................................................................40

Where You Can Find More Information.............................................................................40

Incorporation of Certain Information by Reference...............................................................41



Annex A:  Agreement and Plan of Merger.........................................................................A-1

Annex B:  Illinois Dissenters' Rights Law......................................................................B-1

Annex C:  Form of Voting Agreement.............................................................................C-1



                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHAT AM I BEING ASKED TO VOTE ON? WHAT IS THE PROPOSED TRANSACTION?

A: You are being asked to vote on the approval of a merger agreement that provides for the acquisition of Advantage by Wintrust. Wintrust will own all of Advantage's outstanding common stock after the merger is completed and you will become a shareholder of Wintrust.

Q:       WHAT WILL I BE ENTITLED TO RECEIVE IN THE MERGER?


A: If the merger is completed, each share of Advantage common stock you own will be valued at $26.50 and converted into the right to receive shares of Wintrust common stock based on an average price for Wintrust's common stock over a period of time prior to the merger. See "Summary -- What Advantage shareholders will receive" on page 5.


Q:       WHY DO ADVANTAGE AND WINTRUST WANT TO MERGE?

A: Advantage believes the proposed merger will provide Advantage shareholders with substantial benefits, and Wintrust believes that the merger will further its strategic growth plans. The products and markets of Advantage and Wintrust generally are complementary and the combined company should be able to better serve customers and compete more effectively within its market. To review the reasons for the merger in more detail, see "Description of the Merger -- Wintrust's reasons for the merger" on page 21 and "Description of the Merger -- Advantage's reasons for the merger and recommendation of the Board of Directors" on page 22.

Q:       WHAT DOES THE ADVANTAGE BOARD OF DIRECTORS RECOMMEND?


A: Advantage's Board of Directors unanimously recommends that you vote "FOR" adoption of the merger agreement. Advantage's Board of Directors has determined that the merger agreement and the merger are fair to and in the best interests of Advantage and its shareholders. To review the background and reasons for the merger in greater detail, see pages 20 to 23.


Q:       WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?


A: Holders of a majority of the outstanding shares of Advantage common stock must vote in favor of the merger. All of the officers and directors of Advantage and Advantage National Bank have agreed to vote their shares of Advantage common stock, comprising approximately 37% of the shares entitled to vote at the meeting, in favor of the merger at the Special Meeting. Wintrust shareholders will not be voting on the merger agreement.


Q:       WHAT DO I NEED TO DO NOW?  HOW DO I VOTE?

A: After you have carefully read and considered the information contained in this proxy statement/prospectus, please complete, sign, date and mail your proxy form in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the meeting. You may also vote in person at the meeting. If you do not return a properly executed proxy form and do not vote at the Special Meeting, this will have the same effect as a vote against the approval of the merger agreement. If you sign, date and send in your proxy form, but you do not indicate how you want to vote, your proxy will be voted in favor of approval of the merger agreement.

Q:       WHAT IF I OPPOSE THE MERGER?  DO I HAVE DISSENTERS' RIGHTS?

A: Advantage shareholders who do not vote in favor of the merger agreement and otherwise comply with all of the procedures of Sections 11.65 and
         11.70 of the Illinois Business Corporation Act will be entitled to receive payment in cash of the estimated fair value of their shares of Advantage common stock as ultimately determined under the statutory process. A copy of these provisions is attached as Annex B to this proxy statement/prospectus. This value could be more but could also be less than the merger consideration.

Q: CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER I HAVE MAILED MY SIGNED PROXY FORM?

A: Yes. Until exercised at the Special Meeting, you can revoke your proxy and change your vote in any of the following ways:

         o by filing with the secretary of Advantage a duly executed revocation of proxy;

         o        by submitting a new proxy form with a later date; or

         o        by voting in person at the Special Meeting.

          You may request a new proxy form by calling Gerhardt E. Umlauf at Advantage at (847) 364-0100.

Q:       WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: In general, the exchange of your shares of Advantage common stock for Wintrust common stock will be tax-free for United States federal income tax purposes. However, you will recognize gain on cash received instead of fractional shares of Wintrust's common stock and in exchange for your warrants to purchase Advantage common stock, if any. You should consult with your tax adviser for the specific tax consequences of the merger to you. See "Description of the Merger - Tax consequences of the merger" on page 23.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Either at the time of closing or shortly after the merger is completed, Wintrust's exchange agent will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent. You should use the letter of transmittal to exchange your Advantage stock certificates for new certificates representing the shares of Wintrust common stock you will own after the merger is complete. DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY FORM.

Q:       WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: We will try to complete the merger as soon as possible. Before that happens, the merger agreement must be approved and adopted by Advantage's shareholders and we must obtain the necessary regulatory approvals. Assuming shareholders vote at least a majority of Advantage's outstanding shares of common stock in favor of the approval and adoption of the merger agreement and we obtain the other necessary approvals, we expect to complete the merger during the fourth quarter of 2003.

Q:       WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of Advantage and a prospectus of Wintrust. As a proxy statement, this document is being used to solicit your proxy to vote in favor of the merger agreement at the Special Meeting. As a prospectus, it is being provided because Wintrust is offering to exchange shares of its common stock for your shares of Advantage common stock when the merger is completed.

Q:       WHO CAN ANSWER MY OTHER QUESTIONS?

A: If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact Advantage's president, Gerhardt E. Umlauf, at (847) 364-0100.

                                     SUMMARY


         This Section highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears on page 41.


INFORMATION ABOUT WINTRUST AND ADVANTAGE


WINTRUST FINANCIAL CORPORATION  (See page 39)
727 North Bank Lane
Lake Forest, Illinois  60045
(847) 615-4096

         Wintrust Financial Corporation, an Illinois corporation, is a financial holding company headquartered in Lake Forest, Illinois. Wintrust operates seven community banks, primarily in affluent suburbs of Chicago, which provide community-oriented, personal and commercial banking services primarily to individuals and small to mid-size businesses through 32 banking facilities. As of June 30, 2003, Wintrust had consolidated total assets of $4.1 billion, deposits of $3.4 billion and shareholders' equity of $249.4 million. Wintrust's common stock trades on the Nasdaq National Market under the symbol "WTFC."

ADVANTAGE  (See page 40)
75 East Turner Avenue
Elk Grove Village, Illinois 60007
(847) 364-0100

         Advantage, an Illinois corporation, is a bank holding company. Its primary business is operating its bank subsidiary, Advantage National Bank, a nationally chartered bank with offices in Elk Grove Village and Roselle, Illinois, that was opened in January 2001. As of June 30, 2003, Advantage had consolidated total assets of $107.5 million, deposits of $95.6 million and shareholders' equity of $9.4 million. There is no established trading market for Advantage shares.


THE MERGER AND THE MERGER AGREEMENT  (See page 27)

         The acquisition of Advantage by Wintrust is governed by a merger agreement. The merger agreement provides that, if all of the conditions are satisfied or waived, a newly formed subsidiary of Wintrust will be merged with and into Advantage. After the consummation of the merger, Advantage will become a wholly-owned subsidiary of Wintrust. We encourage you to read the merger agreement, which is included as Annex A to this proxy statement/prospectus.


REASONS FOR THE MERGER  (See pages 20 to 23)


         The Board of Directors of Advantage unanimously determined that the merger agreement and the merger consideration were fair to and in the best interests of Advantage and its shareholders and unanimously recommends that holders of Advantage common stock vote in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

         In its deliberations and in making its determination, with the assistance of its legal and financial advisors, Advantage's Board of Directors considered many factors including, without limitation, the following:

         o its knowledge of the business, operations, properties, assets, competitive position, financial condition, operating results, management, strategic objectives and prospects of Advantage;

         o developments relating to consolidation and additional competition within the U.S. banking industry in general and in the Chicago metropolitan market in particular, and Advantage's position as a "community" bank in the communities of Elk Grove Village and Roselle, Illinois;

         o other possible alternatives to the merger, including continuing to operate Advantage, and the perceived risks and uncertainties attendant to Advantage's execution of its strategic growth plans as an independent banking organization, including the need to access additional capital and enhance its technology platform on a cost-effective basis to support future growth;

         o the value of the shares of Wintrust common stock comprising the merger consideration, the formula that calculates the merger consideration at the effective time, and the fact that Wintrust common stock is traded on Nasdaq Stock Market and has substantially greater liquidity than the shares of Advantage common stock;

         o information concerning the business, financial condition, and results of operations of Wintrust, including recent performance of Wintrust common stock; and

         o its view as to the likelihood of the willingness of a third party to pay more for Advantage, and the ability of Advantage to agree to this type of transaction, despite the merger agreement and the voting agreements.

         Wintrust's Board of Directors believes that the merger is in the best interests of Wintrust and its shareholders. Wintrust's Board of Directors has approved the merger agreement. In deciding to approve the merger agreement, the Wintrust Board of Directors considered a number of factors, including:

         o management's view that the acquisition of Advantage provides an attractive opportunity to expand into the northwest Chicago metropolitan area, which they consider a desirable market;

         o        the  community  banking   orientation  of  Advantage  and  the
                  compatability of Advantage with Wintrust and its subsidiaries;

         o a review of the demographic, economic and financial characteristics of the markets in which Advantage operates, including existing and potential competition and history of the market areas with respect to financial institutions;

         o management's review of the business, operations, earnings and financial condition, including capital levels and asset quality, of Advantage since its de novo formation in 2001; and

         o the likelihood of regulators approving the merger without undue conditions or delay.

         The Boards of Directors of both Wintrust and Advantage believe that the merger will result in expanded resources for profitable growth and that the combined resources of Wintrust and Advantage will provide greater ability to compete in the changing and increasingly competitive financial services industry, including increasing the availability of and access to additional financial services and products for its customers.

BOARD RECOMMENDATION TO ADVANTAGE SHAREHOLDERS  (See page 22)

         Advantage's Board of Directors believes that the merger of Advantage with Wintrust is in the best interests of Advantage and Advantage's shareholders. ADVANTAGE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER.

ADVANTAGE SPECIAL MEETING  (See page 18)


         The Special Meeting will be held at Advantage National Bank, located at 75 East Turner Avenue, Elk Grove Village, Illinois 60007, on September 30, 2003, at 10:00 a.m., Chicago time. Advantage's Board of Directors is soliciting proxies for use at the Special Meeting. At the Special Meeting, Advantage shareholders will be asked to vote on a proposal to approve the merger agreement.

RECORD DATE FOR THE SPECIAL MEETING; REVOCABILITY OF PROXIES (See page 18)


         You may vote at the Special Meeting if you own shares of Advantage common stock of record at the close of business on August 22, 2003. You will have one vote for each share of Advantage common stock you owned on that date. You may revoke your proxy at any time before the vote at the Special Meeting.


VOTE REQUIRED  (See page 18)

         To approve the merger, a majority of the outstanding shares of Advantage common stock must be voted in favor of the merger agreement at the Special Meeting. Therefore, shareholders holding a majority of the outstanding shares of Advantage common stock entitled to vote at the Special Meeting must be present in person or by proxy at the Special Meeting. Shareholders may vote their shares in person at the Special Meeting or by executing and returning the enclosed proxy form.


         All of the officers and directors of Advantage and Advantage National Bank have committed to vote their shares of Advantage common stock in favor of the merger. At the record date, the directors and executive officers of Advantage owned 269,026 shares of Advantage common stock, constituting approximately 37% of the total number of outstanding shares of Advantage common stock at that date. See "Description of the Merger -- Voting agreements" on page 24.


WHAT ADVANTAGE SHAREHOLDERS WILL RECEIVE  (See page 27)

         Under the merger agreement, for each share of Advantage common stock you own, Wintrust will pay you the number of shares of Wintrust common stock equal to $26.50 divided by the average price of Wintrust common stock during the pricing period, which is defined as the unweighted average high and low sales prices of Wintrust common stock on the Nasdaq National Market during the pricing period. This number is referred to as the "exchange ratio." The pricing period is the period of 10 trading days ending two trading days before the merger is completed. If the average price is within the range of $25.00 to $35.00, the higher the average price, the fewer shares you will receive and the lower the average price, the more shares you will receive, so that the value of the shares you are to receive in the merger will be $26.50 based on the actual average price during the pricing period. Outside this price range, there are certain limitations in the merger agreement, as described below, that affect the number of shares you receive in the merger.


         If the average price of Wintrust common stock during the pricing period is greater than $35.00 per share, the exchange ratio will still be computed as $26.50 divided by $35.00 so that the number of shares of Wintrust common stock to be issued to you will never be less than the number you would receive if the average price during the pricing period is $35.00. This means that the value at closing of the shares you are to receive in the merger would be more than $26.50 based on the actual average price during the pricing period.

         If the average price of Wintrust common stock during the pricing period is less than $25.00 per share, the exchange ratio will be $26.50 divided by $25.00 so that the number of shares of Wintrust common stock to be issued to you will never be more than the number of shares you would receive if the average price during the pricing period is $25.00. This means that the value of the shares you are to receive in the merger would be less than $26.50 based on the actual average price during the pricing period.


         Advantage shareholders will not receive fractional shares of Wintrust common stock. Instead, they will receive a cash payment for any fractional shares based on the value of Wintrust common stock determined in the manner described above.

         Once the merger is complete, Illinois Stock Transfer Company, Wintrust's exchange agent, will mail you materials and instructions for exchanging your Advantage stock certificates for Wintrust stock certificates. You should not send in your Advantage stock certificates until you receive the transmittal materials and instructions from the exchange agent.

REGULATORY APPROVALS  (See page 25)


         The merger cannot be completed until Wintrust receives the regulatory approval of the Board of Governors of the Federal Reserve System, commonly known as the Federal Reserve. Wintrust has submitted a notice filing to The Federal Reserve Bank of Chicago seeking the requisite approval of the merger. In approving the merger, the Federal Reserve may impose conditions or restrictions. If any of these conditions or restrictions are objectionable to Wintrust, the Board of Directors of Wintrust may choose to terminate the merger.


NEW WINTRUST SHARES WILL BE ELIGIBLE FOR TRADING ON NASDAQ  (See page 33)

         The shares of Wintrust common stock to be issued in the merger can be traded on the Nasdaq National Market.

CONDITIONS TO THE MERGER  (See page 31)

         The completion of the merger is subject to the fulfillment of a number of conditions, including:

         o approval of the merger agreement at the Special Meeting by a majority of the outstanding shares of Advantage common stock;


         o approval of the transaction by the Federal Reserve and expiration or termination of all waiting periods required by law; and


         o the representations and warranties made by the parties in the merger agreement must be materially true and correct as of the effective date of the merger or as otherwise required in the merger agreement.

TERMINATION  (See page 32)

         Subject to conditions and circumstances described in the merger agreement, either Wintrust or Advantage may terminate the merger agreement if, among other things, any of the following occur:


         o the merger is not completed by December 31, 2003 (or March 31, 2004 if there is a delay due to regulatory approval);


         o        any condition to the merger has become impossible to satisfy;

         o the other party has materially breached the agreement and has failed to cure the breach;

         o the holders of a majority of Advantage common stock do not approve the merger; or

         o in certain circumstances if Advantage has received a superior offer to sell to a third party.

TERMINATION FEE  (See page 33)

         Under certain circumstances described in the merger agreement, Wintrust may demand a $1,000,000 termination fee from Advantage if the transaction is not consummated.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER THAT ARE DIFFERENT THAN YOURS (See page 25)

         You should be aware that some Advantage directors may have interests in the merger that are different from, or in addition to, their interests as shareholders. Advantage's Board of Directors was aware of these interests and took them into account in approving the merger. The merger contains a provision requiring Wintrust to provide continuing indemnification to Advantage directors and officers.

VOTING AGREEMENTS  (See page 26)

         Officers and directors of Advantage and Advantage National Bank owning a total of approximately 37% of the outstanding shares of Advantage common stock on the record date have agreed to vote all of their shares of common stock in favor of the merger agreement at the Special Meeting. These agreements terminate if the merger agreement is terminated in accordance with its terms. A copy of the form of voting agreement is attached to this proxy statement/prospectus as Annex C.


ACCOUNTING TREATMENT OF THE MERGER  (See page 23)

         The merger will be accounted for as a purchase transaction in accordance with accounting principles generally accepted in the United States.


CERTAIN DIFFERENCES IN SHAREHOLDER RIGHTS  (See page 33)


         When the merger is completed, Advantage shareholders, whose rights are governed by Illinois law and Advantage's articles of incorporation and by-laws, automatically will become Wintrust shareholders, and their rights will continue to be governed by Illinois law, as well as Wintrust's articles of incorporation and by-laws, in addition to laws and requirements that apply to public companies.

DISSENTERS' RIGHTS  (See page 18)

         Advantage shareholders may dissent to the merger and, upon following the requirements of Illinois law, receive cash in the amount of the fair value of their shares instead of shares of Wintrust common stock.

         A copy of the sections of the Illinois Business Corporation Act pertaining to dissenters' rights is attached as Annex B to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

TAX CONSEQUENCES OF THE MERGER  (See page 23)

         Your receipt of the merger consideration generally will be tax-free for United States federal income tax purposes, except to the extent you receive cash instead of fractional shares of Wintrust common stock and cash in exchange for warrants to purchase shares of Advantage common stock, if any. You should consult your tax adviser for a full understanding of the federal, state, local and foreign tax consequences of the merger to you.

HISTORICAL COMPARATIVE PER SHARE DATA; PRO FORMA PER SHARE DATA

         The table below shows the reported high and low sales prices of Wintrust's common stock during the periods indicated. This information gives effect to a 3-for-2 stock split, effected in the form of a 50% stock dividend, as of March 14, 2002.


                                                    HIGH             LOW
                                                    ----             ---
YEAR ENDED DECEMBER 31, 2001
   First Quarter..........................          $12.75           $10.54
   Second Quarter.........................           17.62            11.67
   Third Quarter..........................           21.41            16.27
   Fourth Quarter.........................           22.13            17.93
YEAR ENDED DECEMBER 31, 2002
   First Quarter..........................          $22.99           $18.33
   Second Quarter.........................           34.58            22.22
   Third Quarter..........................           36.00            26.54
   Fourth Quarter.........................           32.66            25.45
YEAR-TO-DATE 2003
   First Quarter..........................          $33.65           $27.19
   Second Quarter.........................           32.40            27.74
   Third Quarter (through August 28, 2003).          36.18            29.30



         The following table presents selected comparative per share data for Wintrust common stock and Advantage common stock on a historical and pro forma combined basis, giving effect to the merger using the purchase method of accounting. The information included in the table below for Advantage at December 31, 2002 is based on per share data for the common stock of Advantage National Bank. Amounts at June 30, 2003 reflect per share data for Advantage National Bancorp, Inc.

         The pro forma combined information is not necessarily indicative of the actual results that would have occurred had the merger been consummated at the beginning of the periods indicated, or of the future operations of the combined entity.


                                                SIX MONTHS ENDED          YEAR ENDED
                                                  JUNE 30, 2003       DECEMBER 31, 2002
                                                ----------------      -----------------
WINTRUST HISTORICAL:
   Diluted earnings per share.............          $    0.94              $    1.60
   Cash dividends declared per share......               0.08                   0.12
   Book value per share (at period end)...              14.31                  13.19
WINTRUST PRO FORMA COMBINED:
   Diluted earnings per share.............          $    0.92              $    1.54
   Cash dividends declared per share......               0.08                   0.12
   Book value per share (at period end)...              14.95                  13.86
ADVANTAGE HISTORICAL:
   Diluted earnings per share.............          $    0.23              $   (0.12)
   Cash dividends declared per share......                --                      --
   Book value per share (at period end)...              12.86                  12.85
ADVANTAGE PRO FORMA COMBINED(1):
   Diluted earnings per share.............          $    0.69              $    1.17
   Cash dividends per share...............               0.06                   0.09
   Book value per share (at period end)...              11.31                  10.49

---------------------------
(1) Computed using an exchange ratio of 0.757, which is based on an assumed Wintrust common stock value of $35.01, the closing price of Wintrust common stock on August 27, 2003.

         The following table sets forth the last sales prices as reported by Nasdaq for Wintrust common stock on the dates indicated, and the equivalent per share value for Advantage common stock, giving effect to the merger as of the same dates:


                                                     HISTORICAL
                                CLOSING PRICE          PRICE             ADVANTAGE
                                   WINTRUST          ADVANTAGE        EQUIVALENT PER
                                 COMMON STOCK       COMMON STOCK        SHARE VALUE
                                -------------       ------------      --------------
July 1, 2003(1)...........           $30.03              (2)               $26.50
August 28, 2003...........           $35.51              (2)               $26.89


---------------------------
(1) Trading date preceding the date of public announcement of the proposed merger.
(2) There is no established trading market for the shares of Advantage. During 2000, in connection with the de novo formation of Advantage's bank subsidiary, Advantage National Bank sold shares to investors at a price equivalent to $15.00 per share of Advantage common stock.

SELECTED FINANCIAL DATA OF WINTRUST


         The summary consolidated financial data presented below as of or for each of the years in the five-year period ended December 31, 2002, are derived from Wintrust's audited historical financial statements. The summary data presented below as of or for the six-month periods ended June 30, 2003 and 2002, are derived from unaudited consolidated financial statements. In Wintrust's opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results as of or for the six-month periods have been included. Per share amounts have been adjusted to reflect the 3-for-2 stock split effected as a stock dividend effective as of March 14, 2002. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus from Wintrust's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and Wintrust's Quarterly Report on Form 10-Q for the period ended June 30, 2003. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the six-month period ended June 30, 2003 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2003.

                                SIX MONTHS ENDED
                                    JUNE 30,                            YEARS ENDED DECEMBER 31,
                           -----------------------  ---------------------------------------------------------------
                             2003(1)      2002(2)     2002(2)       2001          2000         1999         1998
                           ----------   ----------  ----------   ----------    ----------   ----------   ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME
   DATA:
Total interest income..    $   96,504   $   86,509  $  182,233   $  166,455    $  148,184   $  109,331   $   87,979
Total interest expense.        41,572       39,924      84,105       92,441        87,184       61,597       51,215
                           ----------   ----------  ----------   ----------    ----------   ----------   ----------
   Net interest income.        54,932       46,585      98,128       74,014        61,000       47,734       36,764
Provision for loan
   losses..............         5,493        4,831      10,321        7,900         5,055        3,713        4,297
                           ----------   ----------  ----------   ----------    ----------   ----------   ----------
   Net interest income
      after provision
      for loan losses..        49,439       41,754      87,807       66,114        55,945       44,021       32,467
Non-interest Income:
   Gain on sale of
      premium finance
      receivables......         2,270        1,594       3,374        4,564         3,831        1,033           --
   Fees on mortgage
      loans sold.......         9,142        3,951      12,259        7,831         2,911        3,206        5,569
   Wealth management
      fees.............        12,953       12,001      25,229        1,996         1,971        1,171          788
   Service charges on
      deposit accounts.         1,722        1,491       3,121        2,504         1,936        1,562        1,065
   Administrative
      services revenues         2,159        1,753       3,501        4,084         4,402          996           --
   Premium finance
      defalcation-partial
      settlement(3)....            --        1,250       1,250           --            --           --           --
   Securities (losses)
      gains, net.......           606         (153)        107          337           (40)           5           --
   Other...............         7,996        4,636      11,831        7,482         3,295        1,835          653
                           ----------   ----------  ----------   ----------    ----------   ----------   ----------
      Total non-interest
        income.........        36,848       26,523      60,672       28,798        18,306        9,808       8,075
                           ----------   ----------  ----------   ----------    ----------   ----------   ----------

(See footnotes on page 12)

                                SIX MONTHS ENDED
                                    JUNE 30,                            YEARS ENDED DECEMBER 31,
                           -----------------------  ---------------------------------------------------------------
                             2003(1)      2002(2)     2002(2)       2001          2000         1999         1998
                           ----------   ----------  ----------   ----------    ----------   ----------   ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Non-interest Expense:
   Salaries and
      employee benefits    $   35,715   $   28,762  $   63,442   $   35,628    $   28,119   $   20,808   $   18,944
   Equipment expense...         3,758        3,526       7,191        6,297         5,101        3,199        2,221
   Occupancy expense,
      net..............         3,785        3,153       6,691        4,821         4,252        2,991        2,435
   Data processing.....         2,079        2,056       4,161        3,393         2,837        2,169        1,676
   Advertising and
      marketing........         1,043        1,057       2,302        1,604         1,309        1,402        1,612
   Professional fees...         1,704        1,296       2,801        2,055         1,681        1,203        1,654
   Amortization of
      intangibles......           298          117         324          685           713          251          120
   Premium finance
      defalcation(3)...            --           --          --           --         4,320           --           --
   Other non-interest
      expenses.........        11,038        8,618      19,072       11,300         9,471        7,655        7,171
                           ----------   ----------  ----------   ----------    ----------   ----------   ----------
      Total
        non-interest
        expense........        59,420       48,585     105,984       65,783        57,803       39,678       35,833
                           ----------   ----------  ----------   ----------    ----------   ----------   ----------
Income before taxes
   and cumulative
   effective of
   accounting change...        26,867       19,692      42,495       29,129        16,448       14,151        4,709
Income tax expense
   (benefit)...........         9,585        7,023      14,620       10,436         5,293        4,724       (1,536)
                           ----------   ----------  ----------   ----------    ----------   ----------   ----------
Income before
   cumulative effect
   of accounting change        17,282       12,669      27,875       18,693        11,155        9,427        6,245
Cumulative effect of
   change in
   accounting for
   derivatives, net of
   tax.................            --           --          --         (254)           --           --           --
                           ----------   ----------  ----------   ----------    ----------   ----------   ----------
   Net income..........    $   17,282   $   12,669  $   27,875   $   18,439    $   11,155   $    9,427   $    6,245
                           ==========   ==========  ==========   ==========    ==========   ==========   ==========
COMMON SHARE DATA:
Earnings per share:
   Basic...............    $     1.00   $     0.82  $     1.71   $     1.34    $     0.85   $     0.76   $     0.51
   Diluted.............          0.94         0.77        1.60         1.27          0.83         0.73         0.49
Cash dividends per
   common share(4).....          0.08         0.06        0.12         0.093         0.067          --           --
Book value per share...         14.31        12.15       13.19         9.72          7.92         7.06         6.15
Weighted average
   common shares
   outstanding:
   Basic...............        17,360       15,513      16,334       13,734        13,066       12,373       12,212
   Diluted.............        18,473       16,526      17,445       14,545        13,411       12,837       12,742
SELECTED FINANCIAL
   CONDITION DATA (AT
   END OF PERIOD):
Total assets...........    $4,132,394   $3,219,400  $3,721,555   $2,705,422    $2,102,806   $1,679,382   $1,348,048
Total loans............     2,896,148    2,308,945   2,556,086    2,018,479     1,547,596    1,270,126      974,031
Total deposits.........     3,419,946    2,608,507   3,089,124    2,314,636     1,826,576    1,463,622    1,229,154
Notes payable..........        26,000       58,650      44,025       46,575        27,575        8,350           --
Subordinated notes.....        50,000           --      25,000           --            --           --           --
Long term debt - trust
   preferred securities        76,816       51,050      50,894       51,050        51,050       31,050       31,050
Total shareholders'
   equity..............       249,399      205,999     227,002      141,278       102,276       92,947       75,205


(See footnotes on following page)

                                SIX MONTHS ENDED
                                    JUNE 30,                            YEARS ENDED DECEMBER 31,
                           -----------------------  ---------------------------------------------------------------
                             2003(1)      2002(2)     2002(2)       2001          2000         1999         1998
                           ----------   ----------  ----------   ----------    ----------   ----------   ----------
SELECTED FINANCIAL
   RATIOS AND OTHER
   DATA:
Performance Ratios:
   Non-interest income
      to average
      assets(5)........          1.92%        1.85%       1.89%        1.24%         0.99%        0.66%        0.69%
   Non-interest
      expense to
      average
      assets(3)(5).....          3.10         3.38        3.30         2.83          3.12         2.65         3.04
   Net overhead
      ratio(3)(5)(6)...          1.18         1.54        1.41         1.59          2.13         2.00         2.36
   Return on average
      assets(3)(5).....          0.90         0.88        0.87         0.79          0.60         0.63         0.53
   Return on average
      equity(3)(5).....         14.74        15.85       14.76        15.24         11.51        11.58         8.68
   Average
      loan-to-average
      deposit ratio....          86.1         90.4        88.5         87.4          87.7         86.6         80.1
   Dividend payout
      ratio(4)(5)......           8.5          7.7         7.5          7.4           8.0           --           --
Asset Quality Ratios:
   Non-performing
      loans to total
      loans............          0.47%        0.48%       0.49%        0.64%         0.63%        0.55%        0.56%
   Allowance for loan
      losses to:
      Total loans......          0.74         0.69        0.72         0.68          0.67         0.69         0.72
      Non-performing
        loans..........        156.42       143.39      146.63       105.63        107.75       126.10       129.66
   Net charge-offs to
      average
      loans(3)(5)......          0.19         0.23        0.24         0.26          0.24         0.19         0.28
   Non-performing
      assets to total
      assets...........          0.35         0.37        0.34         0.48          0.46         0.41         0.45
Other data at end of
   period:
   Number of banking
      facilities.......            32           31          31           29            28           24           21

---------------------------
(1) Wintrust completed its acquisition of Lake Forest Capital Management Company on February 1, 2003. The results for the six months ended June 30, 2003 include the results of Lake Forest Capital Management Company since that date.
(2) Wintrust completed its acquisition of the Wayne Hummer Companies effective as of February 1, 2002. The results for the six months ended June 30, 2002 and year ended December 31, 2002 include the results of the Wayne Hummer Companies since February 1, 2002.
(3) In 2000, Wintrust recorded a $4.3 million pre-tax charge ($2.6 million after-tax) related to a fraudulent loan scheme perpetrated against its premium finance subsidiary. The amount of this charge was not included in loans charged-off because a lending relationship had never been established. In the first quarter of 2002, Wintrust recovered $1.25 million (pre-tax) of this amount ($754,000 after-tax).
(4) Wintrust declared its first semi-annual dividend payment in January 2000. Dividend data reflected for the interim periods reflect semi-annual, not quarterly, dividends.
(5)      Certain financial ratios for interim periods have been annualized.
(6) Non-interest expense less non-interest income divided by average total assets.

                                  RISK FACTORS


         In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption "Caution About Forward-Looking Statements" on page 17, you should consider the following risk factors carefully in deciding whether to vote for the adoption of the merger agreement.



         THERE IS FLUCTUATION IN THE TRADING MARKET OF WINTRUST'S COMMON STOCK AND THE MARKET PRICE OF THE COMMON STOCK YOU WILL RECEIVE IN THE MERGER IS UNCERTAIN.


         You will receive Wintrust common stock in the merger. The number of shares you receive will depend on the average price of Wintrust common stock prior to the merger. Changes in the market price of Wintrust common stock may result from a variety of factors, including general market and economic conditions, the future financial condition and operating results of Wintrust, changes in Wintrust's businesses, operations and prospects and regulatory considerations, many of which are beyond Wintrust's control.

         The price of Wintrust common stock at completion of the merger may vary from its price on the date the merger agreement was signed, from its price on the date of this proxy statement/prospectus, from its price on the date of the Special Meeting and from the average price during the 10-day pricing period used to determine the number of shares you are to receive. You will not be entitled to receive additional cash or shares in the merger if the price of Wintrust common stock on the closing date of the merger is less than the average price during the pricing period. Because the merger will be completed after the date of the Special Meeting, at the time of the Special Meeting you will not know what the market value of the Wintrust common stock you will receive after the merger will be. See "Description of the Merger Agreement -- Consideration to be received in the merger."


         Wintrust's common stock is traded on the Nasdaq National Market under the symbol "WTFC". The maintenance of an active public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is beyond Wintrust's control or the control of any market maker. In addition to the shares of Wintrust common stock to be issued in the merger, Wintrust plans to issue up to a maximum of approximately 360,000 additional shares of its common stock in its pending acquisition of Village Bancorp, Inc., expected to close during 2003, and up to an additional 1,150,000 shares of common stock in a capital raising transaction during 2003. Wintrust also has shares of common stock covered by resale registration statements and estimates that there are currently approximately 665,000 of those shares outstanding that have not yet been resold. These remaining shares may be freely sold from time to time in the market. The market price of Wintrust's common stock could drop significantly if shareholders sell or are perceived by the market as intending to sell large blocks of its shares.


THE ANTICIPATED BENEFITS OF THE MERGER MAY NEVER BE REALIZED.

         The success of the merger will depend partly on Wintrust's ability to successfully integrate the business and operations of Advantage with those of Wintrust. As Advantage National Bank matures, in order for Wintrust to recognize the anticipated operational efficiencies, it will have to successfully grow the operations of the bank. This growth may be inhibited by a lack of synergies between the customers, employees or operations of the two companies, as well as the inability to successfully introduce its customers to new and existing products and services. Uncertainties exist in integrating the business of Advantage into Wintrust and these benefits may never be realized.

ADVANTAGE'S SHAREHOLDERS WILL NOT CONTROL WINTRUST'S FUTURE OPERATIONS.

        Together, Advantage's shareholders own 100% of Advantage and have absolute power to approve or reject any matters requiring shareholder approval under Illinois law and Advantage's articles of incorporation and by-laws. After the merger, Advantage shareholders will become owners of less than 5% of the outstanding shares of Wintrust common stock. Even if all former Advantage shareholders voted together on all matters presented to Wintrust shareholders from time to time, the former Advantage shareholders most likely would not have a significant impact on the approval or rejection of future Wintrust proposals submitted to a shareholder vote.

DE NOVO OPERATIONS AND BRANCH OPENINGS IMPACT WINTRUST'S PROFITABILITY.

         Wintrust's financial results have been and will continue to be impacted by its strategy of de novo bank formations and branch openings. Wintrust has employed this strategy to build an infrastructure that management believes can support additional internal growth in its banks' respective markets. Wintrust expects to open its eighth de novo bank in late 2003, and expects to undertake additional de novo bank formations or branch openings as it expands into additional communities in and around Chicago. In addition, Wintrust's pending acquisitions involve relatively recently formed de novo banks. Based on Wintrust's experience, its management believes that it generally takes from 13 to 24 months for new banks to first achieve operational profitability, depending on the number of branch facilities opened, the impact of organizational and overhead expenses, the start-up phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets. However, it may take longer than expected or than the amount of time Wintrust has historically experienced for new banks and/or branch facilities to reach profitability, and there can be no guarantee that these new banks or branches will ever be profitable. To the extent Wintrust undertakes additional de novo bank and branch formations, its level of reported net income, return on average equity and return on average assets will be impacted by start-up costs associated with such operations, and it is likely to continue to experience the effects of higher expenses relative to operating income from the new operations. These expenses may be higher than Wintrust expected or than its experience has shown.

WINTRUST'S ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB LOSSES THAT MAY OCCUR IN ITS LOAN PORTFOLIO.

         Wintrust's allowance for loan losses is established in consultation with management of its operating subsidiaries and is maintained at a level considered adequate by management to absorb loan losses that are inherent in the portfolios. At June 30, 2003, Wintrust's allowance for loan losses was 156.42% of total nonperforming loans and 0.74% of total loans. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond its control, and such losses may exceed current estimates. Rapidly growing and de novo bank loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances for Wintrust's newer banks is more difficult, and therefore the banks may be more susceptible to changes in estimates, and to losses exceeding estimates, than banks with more seasoned loan portfolios. Although management believes that the allowance for loan losses is adequate to absorb losses that may develop in Wintrust's existing portfolios of loans and leases, there can be no assurance that the allowance will prove sufficient to cover actual loan or lease losses in the future.

WINTRUST'S PREMIUM FINANCE BUSINESS INVOLVES UNIQUE OPERATIONAL RISKS AND COULD EXPOSE IT TO SIGNIFICANT LOSSES.

         Of Wintrust's total loans at June 30, 2003, 22%, or $625.8 million, were comprised of commercial insurance premium finance receivables that it generates through First Insurance. These loans, intended to enhance the average yield of earning assets of its banks, involve a different, and possibly higher, level of risk of delinquency or collection than generally associated with loan portfolios of more traditional community banks. First Insurance also faces unique operational and internal control challenges due to the relatively rapid turnover of the premium finance loan portfolio and high volume of new loan originations. The average term to maturity of these loans is less than 12 months, and the average loan size when originated is approximately $30,000.

         Because Wintrust conducts lending in this segment primarily through relationships with a large number of unaffiliated insurance agents and because the borrowers are located nationwide, risk management and general supervisory oversight may be more difficult than in its banks. Wintrust may also be more susceptible to third party fraud. Acts of fraud are difficult to detect and deter, and Wintrust cannot assure investors that its risk management procedures and controls will prevent losses from fraudulent activity. For example, in the third quarter of 2000, Wintrust recorded a non-recurring after-tax charge of $2.6 million in connection with a series of fraudulent loan transactions perpetrated against First Insurance by one independent insurance agency located in Florida. Although Wintrust has since enhanced its internal controls system at First Insurance, it may continue to be exposed to the risk of significant loss in its premium finance business.

         Due to continued growth in origination volume of premium finance receivables, since the second quarter of 1999, Wintrust has been selling some of the loans First Insurance originates to an unrelated third party. Wintrust has recognized gains on the sales of the receivables, and the proceeds of sales have provided it with additional liquidity. Consistent with its strategy to be asset driven, Wintrust expects to pursue similar sales of premium finance receivables in the future; however, it cannot assure you that there will continue to be a market for the sale of these loans and the extent of Wintrust's future sales of these loans will depend on the level of new volume growth in relation to its capacity to retain the loans within its subsidiary banks' loan portfolios. Because Wintrust has a recourse obligation to the purchaser of premium finance loans that it sells, it could incur losses in connection with the loans sold if collections on the underlying loans prove to be insufficient to repay to the purchaser the principal amount of the loans sold plus interest at the negotiated buy-rate and if the collection shortfall on the loans sold exceeds Wintrust's estimate of losses at the time of sale.


WINTRUST MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.


         Wintrust's interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve. Changes in the economic environment may influence the growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing. While Wintrust has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk. For example, due to historically low prevailing interest rates, beginning in late 2001, Wintrust moved to an asset/liability position intended to benefit it in a rising rate scenario. As interest rates declined further over the last 18 months, Wintrust has suffered compression in its net interest margin as a result of this strategy. However, the significant decline in interest rates to historic lows has also led to significant increases in mortgage loan origination volume since 2001. Wintrust recorded fees on mortgage loans sold of $9.1 million in the first six months of 2003 and $12.3 million in 2002, compared to $7.8 million in 2001. This source of non-interest income is likely to decline in periods of rising interest rates.

         The success of Wintrust's covered call option program, which Wintrust has used in effect to hedge its interest rate risk, may also be affected by changes in interest rates. With the decline in interest rates over the last two years to historically low levels, Wintrust has been able to augment the total return of its investment securities portfolio by selling call options on fixed-income securities it owns. Wintrust recorded fee income of $6.0 million during 2002 compared to $4.3 million in 2001, from premiums earned on these covered call option transactions. In a rising interest rate environment, particularly if the yield curve remains steep, the amount of premium income Wintrust earns on these transactions will likely decline. In addition, Wintrust has decreased its covered call option activity as rates have increased recently, and expects to limit this program in a rising rate environment.


WINTRUST'S FUTURE SUCCESS IS DEPENDENT ON ITS ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BANKING INDUSTRY.


         The financial services business is highly competitive, and Wintrust encounters strong direct competition for deposits, loans and other financial services in all of its market areas. In recent years, several major bank holding companies have entered or expanded in the Chicago metropolitan market and are pursuing aggressive branching initiatives in the area. Generally, these financial institutions are significantly larger than Wintrust and have greater access to capital and other resources. Wintrust's ability to compete effectively in the marketplace is also dependent on its ability to adapt successfully to technological changes within the banking and financial services industries.


WINTRUST'S BUSINESS MAY BE ADVERSELY AFFECTED BY THE HIGHLY REGULATED ENVIRONMENT IN WHICH IT OPERATES.


         Wintrust is subject to extensive federal and state legislation, regulation and supervision. The burden of regulatory compliance has increased under current legislation and banking regulations and is likely to continue to have or may have a significant impact on the financial services industry. Recent legislative and regulatory changes, as well as changes in enforcement policies and capital adequacy guidelines, are increasing Wintrust's costs of doing business and, as a result, may create an advantage for Wintrust's competitors who may not be subject to similar legislative and regulatory requirements. In addition, future regulatory changes, including changes to regulatory capital requirements, could have an adverse impact on Wintrust's future results. Self regulatory organizations, such as the New York Stock Exchange and the National Association of Securities Dealers, require Wintrust's securities brokerage subsidiaries to comply with extensive rules and regulations, and Wintrust could be adversely affected by applicable changes in these regulations.

SINCE WINTRUST'S BUSINESS IS CONCENTRATED IN THE CHICAGO METROPOLITAN AREA, A DOWNTURN IN THE CHICAGO ECONOMY MAY ADVERSELY AFFECT ITS BUSINESS.

         Currently, Wintrust's lending and deposit gathering activities are concentrated primarily in the greater Chicago metropolitan area. Wintrust's success depends on the general economic condition of Chicago and its surrounding areas. Declining economic conditions could reduce Wintrust's growth rate, impair its ability to collect loans, and generally affect its financial condition and results of operations.




WINTRUST'S   SHAREHOLDER   RIGHTS  PLAN  AND   PROVISIONS  IN  ITS  ARTICLES  OF
INCORPORATION AND BY-LAWS MAY DELAY OR PREVENT AN ACQUISITION OF WINTRUST BY A THIRD PARTY.

         Wintrust's board of directors has implemented a shareholder rights plan. The rights, which are attached to Wintrust's shares and trade together with its common stock, have certain anti-takeover effects. The plan may discourage or make it more difficult for another party to complete a merger or tender offer for Wintrust's shares without negotiating with Wintrust's board of directors or to launch a proxy contest or to acquire control of a larger block of Wintrust's shares. If triggered, the rights will cause substantial dilution to a person or group that attempts to acquire Wintrust without approval of its board of directors, and under certain circumstances, the rights beneficially owned by the person or group may become void. The plan also may have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers whether or not such transactions are favored by Wintrust's incumbent directors and key management. In addition, Wintrust's executive officers may be more likely to retain their positions with the company as a result of the plan, even if their removal would be beneficial to shareholders generally.

         Wintrust's articles of incorporation and by-laws contain provisions, including a staggered board provision, that make it more difficult for a third party to gain control or acquire Wintrust without the consent of its board of directors. These provisions also could discourage proxy contests and may make it more difficult for dissident shareholders to elect representatives as directors and take other corporate actions.

         These provisions of Wintrust's governing documents may have the effect of delaying, deferring or preventing a transaction or a change in control that might be in the best interest of Wintrust's shareholders.

                    CAUTION ABOUT FORWARD-LOOKING STATEMENTS

         Certain statements contained in this document, including information incorporated into this document by reference, that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, "Questions and answers about the merger," "Summary," "Risk Factors," "Description of the merger -- Background of the merger," "Description of the merger -- Wintrust's reasons for the merger," and "Description of the merger -- Advantage's reasons for the merger and recommendation of the Board of Directors." You can identify these statements from our use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements include statements relating to:

         o        Wintrust's goals, intentions and expectations;

         o        Wintrust's business plans and growth strategies; and

         o        estimates of Wintrust's risks and future costs and benefits.


         These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the "Risk Factors" section beginning on page 13.


         Because of these and other uncertainties, Wintrust's actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, Wintrust's past results of operations do not necessarily indicate Wintrust's future results. You should not place undue reliance on any forward-looking statement, which speak only as of the date they were made. Wintrust will not update these forward-looking statements, even though its situation may change in the future, unless Wintrust is obligated to do so under the federal securities laws. Wintrust qualifies all of its forward-looking statements by these cautionary statements.


         Further information on other factors which could affect the financial results of Wintrust before and after the merger is included in Wintrust's filings with the Securities and Exchange Commission, or SEC, incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 40.

                    SPECIAL MEETING OF ADVANTAGE SHAREHOLDERS

DATE, PLACE, TIME AND PURPOSE


         Wintrust's and Advantage's boards of directors are sending you this proxy statement/prospectus and proxy form to use at the Special Meeting. At the Special Meeting, the Advantage board of directors will ask you to vote on a proposal to approve the merger. Advantage and Wintrust will share the costs associated with the solicitation of proxies for the Special Meeting. The Special Meeting will be held at Advantage National Bank, 75 East Turner Avenue,
Elk Grove Village, Illinois 60007, on September 30, 2003, at 10:00 a.m., Chicago time.


RECORD DATE, VOTING RIGHTS, QUORUM AND REQUIRED VOTE


         Advantage has set the close of business on August 22, 2003, as the record date for determining the holders of Advantage common stock entitled to notice of and to vote at the Special Meeting. Only Advantage shareholders at the close of business on the record date are entitled to notice of and to vote at the Special Meeting.

         The approval of the merger agreement will require the affirmative vote of at least a majority of the outstanding shares of Advantage. As of the record date, there were 729,386 shares of Advantage common stock entitled to vote at the Special Meeting. There must be at least a majority of the outstanding shares of Advantage present in person or by proxy at the Special Meeting in order for the vote on the merger to occur. Certain executive officers and directors of Advantage, whose aggregate ownership represents approximately 37% of the outstanding shares of Advantage on the record date, have committed to vote their shares of Advantage common stock in favor of the merger. Wintrust holds no shares of Advantage common stock.


         Abstentions from voting will have the same effect as voting against the merger agreement.

VOTING AND REVOCABILITY OF PROXIES

         You may vote in person at the Special Meeting or by proxy. To ensure your representation at the Special Meeting, we recommend you vote by proxy even if you plan to attend the Special Meeting. You can always change your vote at the Special Meeting.

         Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted "FOR" approval of the merger agreement.

         You may revoke your proxy before it is voted by:

         o filing with the secretary of Advantage a duly executed revocation of proxy;

         o        submitting a new proxy with a later date; or

         o        voting in person at the Special Meeting.


         Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:
Advantage National Bank, 75 East Turner Avenue, Elk Grove Village, Illinois 60007, Attention: Gerhardt E. Umlauf.


DISSENTERS' RIGHTS

         Under Illinois law, you are entitled to exercise dissenters' rights and obtain a cash payment for your shares as a result of Wintrust's acquisition of Advantage, provided that you comply with the provisions of Sections 11.65 and
11.70 of the Illinois Business Corporation Act, or the IBCA. A copy of those sections are attached as Annex C and incorporated in this proxy statement/prospectus by reference. If you comply with the provisions of Section
11.70 of the IBCA, then upon consummation of the merger, you are entitled to receive payment from Wintrust for the fair value of your shares, with accrued interest. The term "fair value" means the value of the shares immediately before the merger closing excluding any appreciation or depreciation in anticipation of the merger, unless the exclusion would be inequitable. If Wintrust and you cannot agree on the fair value of your shares or the accrued interest, then the IBCA provides for a judicial determination of these amounts. The value determined by an Illinois court may be more or less than the value you are entitled to under the merger agreement. If you desire to exercise dissenters' rights, you should refer to the statute in its entirety and should consult with legal counsel before taking any action to ensure that you comply strictly with the applicable statutory provisions.

         In summary, to exercise dissenters' rights, you must do all of the following:

         o deliver to Advantage a written demand for payment of your shares before the vote on the merger is taken;

         o not vote in favor of the merger; note, however, that a vote, in person or by proxy, against approval and adoption of the merger agreement will not constitute a written demand for appraisal; and

         o continue to hold your shares of Advantage common stock through the effective time of the merger.

         Your failure to vote against the proposal to adopt the merger agreement will not constitute a waiver of your dissenters' rights under the IBCA. Also, a vote against approval of the merger agreement will not by itself be sufficient to satisfy your obligations if you are seeking an appraisal. You must follow the procedures set forth in Section 11.70 of the IBCA to obtain dissenters' rights.

         Each outstanding share of Advantage common stock for which a legally sufficient demand in accordance with Section 11.70 of the IBCA has been made and that was not voted in favor of approval of the merger will, after the effective time of the merger, represent only the rights of a dissenting shareholder under the IBCA. This includes the right to obtain payment for the estimated fair value of those shares as provided under the IBCA.

         If you make a legally sufficient demand, within ten days after the effective date of the merger or 30 days after you have delivered your written demand for payment, whichever is later, Wintrust will send to you a statement setting forth its opinion as to the fair value of your shares, as well as certain financial statements and a commitment to pay to you the estimated fair value for your shares. If you do not agree with the opinion of Wintrust as to the estimated fair value of the shares, then within 30 days of your receipt of Wintrust's valuation statement, you must notify Wintrust of your estimated fair value of your shares and demand the difference between your estimated fair value and the amount of the payment by Wintrust.

         If, within 60 days from delivery of Wintrust's notice to the dissenting shareholders, you and Wintrust have not agreed in writing to the fair value of the shares, Wintrust either will pay the difference in value demanded by you, or file a petition in the circuit court requesting the court to determine the fair value of the shares. Wintrust will be required to then make all dissenters to the merger a party to this proceeding. If Wintrust does not commence the action, you are permitted by law to commence an action.

         In a proceeding brought by Wintrust to determine value, the court will determine the costs of the proceeding, including the reasonable compensation of expenses of the appraisers appointed by the court and excluding fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the price that Wintrust estimated to be the fair value of the shares or if no estimate was given, then all or any part of the costs may be assessed against Wintrust. If the amount that any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The costs may be awarded to the dissenter if the court finds that Wintrust did not substantially comply with the procedure to dissent in the statute. In addition, costs can be assessed against either party if the court finds that that party acted arbitrarily or not in good faith with respect to the dissenter's rights.

         A share for which you have properly exercised your dissenters' rights and followed the correct procedures in the IBCA will not be converted into, or represent, a right to receive Wintrust common stock and cash as provided under the merger agreement. Any of these shares will not, after the effective time of the merger, be entitled to vote for any purpose or receive any dividends or other distributions. If, however, you, as the holder of the shares, fail to properly perfect, effectively withdraw, waive or lose, or otherwise become ineligible to exercise dissenting

                            DESCRIPTION OF THE MERGER

shareholder's rights under the IBCA, then at that time the shares held by you will be converted into Wintrust common stock as provided in the merger agreement.

         The following information describes certain aspects of the merger. The merger agreement, which you should read carefully, is attached as Annex A to this proxy statement/prospectus.

GENERAL

         When the merger is consummated, Wintrust Merger Co., a subsidiary which is 100% owned by Wintrust, will merge with and into Advantage. Advantage will be the surviving entity and will be 100% owned by Wintrust. At the effective time of the merger, each share of Advantage common stock automatically will be converted into and exchanged for the right to receive the number of shares of Wintrust common stock equal to $26.50 divided by the average price of Wintrust common stock during the pricing period. This number is referred to as the "exchange ratio." The pricing period is the ten consecutive trading days ending two trading days before consummation of the merger, and the average price of Wintrust common stock is defined as the unweighted average high and low sales prices of Wintrust common stock on the Nasdaq National Market during this period. The determination of the number of shares of Wintrust common stock to be issued is subject to possible adjustment as described in the following two paragraphs.

         If the average price of Wintrust common stock during the pricing period is greater than $35.00 per share, the exchange rate will be $26.50 divided by $35.00 for purposes of determining the number of shares of Wintrust common stock to be issued to each former Advantage shareholder. If the average price of Wintrust common stock during the pricing period is less than $25.00 per share, the exchange ratio will be $26.50 divided by $25.00 for purposes of determining the number of shares of Wintrust common stock to be issued to each former Advantage shareholder.

         Cash also will be paid instead of any fractional share interests in Wintrust common stock. Shares of Advantage common stock held by Advantage shareholders who elect to exercise their dissenters' rights will not be converted into Wintrust common stock.

BACKGROUND OF THE MERGER

         In late March 2003, one of Advantage's directors was contacted by a representative of Wintrust who invited him and another director to a meeting with Wintrust's chairman of the board to discuss Wintrust's potential interest in affiliating with Advantage. At a subsequent meeting with a number of Advantage directors in early April, Wintrust's officers again expressed interest in exploring a possible affiliation with Advantage and thereafter furnished a written indication of interest, including a price proposal, to one of the directors. Advantage's director responded to this indication of interest by saying that he did not believe Advantage's board of directors would have any interest at the initial price level expressed by Wintrust.

         Following further discussions between Wintrust and Advantage board members, on April 9, 2003, Advantage's chairman of the board received a written expression of interest proposing that Wintrust acquire 100% of Advantage's common stock at an increased price of $26.50 per share, with the majority of the consideration to be paid in Wintrust common stock. Advantage's executive committee held several informal discussions about Wintrust's level of interest and Advantage's prospects on a stand-alone basis.

         On April 11, 2003, Wintrust's chief executive officer met at Advantage's Elk Grove office with three of Advantage's directors to discuss the Wintrust philosophy, its commitment to community banking and the general business terms of a possible stock-for-stock merger between Wintrust and Advantage. On April 16, 2003, four of Advantage's directors (two of whom are attorneys) and two of its executive officers met at Wintrust's headquarters with its chief executive officer and its chief operating officer. They discussed general business plans for both organizations and possible synergies resulting from any affiliation. At this meeting, Advantage and Wintrust also signed an exclusivity and mutual confidentiality agreement.

         Following the April 16th meeting, Advantage's management engaged Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, as special counsel to Advantage, to provide advice regarding a possible affiliation transaction with Wintrust. In addition, Advantage's management provided to the directors who are not on the executive committee preliminary information concerning the contacts with Wintrust.

         Advantage's board of directors met on April 22, 2003, to discuss Wintrust's indication of interest and the board's long-term strategic outlook for Advantage. A representative of Barack Ferrazzano was also present at this meeting. At the meeting, senior executive officers of Advantage presented to directors a recently-completed five-year business plan for Advantage and the board compared the financial aspects of Wintrust's indication of interest with the likelihood that Advantage would be able to achieve the growth objectives indicated in the business plan.

         Based on the outcome of its deliberations at the meeting, the Board directed members of its executive committee and management to continue discussions with Wintrust in an effort to reach a final definitive proposal that could be considered by the directors. Thereafter, both Wintrust and Advantage commenced due diligence investigations of the other party.

         After the completion of the first phase of Wintrust's due diligence, Advantage's executive committee and its special counsel met with representatives of Wintrust and its counsel on May 16, 2003, to discuss the principal terms of a proposed merger agreement that had been previously prepared and distributed by Wintrust. After several hours of discussion, negotiations were halted due to the parties' inability to agree on terms for the calculation of the exchange ratio. Members of Advantage's executive committee held additional discussions about this issue over the next few days with members of Wintrust's management. Negotiations resumed the following week after the executive committee reached a mutual understanding with Wintrust's officers regarding pricing and certain limits placed on the maximum and minimum number of Wintrust shares of stock to be issued in connection with the proposed merger.

         Over the ensuing weeks and with regular updates to their respective boards, the parties, assisted by their respective legal advisers, continued due diligence and negotiation of a definitive merger agreement.

         The Advantage board met on June 17, 2003 to consider the proposed transaction and the terms of the proposed merger agreement, a draft and summary of which had been provided to directors in advance. Also in attendance was a representative of Barack Ferrazzano. Members of the board's executive committee reviewed the process leading to the proposed transaction and described their analysis of the proposed purchase price. The committee noted that it had reviewed comparable sale transactions of other banks and concluded that the price offered by Wintrust was at the upper end of this range, especially given Advantage's relatively short business history. Based on these discussions and review, the committee members said that they believed accepting the purchase price offered by Wintrust was in the best interests of Advantage's shareholders. In light of these conclusions, the board decided not to retain an outside investment banking firm to issue a fairness opinion or pursue any alternative strategic options. Following review and discussion at the meeting of the terms of the transaction and the proposed merger agreement with management and legal counsel, Advantage's board of directors approved the merger and authorized its president to execute the merger agreement on behalf of Advantage.

         Advantage and Wintrust executed the merger agreement on July 2, 2003, and issued a joint press release on the same date, announcing the execution of the agreement.

WINTRUST'S REASONS FOR THE MERGER

         Wintrust's board of directors believes that the merger is in the best interests of Wintrust and its shareholders. In deciding to approve the merger, Wintrust's board of directors considered a number of factors, including:

         o management's view that the acquisition of Advantage provides an attractive opportunity to expand into the northwest Chicago metropolitan area, which they consider a desirable market;


         o        the  community  banking   orientation  of  Advantage  and  the
                  compatibility of Advantage with Wintrust and its subsidiaries;

         o a review of the demographic, economic and financial characteristics of the markets in which Advantage operates, including existing and potential competition and history of the market areas with respect to financial institutions;

         o management's review of the business, operations, earnings, and financial condition, including capital levels and asset quality, of Advantage since its de novo formation in 2001; and

         o the likelihood of regulators approving the merger without undue conditions or delay.

         While Wintrust's board of directors considered these and other factors, the board of directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Wintrust's board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of Wintrust's shareholders. The terms of the merger were the result of arm's-length negotiations between representatives of Wintrust and representatives of Advantage.

ADVANTAGE'S REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Advantage board believes that the merger is fair to, and in the best interests of, Advantage and its shareholders. Accordingly, the Advantage board has unanimously approved the merger agreement and unanimously recommends that its shareholders vote FOR the approval of the merger agreement and the transactions it contemplates.

         Advantage's board has concluded that the proposed merger offers the Advantage shareholders an opportunity to achieve the company's strategic business objectives sooner than originally contemplated at the time that Advantage formed Advantage National Bank in January 2001. These objectives included increasing shareholder value, growing the size of the business and enhancing liquidity for Advantage's shareholders, who will benefit by owning shares of a publicly traded company.

         In deciding to approve the merger agreement and the transactions it contemplates, Advantage's board consulted with Advantage's management, as well as its legal counsel, and considered numerous factors, including the following:

         o information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Advantage and Wintrust, both individually and as a combined company;

         o the market value of the Wintrust shares to be received by Advantage shareholders, based upon the trading price of Wintrust's common stock before the execution of the merger agreement, that reflected a premium of more than 75% over the $15.00 per share price paid by Advantage's shareholders during 2000 in connection with the organization of Advantage National Bank;

         o the perceived risks and uncertainties attendant to Advantage's execution of its strategic growth plans as an independent banking organization, including the need to access additional capital and enhance its technology platform on a cost-effective basis to support future growth;

         o the belief that the market value of Wintrust's common stock prior to the execution of the merger agreement was very attractive and offered favorable prospects for future appreciation as a result of the proposed merger and other strategic initiatives being implemented by Wintrust;

         o the strategic vision of the management of Wintrust to seek profitable future expansion in the Chicago metropolitan area, leading to continued growth in overall shareholder value;

         o the fact that Wintrust is publicly held and the merger would provide Advantage shareholders, whose investments currently are in a privately held company, an ownership interest in a publicly traded company, as well as enhanced access to capital markets to finance the combined company's capital requirements; and

         o the likelihood that the merger will be approved by the relevant bank regulatory authorities.

         The above discussion of the information and factors considered by the Advantage board is not intended to be exhaustive, but includes all material factors considered by the Advantage board in arriving at its determination to approve, and to recommend that the Advantage shareholders vote to approve, the merger agreement and related transactions. The Advantage board did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors. The Advantage board unanimously recommends that its shareholders vote to approve the merger agreement and the related transactions.

ACCOUNTING TREATMENT

         Wintrust will account for the merger under the "purchase" method of accounting in accordance with accounting principles generally accepted in the United States. Using the purchase method of accounting, the assets and liabilities of Advantage will be recorded by Wintrust at their respective fair values at the time of the completion of the merger. The excess of Wintrust's purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

TAX CONSEQUENCES OF THE MERGER

         General. The following discussion addresses the material United States federal income tax consequences of the merger that are generally applicable to Advantage shareholders. It does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger. Also, the following discussion does not deal with all federal income tax considerations that may be relevant to certain Advantage shareholders in light of their particular circumstances, such as shareholders who:

         o        are dealers in securities;

         o        are insurance companies or tax-exempt organizations;

         o        are subject to alternative minimum tax;

         o hold their shares as part of a hedge, straddle, or other risk reduction transaction; or

         o        are foreign persons.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO YOU BASED ON YOUR OWN CIRCUMSTANCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES.

         The following discussion is based on the advice of Barack Ferrazzano regarding the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this document and all of which are subject to change. Any change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to Wintrust, Advantage and the Advantage shareholders.

         Tax Opinion of Barack Ferrazzano. Neither Wintrust nor Advantage has requested, nor will they request, a ruling from the Internal Revenue Service with regard to the federal tax consequences of the merger. Instead, as a condition to the closing of the merger, Barack Ferrazzano, special legal counsel to Advantage, will render its opinion to Advantage, subject to customary representations and assumptions referred to in the opinion, substantially to the effect that the merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and Advantage and Wintrust will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         Barack Ferrazzano's opinion will be based upon the assumption that the merger will take place in the manner described in the merger agreement and will qualify as a statutory merger under state law, and will also assume the truth and accuracy of certain factual representations that have been made by Wintrust and Advantage and which are customarily given in transactions of this nature. Barack Ferrazzano's opinion is not binding on the Internal Revenue Service or the courts and there can be no assurance that the Internal Revenue Service will not take a contrary position to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Internal Revenue Service.

         Provided that the merger constitutes a reorganization within the meaning of Section 368(a) of the Code, Barack Ferrazzano has advised that for federal income tax purposes:

         o no gain or loss will be recognized by Wintrust or Advantage as a result of the transactions contemplated in the merger;



         o no income, gain or loss will be recognized by Advantage shareholders upon the receipt of Wintrust common stock in exchange for Advantage common stock, except with respect to cash received for a fractional share of Wintrust common stock;

         o the basis of the Wintrust common stock received by Advantage shareholders in the merger will be the same as the basis of the Advantage common stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain recognized in the exchange;

         o the holding period of the Wintrust common stock received by Advantage shareholders will include the holding period of the Advantage common stock surrendered, provided that the Advantage common stock was held as a capital asset in the hands of the Advantage shareholders on the date of the exchange;

         o the basis of the Advantage assets in the hands of Wintrust will be the same as the basis of such assets in the hands of Advantage immediately prior to the exchange; and

         o the holding period of the Advantage assets transferred to Wintrust will include the period during which such assets were held by Advantage prior to the exchange.

         In general, holders of warrants to purchase Advantage common stock who exchange those warrants for cash will recognize gain for federal income tax purposes equal to the difference between the amount of cash received and their basis in the warrants.

         Withholding. Cash payments in respect of a fractional share of Wintrust common stock may be subject to the information reporting requirements of the Internal Revenue Service and to backup withholding at the current rate of 28%. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 that will be included as part of the transmittal letter and notice from Wintrust's exchange agent, or you otherwise prove to Wintrust and its exchange agent that you are exempt from backup withholding.

         Backup withholding is not an additional tax, but an advance payment. Any amount withheld from the payment of the merger consideration may be credited against the United States federal income tax liability of the beneficial owner subject to the withholding and may be refunded to the extent it results in an overpayment of tax. You should consult with your tax advisor as to your qualification for exemption from backup withholding and the procedures for obtaining this exemption.

         Reporting and Record Keeping. If you exchange shares of Advantage common stock in the merger for Wintrust common stock, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include:

         o        your tax basis in the Advantage common stock surrendered; and

         o the amount of cash (if any) received and the fair market value, as of the effective date of the merger, of the Wintrust common stock received in exchange therefor.

         THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO A PARTICULAR ADVANTAGE SHAREHOLDER. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU AS A RESULT OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

REGULATORY APPROVALS


         The merger of Wintrust and Advantage is subject to prior approval of the Board of Governors of the Federal Reserve System, commonly known as the Federal Reserve. Wintrust has submitted a notice filing with the Federal Reserve Bank of Chicago seeking the necessary approval. Although there can be no assurance that the Federal Reserve will approve the merger or as to timing of approval, Wintrust currently expects that it will receive approval of the merger during the fourth quarter of 2003. The merger may not be consummated until 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

         The merger cannot proceed without obtaining all requisite regulatory approvals. Wintrust has agreed to take all appropriate actions necessary to obtain the required approvals. However, Wintrust is not obligated to accept any terms or conditions in approvals that are objectionable to Wintrust.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


         As of August 22, 2003, directors and officers of Advantage beneficially owned, in the aggregate, 269,026 shares of Advantage common stock, representing approximately 37% of the outstanding shares of Advantage common stock. None of Wintrust or its directors, officers or affiliates holds any shares of Advantage common stock.

         Employment Agreements. Advantage National Bank entered into employment agreements with two of its executive officers, Mark Stetson and Paul Katauskas, in June 2003. Gerhardt E. Umlauf, President and Chief Executive Officer of Advantage National Bank, has had an employment agreement with Advantage since 2000. Under the merger agreement, at least one of these persons must be an employee in good standing with Advantage or Advantage National Bank at closing, and the employment agreements will continue in effect post closing.

         Each of Mr. Stetson's and Mr. Katauskas' employment agreements are for a term of three years, and the term is renewable thereafter for additional one year terms each year on the anniversary date of the agreement. Either party may terminate the agreement with written notice to the other party at least 90 days prior to the anniversary date of the agreement. The employment agreements contain confidentiality agreements and one-year non-compete and non-solicitation provisions in the event of termination of employment, and provide for one year of severance pay equal to annual base salary in the event the executive is terminated without cause. The agreements provide for an annual base salary of $115,000 for Mr. Stetson and $100,000 for Mr. Katauskas. The executives may receive annual discretionary bonuses and salary increases, are entitled to participate in any employee insurance and fringe benefit programs of the bank, and are entitled to certain perquisites under the agreements, including the use of a company car.

         Mr. Stetson and Mr. Katauskas were granted options to purchase 10,000 and 7,225 shares, respectively, of Advantage common stock in connection with entering into their agreements. These options are subject to a vesting schedule whereby 25% of the shares subject to the option award vest on July 1, 2003 and every January 1st thereafter through 2006. Under the merger agreement, the options will be converted into options to purchase Wintrust common stock, and in the event a change of control occurs after March 1, 2004, all of these options will become immediately vested.


         Continued Director and Officer Liability Coverage. Pursuant to the terms of the merger agreement, Wintrust will provide to each of the directors and officers of Advantage and Advantage National Bank following the effective time coverage against personal liability for actions taken after the effective time of the merger that is substantially similar to the coverage Wintrust provides to its current directors and officers. For a period of five years after the effective time, Wintrust has agreed to indemnify and hold harmless the current and former directors and officers of Advantage and Advantage National Bank for all actions taken by them prior to the effective time of the merger, to the same extent as Advantage and Advantage National Bank currently provide for indemnification of their officers and directors.

VOTING AGREEMENTS

         Each of the officers and directors of Advantage and Advantage National Bank have entered into voting agreements with Wintrust. Under these agreements, these shareholders have each agreed to vote their respective shares of Advantage common stock:

         o in favor of the merger and the transactions contemplated by the merger agreement;


         o against any action or agreement which would result in a material breach of term of or any other obligation of Advantage under the merger agreement; and

         o against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the merger agreement.


         Furthermore, each of these shareholders has also agreed not to grant any proxies, deposit any shares of Advantage common stock into a voting trust or enter into a voting agreement with respect to any Advantage common stock or solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving Advantage without Wintrust's prior approval. The shares subject to the voting agreements represent approximately 37% of the outstanding shares of Advantage common stock on the record date. Each shareholder voting agreement will terminate upon the earlier of the consummation of the merger or termination of the merger agreement in accordance with its terms.


RESTRICTIONS ON RESALE OF WINTRUST COMMON STOCK

         This proxy statement/prospectus does not cover any resales of the shares of Wintrust common stock to be received by Advantage's shareholders upon completion of the merger, and no person may use this proxy statement/prospectus in connection with any resale.

         All shares of Wintrust common stock issued to shareholders of Advantage in connection with the merger will be freely transferable, except that shares received by persons deemed to be "affiliates" of Advantage under the Securities Act at the time of the Special Meeting may be resold only in transactions permitted by Rule 145 under the Securities Act or otherwise permitted under the Securities Act. Based on the number of shares of Wintrust common stock anticipated to be received in the merger, it is expected that Rule 145 will not limit the amount of shares that former Advantage shareholders will be able to sell into the market. Persons who may be deemed affiliates of Advantage for this purpose generally include directors, executive officers, and the holders of 10% or more of the outstanding shares of Advantage common stock.

                       DESCRIPTION OF THE MERGER AGREEMENT

         The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

TIME OF COMPLETION

         The completion of the merger will take place on the fifth business day after the day on which the last of the conditions to closing set forth in the merger agreement have been fulfilled or waived or at another time that both parties mutually agree upon. The completion of the merger sometimes is referred to in this proxy statement/prospectus as the closing date. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the "effective time."

CONSIDERATION TO BE RECEIVED IN THE MERGER

         Each share of Advantage common stock outstanding immediately before the effective time will, at the effective time, be converted into the right to receive the number of shares of Wintrust common stock equal to $26.50 divided by the average price of Wintrust common stock during the pricing period. This number is referred to as the "exchange ratio." The pricing period is the ten consecutive trading days ending two trading days before, but not including, the closing date, and the average price of Wintrust common stock is defined as the unweighted average high and low sales prices of Wintrust common stock on the Nasdaq National Market during this period. If Wintrust or Advantage, before the effective time, changes the number of shares of its common stock issued and outstanding through a stock split, stock combination, stock dividend or other distribution, the cash and stock consideration will be appropriately adjusted to reflect the split, combination, dividend or distribution. The exchange ratio is subject to possible adjustment as described in the following paragraph.

         If the average price of Wintrust common stock during the 10-day pricing period before closing of the merger is less than $25.00 per share, the exchange ratio will be $26.50 divided by $25.00 for purposes of determining the number of shares of Wintrust common stock to be issued to each Advantage shareholder. If the average price of Wintrust common stock during this 10-day pricing period is greater than $35.00 per share, the exchange ratio will be $26.50 divided by $35.00 for purposes of determining the number of shares of Wintrust common stock to be issued to each Advantage shareholder.

         The following table illustrates the per share consideration that Advantage shareholders will receive in the merger based on a range of Wintrust common stock prices.

                                                   PER SHARE VALUE OF
    WINTRUST AVERAGE            EXCHANGE            ADVANTAGE STOCK
      STOCK PRICE                RATIO               AT CLOSING(1)
      -----------                -----               -------------

         $ 40.00                 0.757                  $ 30.28
           39.00                 0.757                    29.52
           38.00                 0.757                    28.77
           37.00                 0.757                    28.10
           36.00                 0.757                    27.25
           35.00                 0.757                    26.50
           34.00                 0.779                    26.50
           33.00                 0.803                    26.50
           32.00                 0.828                    26.50
           31.00                 0.855                    26.50
           30.00                 0.883                    26.50
           29.00                 0.914                    26.50
           28.00                 0.946                    26.50
           27.00                 0.981                    26.50
           26.00                 1.019                    26.50
           25.00                 1.060                    26.50
           24.00                 1.060                    25.44
           23.00                 1.060                    24.38
           22.00                 1.060                    23.32
           21.00                 1.060                    22.26
           20.00                 1.060                    21.20

--------------
(1) Assumes the closing price of Wintrust common stock on the date of the merger is the same as the average price during the pricing period. The actual trading price of Wintrust common stock is subject to market fluctuations, and Advantage shareholders will not be entitled to receive additional shares in the merger if the trading price of Wintrust common stock on the closing date of the merger is less than the average price during the pricing period.

         Instead of issuing a fractional share of Wintrust common stock in connection with payment of the stock consideration, cash will be paid in an amount determined by multiplying the fractional share by the average price during the pricing period.

         Warrants and Stock Options. Each warrant to purchase Advantage common stock outstanding at the effective time of the merger will be converted into the right to receive an amount in cash equal to the number of shares of Advantage common stock subject to the warrant multiplied by the difference between (i) $26.50 and (ii) the per share exercise price associated with that warrant. Options to purchase Advantage common stock that are outstanding and unexercised immediately before the effective time of the merger will be converted into the right to receive options to purchase Wintrust common stock. The number of shares of Wintrust common stock subject to the converted stock option will be equal to the number of shares of Advantage common stock subject to the Advantage stock option multiplied by the exchange ratio. The exercise price of the converted stock option will equal the Advantage stock option's exercise price divided by the exchange ratio. Except as described above, the converted stock options will have the same terms and conditions as the Advantage stock options. All outstanding Advantage stock options, subject to limited exceptions, will become vested and immediately exercisable at the effective time of the merger.

EXCHANGE OF CERTIFICATES

         Wintrust has engaged Illinois Stock Transfer Company to act as its exchange agent to handle the exchange of Advantage common stock for the merger consideration and the payment of cash for any fractional share interest. Within five days of the effective time, the exchange agent will send to each Advantage shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender Advantage common stock certificates to the exchange agent. Advantage shareholders that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the merger consideration. Advantage shareholders that do not exchange their Advantage common stock will not be entitled to receive any dividends or other distributions by Wintrust until their certificates are surrendered. After surrender of the certificates representing Advantage shares, any unpaid dividends or distributions with respect to the Wintrust common stock represented by the certificates will be paid.

CONDUCT OF BUSINESS PENDING THE MERGER AND CERTAIN COVENANTS

         Under the merger agreement, Advantage has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, Advantage and its subsidiaries are required to conduct their business in the ordinary course of business, consistent with prudent banking practice.

         The following is a summary of the more significant restrictions imposed upon Advantage, subject to the exceptions set forth in the merger agreement:

         o        issuing, selling, purchasing or redeeming its securities;

         o        paying any dividends or other distributions;

         o        amending its articles of incorporation or by-laws;

         o increasing compensation or benefits for officers or key employees or paying any bonuses;

         o making any expenditure for fixed assets in excess of $25,000 for any single item, or $100,000 in the aggregate;

         o making or becoming party to a contract, commitment, or transaction, other than in the ordinary course of business consistent with prudent banking practice and Advantage's policies;

         o making any loan in excess of $500,000 other than in the ordinary course of business consistent with prudent banking practice;

         o entering into employment, consulting, or similar agreements that cannot be terminated with less than 30 days notice without penalty;

         o buying or investing in government securities that have maturities of more than five years and a rating agency rating below "A"; and

         o changing in any material respect any accounting, banking, or investment policies.

         Wintrust has agreed to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the merger agreement. Advantage has agreed to cooperate with Wintrust in connection with obtaining the regulatory approvals. Both parties agree:

         o to use all reasonable efforts and to cooperate in the preparation and filing of all applications, notices and documents required to obtain regulatory approval and/or consents from governmental authorities for the merger and the merger agreement;

         o to use reasonable and diligent good faith efforts to satisfy the conditions required to close the merger and to consummate the merger as soon as practicable;

         o that neither will intentionally act in a manner that would cause a breach of the merger agreement or that would cause a representation made in the merger agreement to become untrue;

         o to provide the other party with reasonable access to information under the condition that the information be kept confidential; and

         o to coordinate publicity of the transactions contemplated by the merger agreement with the media and Advantage shareholders.

         Advantage has agreed that it will not encourage any third-party proposals to acquire Advantage and will not participate in negotiations regarding a proposal to acquire Advantage. However, Advantage may provide information and negotiate with a third party if the Advantage Board of Directors determines that failure to do so would be inconsistent with their fiduciary duties. Advantage is required under the agreement to provide Wintrust notice of any proposal to acquire Advantage.

         Advantage has also agreed to provide Wintrust with certain documents before the closing date, including:

         o        interim financial statements;

         o        prompt notice of any exercise of dissenters' rights;

         o reasonable notice of any Advantage board and committee meetings; and

         o        loan information.

         The merger agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See "Description of the Merger -- Employee Benefit Matters" and "Description of the Merger -- Interests of Certain Persons in the Merger."

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains representations and warranties made by Advantage and Wintrust. These include, among other things, representations relating to:

         o        valid corporate organization and existence;

         o corporate power and authority to enter into the merger and the merger agreement;

         o        capitalization;

         o        financial statements;

         o        tax matters;

         o        environmental matters;

         o        absence of material adverse changes;

         o        government approvals required in connection with the merger;

         o        compliance with material contracts;

         o        absence of undisclosed investigations and litigation;

         o        compliance with laws;

         o        investment banker/finder fees;

         o        governmental registrations, licenses, permits, and reports;

         o        absence of default under any material contract;

         o        absence of material omissions; and

         o absence of any breach of organizational documents, law or other agreements as a result of the merger.

         Wintrust and Wintrust Merger Co. also represent and warrant to Advantage in the merger agreement regarding:

         o        compliance with SEC filing requirements;

         o        compliance with ERISA; and

         o        administration of fiduciary accounts.

         Advantage makes additional representations and warranties to Wintrust in the merger agreement relating to, among other things:

         o        organizational documents and stock records;

         o title to real property, personal property, and other material assets;

         o        insurance matters;

         o        employee benefits;

         o        ownership of subsidiaries;

         o        material contracts;

         o        loans;

         o        investment securities;

         o        compliance with the Community Reinvestment Act;

         o        conduct of business and maintenance of business relationships;

         o        technology and intellectual property;

         o        absence of undisclosed liabilities;

         o        reserve for loan and lease losses; and

         o        affiliate transactions.

CONDITIONS TO COMPLETION OF THE MERGER

         Closing Conditions for the Benefit of Wintrust. Wintrust's obligations are subject to fulfillment of the following conditions:

         o the accuracy of representations and warranties of Advantage in all material respects as of the effective time;

         o performance by Advantage in all material respects of its agreements under the merger agreement;

         o the registration statement has been declared effective by the SEC and continues to be effective as of the effective time;

         o        approval of the merger by Advantage shareholders;

         o        receipt of all necessary regulatory approvals;

         o        no adverse material change in Advantage since July 2, 2003;

         o no litigation resulting from the transactions contemplated by the merger agreement;

         o receipt of certain certificates and a legal opinion from Advantage;

         o        receipt of voting agreements;

         o        receipt of environmental surveys;

         o        continued employment of certain Advantage employees;

         o maintenance of minimum net worth and loan loss reserve requirements; and

         o        receipt of necessary consents/waivers and opinions.

         Closing Conditions for the Benefit of Advantage. Advantage's obligations are subject to fulfillment of the following conditions:

         o accuracy of representations and warranties of Wintrust and Wintrust Merger Co. in all material respects as of the effective time

         o performance by Wintrust and Wintrust Merger Co. in all material respects of their agreements under the merger agreement;

         o Wintrust's common stock, when issued as merger consideration, shall be included for trading on Nasdaq;

         o        receipt of all necessary regulatory approvals;

         o execution and delivery of the merger agreement and articles of merger suitable for filing with the Illinois Secretary of State;

         o the registration statement has been declared effective by the SEC and continues to be effective as of the effective time;

         o no litigation resulting from the transactions contemplated by the merger agreement;

         o        no material adverse change in Wintrust since July 2, 2003; and

         o        receipt of certain certificates and opinions.

TERMINATION

         The merger agreement may be terminated under any of the following circumstances, as set forth in the merger agreement:

         o        at any time by written agreement of Wintrust and Advantage;

         o        by either party if:

                  o the effective time has not occurred by December 31, 2003 or such later date agreed to by the parties; provided, that the termination date will be extended to March 31, 2004 if the sole impediment to closing is due to delays in receiving regulatory approval from the SEC or the Federal Reserve;

                  o the other party has not satisfied any of the closing conditions set forth in the merger agreement; or

                  o Advantage receives and accepts a superior proposal for acquisition by a third party.

         o by Wintrust if Advantage has not satisfied a condition under the merger agreement required to be met by Advantage prior to the closing date, or if it becomes impossible for Advantage to satisfy a condition and Advantage's inability to satisfy the condition was not caused by Wintrust's failure to meet any of its obligations under the Agreement;

         o by Advantage if Wintrust has not satisfied a condition under the merger agreement required to be met by Wintrust prior to the closing date, or if it becomes impossible for Wintrust to satisfy a condition and Wintrust's inability to satisfy the condition was not caused by Advantage's failure to meet any of its obligations under the Agreement;

TERMINATION FEE

         Wintrust may demand a $1,000,000 termination fee from Advantage if the merger agreement is terminated under the following circumstances:

         o Advantage solicits or facilitates an acquisition proposal by a third party, or receives and accepts a superior proposal for acquisition by a third party;

         o If, within six months following a termination of the agreement, Advantage consummates or enters into a transaction that would result in a change of control of Advantage or Advantage National Bank pursuant to the terms of a proposal known to Advantage before the termination of the agreement, but which was not disclosed to Wintrust.




MANAGEMENT AND OPERATIONS AFTER THE MERGER


         After the merger, the Wintrust board of directors will remain the same; the Advantage board of directors will likely change to include certain members of Wintrust's management.


EMPLOYEE BENEFIT MATTERS

         The merger agreement calls for Wintrust to assume and continue most of Advantage's employee benefit plans and arrangements, but Wintrust reserves the right to amend or terminate these plans and arrangements in accordance with the terms of the plans and arrangements and applicable laws. If Wintrust chooses to terminate any Advantage plan after the closing date, employees previously covered under the terminated plan will be eligible to participate in a similar Wintrust benefit plan.

EXPENSES

         All expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses, except that the fees paid in connection with the filing and distribution of the registration statement will be shared equally between Advantage and Wintrust. Wintrust and Advantage have also agreed to pay each other certain expenses not exceeding $150,000 in the event the merger is terminated prior to the closing date for certain specified reasons relating to a material breach of the merger agreement.

NASDAQ STOCK LISTING

         Wintrust common stock currently is listed on the Nasdaq National Market under the symbol "WTFC." The shares to be issued to the Advantage shareholders as merger consideration also will be eligible for trading on the Nasdaq National Market.

                        COMPARISON OF SHAREHOLDER RIGHTS


         The rights of shareholders of Advantage, an Illinois corporation, are governed by Advantage's articles of incorporation and by-laws as well as the Illinois Business Corporation Act (the "IBCA"). Upon completion of the merger, the rights of Advantage shareholders who receive shares of Wintrust common stock in exchange for their shares of Advantage common stock and become shareholders of Wintrust will be governed by the articles of incorporation and by-laws of Wintrust. Wintrust is also an Illinois corporation governed by the IBCA, as well as the rules and regulations applying to public companies. The following discussion summarizes material differences between the rights of Advantage and Wintrust shareholders and is not a complete description of all the differences. This discussion is qualified in its entirety by reference to the IBCA and Wintrust's and Advantage's articles of incorporation and by-laws.


AUTHORIZED CAPITAL STOCK


         The authorized capital stock of Advantage consists of 100,000 shares of preferred stock, par value $5.00 per share, and 3 million shares of common stock, par value $5.00 per share. Wintrust is authorized to issue 20 million shares, without par value, of preferred stock, and 30 million shares, without par value, of common stock. At August 29, 2003, Wintrust had 17,472,036 shares of common stock outstanding. No shares of preferred stock have been issued. Issuance of shares of Wintrust's preferred stock would affect the relative rights of the holders of its common stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of the preferred stock as determined by the Board of Directors.


PAYMENT OF DIVIDENDS

         The IBCA governs the ability of Advantage and Wintrust to pay dividends. As an Illinois corporation, no dividends or other distributions may be paid to shareholders if the distribution would have the effect of making the corporation insolvent or if, after payment of the dividend, the net assets of the corporation would be less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential rights in the liquidation of the corporation if it were to be liquidated.


         Wintrust may pay dividends if, as and when declared by its Board of Directors. As noted above, Wintrust's ability to pay dividends is subject to limitations imposed by the IBCA. If Wintrust issues any shares of its preferred stock in the future, the holders of its preferred stock may have a priority over the holders of its common stock with respect to dividends.


ADVANCE NOTICE REQUIREMENTS FOR PRESENTATION OF BUSINESS AND NOMINATIONS OF DIRECTORS AT ANNUAL MEETINGS OF SHAREHOLDERS


         Wintrust's by-laws provide that nominations for the election of directors may be made by its board of directors or by any shareholder entitled to vote for the election of directors, subject to the nomination having been made in compliance with certain notice and informational requirements. Wintrust's by-laws provide that Wintrust must receive written notice of any shareholder director nomination or proposal for business at an annual meeting of shareholders no later than 60 days before the date of the mailing of the proxy materials. If, however, the date of the meeting has changed more than 30 days from the anniversary date of the prior year annual meeting, the notice must be delivered to Wintrust no later than 90 days before the meeting. Approval of any shareholder proposals or director nominations requires a super majority vote of 85% of the outstanding shares. Wintrust shareholders do not have the right to propose business for action at special meetings of shareholders.

         Under Advantage's by-laws and articles of incorporation, there are no advance notice requirements or other restrictions on the presentation of business or the nomination or election of directors at shareholder meetings.


QUORUM


         Advantage's by-laws provide that a majority of the outstanding shares of the corporation entitled to vote on a matter, in person or by proxy, constitutes a quorum for the taking of action at a meeting of shareholders. Wintrust's by-laws contain essentially the same provision. Like Advantage shareholders, each Wintrust shareholder is entitled to one vote for each share owned.

ELECTION, CLASSIFICATION AND SIZE OF BOARD OF DIRECTORS

         Under Advantage's articles of incorporation and by-laws, its board of directors is divided into three classes with one class elected for a three-year term at each annual meeting of shareholders. The articles and by-laws provide that the number of directors shall be not less than 10 or more than 20. The number currently designated by Advantage is 12.

         Similarly, Wintrust's board of directors is divided into three classes. Each class serves a staggered term, with one class or approximately one-third of the total number of directors being elected for a three-year term at each annual meeting of shareholders. Wintrust's by-laws state that the number of directors shall be 14; however, the Board of Directors may increase or decrease that number so long as there are not less than six directors at any time. The number of directors currently designated by Wintrust is 14. Shareholders do not have any right to cumulate votes in the election of directors. The staggered election of directors ensures that at any given time, approximately two-thirds of the directors serving will have had prior experience on the board. Staggered terms for directors also moderate the pace of any change in the board by extending the time required to elect a majority of directors from one to two years. It would be impossible, assuming no resignations or removals of directors, for Wintrust's shareholders to change a majority of the directors at any annual meeting should they consider such a change desirable, unless this provision of Wintrust's articles of incorporation is amended by action of at least 85% of Wintrust's voting shares.


REMOVAL OF DIRECTORS

         As permitted under the IBCA, Advantage's articles of incorporation provide that a director may be removed only for cause, at a meeting of shareholders, by the affirmative vote of the holders of a majority of outstanding shares entitled to vote. Under the IBCA, the notice of the meeting must state that a purpose of the meeting is to vote on the removal of the director named in the notice.

         Wintrust's directors may be removed by shareholders with or without cause, at a duly called meeting of shareholders by the affirmative vote of the holders of a majority of outstanding shares entitled to vote.

FILLING VACANCIES ON THE BOARD OF DIRECTORS


         Wintrust's by-laws provide that any vacancies and newly created directorships on the board of directors shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. Shareholders do not have the right to fill vacancies.


         Advantage's articles of incorporation and by-laws provide that any vacancies on the Board of Directors may be filled by the vote of 75% of the directors then in office or by shareholder action. Any appointed directors will serve until the next shareholder meeting electing the class for which such directors have been chosen.

AMENDMENT OF ARTICLES OF INCORPORATION AND BY-LAWS

         Advantage's articles of incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote so long as at least 75% of the number of directors then authorized to serve have first approved the proposed amendment. Advantage's by-laws may be amended or repealed by a majority of directors or shareholders.


         Any amendment of Wintrust's articles of incorporation must be approved by a majority vote of the board of directors and also by a vote of at least two-thirds of the outstanding shares of common stock. However, amendment of certain provisions of Wintrust's articles of incorporation requires a higher vote of 85% or more of the outstanding shares. These include provisions relating to: prohibiting cumulative voting rights; the prohibition of shareholder action by written consent; indemnification; the number and classification of directors; and amendment of certain sections of the articles of incorporation. Wintrust's by-laws may be amended only by the board of directors.


MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

         Under the IBCA, unless a corporation's articles of incorporation provide otherwise, approval by two-thirds of the voting power of the corporation is required for mergers, consolidating other transactions involving any sale, lease, exchange or disposition of all or substantially all of its assets or dissolution. Advantage's articles of incorporation state that transactions involving any sale, lease, exchange or disposition of all or substantially all of its assets or dissolution requires the affirmative vote of the holders of at least 75% of its outstanding common stock. However, if the transaction has been approved by 75% or more of Advantage's directors, approval by only a majority of shareholders is required.

         Wintrust's articles of incorporation do not specify a different percentage than required by law, except as discussed below regarding business combinations with certain persons. See "Business combinations with interested shareholders."

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

         As a public company, Wintrust is governed by the provisions of Section
7.85 of the IBCA which applies to a transaction with an "Interested Shareholder" (as defined below) (the "IBCA fair price provision"). Fair price provisions are designed to impede two-step takeover transactions which might otherwise result in disparate treatment of Wintrust's shareholders. Advantage is not governed by
Section 7.85.


         Under the IBCA fair price provision, the approval of at least 80% percent of the shares is required in connection with any transaction involving an Interested Shareholder except (i) in the cases where the proposed transaction has been approved in advance by a majority of those members of the corporation's board of directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares, in which case approval of only a majority of the outstanding shares of voting stock is required.


         The term "Interested Shareholder" is defined in the IBCA to include any individual, corporation, partnership or other entity (other than the corporation or any subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of the corporation's voting stock.

LIMITATIONS ON DIRECTORS' LIABILITY

         Wintrust's articles of incorporation provides that no director will be personally liable to the corporation or any of its shareholders for monetary damages for any breach of fiduciary duty except, as required by the IBCA, as follows:

                  (1) for breach of duty of loyalty to the corporation or the shareholders;

                  (2) for acts and omissions not in good faith or which involved intentional misconduct or a knowing violation of law;

                  (3) for deriving an improper personal benefit from a transaction with the corporation; or

                  (4) under Section 8.65 of the IBCA, which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions.

         Similarly, Advantage's articles of incorporation provide that, to the extent permitted under the IBCA, no director will be personally liable to the corporation or any of its shareholders for monetary damages for any breach of fiduciary duty.

INDEMNIFICATION

         Under the IBCA, a corporation may indemnify its directors, officers, employees and certain other individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with actions, suits or proceedings arising because of the person's relationship to the corporation. The indemnification generally will cover expenses regardless of whether it is a civil, criminal, administrative or investigative proceeding if the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies in an action or suit by or in the right of the corporation, but only extends to expenses, including attorneys' fees, incurred in defense of the proceeding. In these cases, court approval is required before there can be any indemnification when the person seeking indemnification has been found liable to the corporation. To the extent a person otherwise eligible for indemnification is successful on the merits or otherwise in defense of any action, suit or proceeding described above, indemnification for expenses, including attorneys' fees, actually and reasonably incurred is required under the IBCA.

         Advantage's articles of incorporation and by-laws provide for the same indemnification as the IBCA.

         Wintrust's articles of incorporation generally provides for the same indemnification as the IBCA, including the advancement of expenses to the extent permitted by law. Wintrust's articles of incorporation also provide for the continuation of indemnification after the termination of the indemnified person's association with Wintrust.

ACTION BY SHAREHOLDERS WITHOUT A MEETING

         Under the IBCA, unless the articles of incorporation provide otherwise, shareholders may act by written consent if the consent is signed by shareholders who collectively own the number of shares that would have been required to take action at an actual shareholder meeting. Advantage's and Wintrust's articles of incorporation provide that no action by written consent is permitted by shareholders. All action required or permitted to be taken by shareholders must be effected at a duly called annual or special meeting of Advantage or Wintrust shareholders, as the case may be.

SPECIAL MEETINGS OF SHAREHOLDERS

         The IBCA provides that special meetings may be called by the president, by the Board of Directors, by the holders of not less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is called, or by any other persons as the articles of incorporation or by-laws may provide. Advantage's by-laws state that a special meeting may be called by the persons named in the statute, while Wintrust's by-laws state that special meetings only may be called by the chairman of the board of directors or the president of Wintrust.

PREEMPTIVE RIGHTS


         Under the IBCA, preemptive rights will not be available unless a corporation's articles of incorporation specifically provides for these rights. Both Wintrust and Advantage's articles of incorporation do not provide for preemptive rights. Accordingly, Wintrust shareholders are not entitled to preemptive rights with respect to any shares that Wintrust may issue in the future.


APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

         Under the IBCA, the rights of dissenting shareholders to obtain the fair value for their shares may be available in connection with a merger or consolidation in certain situations. Dissenters' rights are available to Advantage shareholders in connection with the merger because the merger requires shareholder approval. For a description of dissenters' rights, see "Special Meeting of Advantage Shareholders -- Dissenters' Rights."


CERTAIN ANTI-TAKEOVER EFFECTS OF WINTRUST'S ARTICLES AND BY-LAWS AND ILLINOIS
LAW

         Certain provisions of Wintrust's articles of incorporation, by-laws and the IBCA may have the effect of impeding the acquisition of control of Wintrust by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by Wintrust's board of directors.

         These provisions may have the effect of discouraging a future takeover attempt which is not approved by Wintrust's board of directors but which individual Wintrust shareholders may deem to be in their best interests or in which Wintrust shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of Wintrust's current board of directors or management more difficult.

         These provisions of Wintrust's articles of incorporation and by-laws include the following:

                  (1) Wintrust's board of directors may issue additional authorized shares of Wintrust's capital stock to deter future attempts to gain control of Wintrust, including the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions;

                  (2) Wintrust's staggered board is intended to provide for continuity of its board of directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of Wintrust's incumbent board of directors;

                  (3) Wintrust's articles of incorporation do not provide for cumulative voting for any purpose, and its articles and by-laws also provide that any action required or permitted to be taken by its shareholders may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting;

                  (4) Wintrust's articles of incorporation expressly elect to be governed by the provisions of Section 7.85 of the IBCA, as discussed above. Under the IBCA fair price provision and Wintrust's articles of incorporation, the approval of at least 80% of its shares is required in connection with any transaction involving an Interested Shareholder, subject to certain exceptions. Fair price provisions are designed to impede a two-step takeover transactions which might otherwise result in disparate treatment of Wintrust's shareholders; and

                  (5) Amendment of Wintrust's articles of incorporation must be approved by a majority vote of the board of directors and also by a two-thirds vote of the outstanding shares of Wintrust common stock, provided, however, that an affirmative vote of at least 85% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the articles of incorporation, including provisions (a) limiting voting rights, (b) relating to certain business combinations, (c) limiting the shareholders' ability to act by written consent, (d) regarding the number, classification of directors, filling of Board vacancies, newly created directorships, indemnification of directors and officers by Wintrust and limitation of liability for directors, and (e) regarding amendment of the foregoing super majority provisions of Wintrust's articles of incorporation. Wintrust's by-laws may be amended only by the board of directors.

         The provisions described above are intended to reduce Wintrust's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its board of directors.


RIGHTS PLAN


         Wintrust has a shareholders rights plan which could discourage unsolicited or hostile takeover attempts which are not negotiated with its board of directors. The plan discourages such attempts by causing substantial dilution to any person who acquires an amount in excess of a specified percentage of Wintrust's common stock and by making an acquisition of Wintrust, without the consent of its board of directors, prohibitively expensive. The description of the rights plan set forth below does not purport to be complete and is qualified in its entirety by reference the description of the rights plan set forth in Wintrust's Registration Statement on Form 8-A dated August 28, 1998. See "Incorporation of Certain Information by Reference" on page 42.

         Each share of Wintrust common stock has attached to it a stock purchase right having the terms set forth in a rights agreement between Wintrust and Illinois Stock Transfer Company, as rights agent. Each right will entitle its registered holder to purchase from Wintrust one one-hundredth of a share of Junior Serial Preferred Stock A, without par value, at a price of $85.00 per one one-hundredth share, subject to certain adjustments. Generally, the rights become exercisable when any person or group (i) acquires or obtains the right to acquire 15% or more of Wintrust's common stock, or (ii) commences (or announces its intention to commence) a tender or exchange offer to acquire 15% or more of Wintrust's common stock.

         In the event that any person or group becomes the beneficial owner of 15% or more of Wintrust's common stock, rights owned by that person or group will immediately become null and void. Thereafter, other registered rights holders will have the right to receive, upon exercise at the then current exercise price of the right, Wintrust common stock having a value equal to two times the exercise price of the right. Additionally, if, after any person or group has acquired 15% or more Wintrust's common stock, Wintrust is acquired in a merger or other business combination or 50% or more of Wintrust's assets or earning power are sold, then each registered right holder will receive the right to purchase, for the exercise price, common stock of the entity which acquires or survives Wintrust having a value equal to twice the exercise price of the right.

         Prior to any person or group acquiring 15% or more of Wintrust's common stock, Wintrust may redeem the rights in whole, but not in part, at a price of $0.01 per right to be paid in cash, shares of Wintrust common stock or other consideration. In addition, at any time after a person or group acquires 15% of Wintrust's common stock, but prior to such person or group acquiring 50% or more of Wintrust's common stock, Wintrust may exchange the rights, in whole or in part, at an exchange ratio of one share of common stock per right. The rights will expire on July 31, 2008 unless exercised, redeemed, exchanged or otherwise cancelled before that date.

         Advantage does not have a shareholder rights plan.


                              BUSINESS OF WINTRUST


         Financial and other information relating to Wintrust, including information relating to Wintrust's current directors and executive officers, is set forth in Wintrust's 2002 Annual Report on Form 10-K, Wintrust's Proxy Statement for its 2003 Annual Meeting of Shareholders filed with the SEC on April 29, 2003, Wintrust's 2003 Quarterly Reports on Form 10-Q and Wintrust's Current Reports on Form 8-K filed during 2003, which are incorporated by reference to this proxy statement/prospectus and copies of which may be obtained from Wintrust as indicated under "Where You Can Find More Information" on page 40. See "Incorporation of Certain Information by Reference" on page 41.

         Wintrust Financial Corporation, an Illinois corporation, is a financial holding company headquartered in Lake Forest, Illinois. Wintrust currently operates seven community banks, primarily in affluent suburbs of Chicago, which provide community-oriented, personal and commercial banking services primarily to individuals and small to mid-size businesses through 32 banking facilities. Wintrust also provides trust, investment and asset management services through its subsidiaries to customers of its banks. Through Wayne Hummer Investments, LLC and Wayne Hummer Asset Management Company, Wintrust provides brokerage, investment and asset management services to customers, primarily in the Midwest, as well as to customers of its banks. Wintrust also provides trust and asset management services through its subsidiary, Wayne Hummer Trust Company. In addition, Wintrust is involved in specialty lending through operating subsidiaries or divisions of certain of its banks. Its specialty lending niches include one of the five largest, based on management's estimates, commercial insurance premium finance companies in the United States; a company which provides accounts receivable financing and administrative services to the temporary staffing industry; and an indirect auto lending business which purchases loans through Chicago-area automobile dealerships. As of June 30, 2003, Wintrust had consolidated total assets of $4.1 billion, deposits of $3.4 billion and shareholders' equity of $249.4 million.


RECENT DEVELOPMENTS

         On August 7, 2003, Wintrust announced the signing of a definitive agreement to acquire Village Bancorp, Inc. ("Village") in a stock merger transaction. Village is the parent company of Village Bank and Trust-Arlington Heights ("Village Bank") that has locations in Arlington Heights and Prospect Heights, Illinois. Village Bank began operations as a de novo bank in 1995 and had total assets of approximately $74 million as of June 30, 2003.

         In the proposed merger, each share of Village common stock outstanding will be converted into the right to receive shares of Wintrust's common stock based on Wintrust's average trading price at closing determined in accordance with the merger agreement. At June 30, 2003, Village had outstanding 1,052,054 shares of common stock and in-the-money warrants to acquire approximately 150,000 shares of common stock at exercise prices ranging from $6.50 to $7.50 per share. Under the agreement, any warrants not exercised prior to the closing date will be cashed out based on the resulting per share value. Depending on the average price of Wintrust common stock at closing, Wintrust may issue up to 360,000 shares of its common stock in the merger. Consummation of the transaction is not expected to have a material impact on Wintrust's 2003 or 2004 earnings per share.


         The transaction is subject to approval by regulators and Village's shareholders and certain closing conditions. The transaction is expected to close in the fourth quarter of 2003.


                              BUSINESS OF ADVANTAGE

         Advantage, an Illinois corporation, is a bank holding company registered pursuant to the Bank Holding Company Act of 1956, as amended. As of June 30, 2003, Advantage had consolidated total assets of $107.5 million, deposits of $95.6 million and shareholders' equity of $9.4 million. Advantage owns 100% of the capital stock of Advantage National Bank, a nationally chartered bank with offices in Elk Grove Village and Roselle, Illinois.

         Advantage National Bank, which commenced operations on January 22, 2001, provides full-service commercial and consumer banking from its main office in Elk Grove Village, Illinois, and its single branch office in Roselle, Illinois. The bank's market area is comprised of the communities of Elk Grove Village, Roselle and Bloomingdale, Illinois.

         Advantage National Bank serves the commercial banking and personal needs of individuals, small- and medium-sized businesses, professional organizations and governmental and public entities located within its market by providing a broad range of commercial and personal banking services, including a full range of deposit services, short to intermediate term commercial, real estate and personal loans, and various related banking products, including debit cards, money orders, traveler's checks, automated teller services, electronic banking and safe deposit boxes.

                                  LEGAL MATTERS

         Certain matters pertaining to the validity of the authorization and issuance of the Wintrust common stock to be issued in the proposed merger will be passed upon by Vedder, Price, Kaufman & Kammholz, P.C., 222 North LaSalle Street, Chicago, Illinois 60601. Certain matters pertaining to the federal income tax consequences of the proposed merger will be passed upon by Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, 333 West Wacker Drive, Chicago, Illinois 60606.


                                     EXPERTS

         The consolidated financial statements of Wintrust as of December 31, 2002 and 2001, and for each of the years in the three years in the period ended December 31, 2002, included in Wintrust's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in Wintrust's Annual Report on Form 10-K for the year ended December 31, 2002, and are incorporated by reference herein in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.


                              SHAREHOLDER PROPOSALS

         After the merger is completed, the next annual meeting of Wintrust's shareholders will be held in 2004. To be eligible for inclusion in Wintrust's proxy materials for that annual meeting, any shareholder proposal must be received at Wintrust's principal office at 727 North Bank Lane, Lake Forest, Illinois 60045, no later than December 31, 2003.

         All shareholder proposals submitted for inclusion in Wintrust's proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and, as with any shareholder proposal, Wintrust's articles of incorporation and by-laws and Illinois law.

         If the merger occurs, Advantage will not have another annual meeting of shareholders. If the merger does not occur, Advantage's next meeting of shareholders will be held in 2004. To be eligible for inclusion in Advantage's proxy materials for that annual meeting, there is no requirement that shareholder proposals must be made before the meeting.


                       WHERE YOU CAN FIND MORE INFORMATION

         Wintrust files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document Wintrust files with the SEC at its public reference room located at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. Wintrust's SEC filings are also available on its Web site at http://www.wintrust.com, and at the office of Nasdaq National Market. For further information on obtaining copies of Wintrust's public filings at the Nasdaq National Market, you should call (212) 656-5060.

         Wintrust filed with the SEC a registration statement on Form S-4 under the Securities Act, as amended, to register the shares of Wintrust common stock to be issued to Advantage shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Wintrust in addition to being a proxy statement of Advantage for its Special Meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows Wintrust to incorporate by reference information into this proxy statement/prospectus. This means that Wintrust can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Wintrust has filed previously with the SEC:

         o Wintrust's Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 0-21923);

         o Wintrust's proxy statement in connection with its 2003 annual meeting of shareholders filed with the SEC on April 29, 2003;

         o Wintrust's Quarterly Report on Form 10-Q for the three months ended March 31, 2003 (File No. 0-21923);

         o Wintrust's Quarterly Report on Form 10-Q for the three months ended June 30, 2003 (File No. 0-21923);

         o Wintrust's Current Report on Form 8-K filed with the SEC on January 16, 2003 (File No. 0-21923);

         o Wintrust's Current Report on Form 8-K filed with the SEC on February 4, 2003 (File No. 0-21923);

         o Wintrust's Current Report on Form 8-K filed with the SEC on April 18, 2003 (File No. 0-21923);

         o Wintrust's Current Report on Form 8-K filed with the SEC on April 24, 2003 (File No. 0-21923);

         o Wintrust's Current Report on Form 8-K filed with the SEC on May 30, 2003 (File No. 0-21923);

         o Wintrust's Current Report on Form 8-K filed with the SEC on July 17, 2003 (File No. 0-21923); and

         o the description of (a) Wintrust's common stock contained in Wintrust's Registration Statement on Form 8-A dated January 3, 1997 (File No. 0-21923), and (b) the associated preferred share purchase rights contained in Wintrust's Registration Statement on Form 8-A dated August 28, 1998 (File No. 0-21923).

         Wintrust also incorporates by reference any filings it makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement/prospectus and before the Special Meeting.

         Any statement contained in a document incorporated by reference in this proxy statement/prospectus shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus, or in any other document filed later which is also incorporated in this proxy statement/prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this proxy statement/prospectus except as so modified or superseded. The information relating to Wintrust contained in this proxy statement/prospectus should be read together with the information in the documents incorporated in this proxy statement/prospectus by reference.


         You may request, either orally or in writing, and Wintrust will provide, a copy of these filings without charge by contacting David A. Dykstra, Wintrust's Chief Operating Officer, at 727 North Bank Lane, Lake Forest, Illinois 60045, (847) 615-4096. IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY SEPTEMBER 15, 2003, TO RECEIVE THEM BEFORE THE SPECIAL MEETING.


         All information concerning Wintrust and its subsidiaries has been furnished by Wintrust, and all information concerning Advantage has been furnished by Advantage.

                                                                         ANNEX A











                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                         WINTRUST FINANCIAL CORPORATION,


                              WINTRUST MERGER CO.,


                                       AND


                        ADVANTAGE NATIONAL BANCORP, INC.





                               DATED JULY 2, 2003

                                TABLE OF CONTENTS

Article I     THE MERGER.....................................................A-1
       1.1    The Merger.....................................................A-1
       1.2    Effective Time.................................................A-1
       1.3    Effect of the Merger...........................................A-1
       1.4    Conversion of Shares; Merger Consideration.....................A-1
       1.5    Company Stock Options..........................................A-2
       1.6    Cancellation of Treasury Shares................................A-3
       1.7    Capital Stock of Merger Co.....................................A-3
       1.8    Recapitalization...............................................A-3
       1.9    Tax Treatment..................................................A-3
       1.10   Closing........................................................A-3

Article II    EXCHANGE OF CERTIFICATES.......................................A-3
       2.1    Wintrust to Make Shares and Cash Available.....................A-3
       2.2    No Fractional Shares...........................................A-4
       2.3    Exchange of Certificates; Surrender of Warrants................A-4

Article III   REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY..........A-5
       3.1    Organization...................................................A-5
       3.2    Organizational Documents; Minutes and Stock Records............A-6
       3.3    Capitalization.................................................A-6
       3.4    Authorization; No Violation....................................A-6
       3.5    Consents and Approvals.........................................A-7
       3.6    Financial Statements...........................................A-7
       3.7    No Undisclosed Liabilities.....................................A-7
       3.8    Loans; Loan Loss Reserves......................................A-7
       3.9    Properties and Assets..........................................A-8
       3.10   Material Contracts.............................................A-8
       3.11   No Defaults....................................................A-9
       3.12   Conflict of Interest Transactions.............................A-10
       3.13   Investments...................................................A-10
       3.14   Compliance with Laws; Legal Proceedings.......................A-10
       3.15   Insurance.....................................................A-11
       3.16   Taxes.........................................................A-11
       3.17   Environmental Laws and Regulations............................A-11
       3.18   Community Reinvestment Act Compliance.........................A-12
       3.19   Company Regulatory Reports....................................A-12
       3.20   Employee Benefit Plans........................................A-12
       3.21   Technology and Intellectual Property..........................A-14
       3.22   No Adverse Change.............................................A-14
       3.23   Conduct of Business in Normal Course..........................A-14
       3.24   Change in Business Relationships..............................A-14
       3.25   Brokers' and Finders' Fees....................................A-14
       3.26   No Omissions..................................................A-14

Article IV    REPRESENTATIONS AND WARRANTIES CONCERNING
              WINTRUST AND MERGER CO........................................A-15
       4.1    Organization..................................................A-15
       4.2    Capitalization................................................A-15
       4.3    Authorization; No Violations..................................A-15
       4.4    Consents and Approvals........................................A-15
       4.5    Wintrust SEC Documents and Financial Statements...............A-16
       4.6    Compliance with Laws; Legal Proceedings.......................A-16
       4.7    Wintrust Regulatory Reports...................................A-17

       4.8    Taxes.........................................................A-17
       4.9    Compliance with ERISA.........................................A-17
       4.10   No Defaults...................................................A-17
       4.11   Compliance with Environmental Laws............................A-17
       4.12   Fiduciary Accounts............................................A-18
       4.13   No Adverse Change.............................................A-18
       4.14   Brokers' and Finders' Fees....................................A-18
       4.15   No Omissions..................................................A-18

Article V     AGREEMENTS AND COVENANTS......................................A-18
       5.1    Conduct of Business...........................................A-18
       5.2    Access to Information.........................................A-19
       5.3    Meeting of Shareholders of the Company........................A-20
       5.4    Registration Statement and Regulatory Filings.................A-20
       5.5    Listing of Shares.............................................A-20
       5.6    Reasonable and Diligent Efforts...............................A-21
       5.7    Business Relations and Publicity..............................A-21
       5.8    No Conduct Inconsistent with this Agreement...................A-21
       5.9    Pre-Closing Loan Review.......................................A-22
       5.10   Board of Directors' Notices and Minutes.......................A-22
       5.11   Untrue Representations and Warranties.........................A-22
       5.12   Director and Officer Liability Coverage.......................A-22
       5.13   Interim Financial Statements..................................A-22
       5.14   Dissent Process...............................................A-23
       5.15   Section 368(a) Reorganization.................................A-23
       5.16   Exercise of Warrants and Options..............................A-23
       5.17   Converted Options.............................................A-23
       5.18   TM Acceptance Corp. Lease Financing Portfolio.................A-23

Article VI    EMPLOYEE BENEFIT MATTERS......................................A-24
       6.1    Benefit Plans.................................................A-24
       6.2    No Rights or Remedies.........................................A-24

Article VII   CONDITIONS PRECEDENT TO OBLIGATIONS OF WINTRUST AND MERGER CO.A-24
       7.1    Representations and Warranties; Performance of Agreements.....A-24
       7.2    Closing Certificate...........................................A-24
       7.3    Regulatory and Other Approvals................................A-24
       7.4    Approval of Merger and Delivery of Agreement..................A-25
       7.5    Effectiveness of the Registration Statement...................A-25
       7.6    No Litigation.................................................A-25
       7.7    Environmental Surveys.........................................A-25
       7.8    Opinion of Counsel............................................A-25
       7.9    Employment Agreements.........................................A-25
       7.10   No Adverse Changes............................................A-25
       7.11   Minimum Net Worth and Loan Loss Reserve Requirements..........A-25
       7.12   Voting Agreements.............................................A-26
       7.13   TM Acceptance Corp. Lease Financing Portfolio.................A-26
       7.14   Consents......................................................A-26
       7.15   Other Documents...............................................A-26

Article VIII  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY............A-26
       8.1    Representations and Warranties; Performance of Agreements.....A-26
       8.2    Closing Certificates..........................................A-26
       8.3    Regulatory and Other Approvals................................A-26
       8.4    Delivery of Agreement.........................................A-26
       8.5    Effectiveness of the Registration Statement...................A-26
       8.6    No Litigation.................................................A-26

       8.7    Opinions of Counsel...........................................A-27
       8.8    No Adverse Changes............................................A-27
       8.9    Nasdaq Listing................................................A-27
       8.10   Other Documents...............................................A-27

Article IX    NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.....A-27
       9.1    Non-Survival..................................................A-27

Article X     GENERAL.......................................................A-27
       10.1   Expenses......................................................A-27
       10.2   Termination...................................................A-29
       10.3   Confidential Information......................................A-29
       10.4   Non-Assignment................................................A-29
       10.5   Notices.......................................................A-29
       10.6   Counterparts..................................................A-30
       10.7   Knowledge.....................................................A-30
       10.8   Entire Agreement..............................................A-30
       10.9   Governing Law.................................................A-30
       10.10  Severability..................................................A-30

                                  DEFINED TERMS

Acquisition Proposal........................................................A-21
Agreement....................................................................A-1
ANB Mortgage.................................................................A-5
Articles of Merger...........................................................A-1
Bank.........................................................................A-5
Benefit Plans...............................................................A-13
BHCA.........................................................................A-5
CERCLA......................................................................A-12
Closing......................................................................A-3
Closing Date.................................................................A-3
Code.........................................................................A-1
Commission...................................................................A-7
Company......................................................................A-1
Company Board................................................................A-6
Company Common Stock.........................................................A-1
Company Regulatory Reports..................................................A-12
Company Stock Certificates...................................................A-3
Company Stock Option Plan....................................................A-2
Confidentiality Agreement...................................................A-19
Conversion Fund..............................................................A-4
Converted Option.............................................................A-2
CRA.........................................................................A-12
DEFINED TERMS................................................................B-1
Effective Time...............................................................A-1
Employees...................................................................A-24
Encumbrances.................................................................A-8
Environmental Laws..........................................................A-11
ERISA Affiliate.............................................................A-13
ERISA Plans.................................................................A-12
Exchange Act................................................................A-16
Exchange Agent...............................................................A-3
Exchange Ratio...............................................................A-1
Federal Reserve..............................................................A-7
Federal Reserve Application..................................................A-7
Financial Statements.........................................................A-7
GAAP.........................................................................A-5
Governmental Authority.......................................................A-7
Hazardous Substance.........................................................A-12
Illinois Act.................................................................A-1
Intellectual Property.......................................................A-14
Interim Balance Sheet........................................................A-7
Interim Financial Statements.................................................A-7
Investment Securities.......................................................A-10
knowledge...................................................................A-30
Loans........................................................................A-7
Material Adverse Effect......................................................A-5
Material Contracts...........................................................A-8
Merger.......................................................................A-1
Merger Co....................................................................A-1
OCC.........................................................................A-12
Option Conversion Agreement..................................................A-3
OREO.........................................................................A-8
Outstanding Company Option...................................................A-2

Parties......................................................................A-1
Permitted Encumbrances.......................................................A-8
Plan Amendment...............................................................A-3
Program Agreement...........................................................A-23
Proxy Statement/Prospectus...................................................A-7
Recapitalization.............................................................A-3
Registration Statement......................................................A-20
Retained Plans..............................................................A-24
Returns.....................................................................A-11
Securities Act...............................................................A-7
Shareholders Meeting........................................................A-20
Subsidiaries.................................................................A-6
Superior Acquisition Proposal...............................................A-21
Surviving Corporation........................................................A-1
Warrant Cancellation Agreement...............................................A-2
Warrant Consideration........................................................A-2
Warrants.....................................................................A-6
Wintrust.....................................................................A-1
Wintrust Bank...............................................................A-16
Wintrust Common Stock........................................................A-1
Wintrust Common Stock Price..................................................A-2
Wintrust Regulatory Reports.................................................A-17
Wintrust SEC Documents......................................................A-16
Wintrust Stock Certificates..................................................A-3

                              DISCLOSURE SCHEDULES


Schedule of Warrant Holders...............................................3.3(a)
Authorization; No Violation..................................................3.4
Consents and Approvals.......................................................3.5
Financial Statements.........................................................3.6
Undisclosed Liabilities......................................................3.7
Loans; Loan Loss Reserves....................................................3.8
Schedule of Real Property.................................................3.9(a)
Schedule of Intangible Personal Property..................................3.9(b)
Schedule of Material Contracts..............................................3.10
Schedule of Interested Transactions.........................................3.12
Investments.................................................................3.13
Legal Proceedings........................................................3.14(b)
Schedule of Insurance.......................................................3.15
Environmental Laws and Regulations..........................................3.17
Employee Benefit Plans......................................................3.20
Schedule of Intellectual Property...........................................3.21
Wintrust Exceptions Regarding Material Contracts..........................4.5(d)
Wintrust Disclosure Regarding Enforcement Actions.........................4.6(b)
Wintrust Compliance with Environmental Laws.................................4.11
Wintrust Finder's Fees......................................................4.14
Proposed ISS Investment...................................................5.1(h)
Employees....................................................................6.1
Key Management Personnel.....................................................7.9
Voting Agreement Signatories................................................7.12


                                    EXHIBITS

Exhibit A.................................Form of Warrant Cancellation Agreement
Exhibit B....................................Form of Option Conversion Agreement
Exhibit C.....................................Form of Opinion of Company Counsel
Exhibit D............................Form of Key Management Employment Agreement
Exhibit E...............................................Form of Voting Agreement
Exhibit F....................................Form of Opinion of Wintrust Counsel

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is entered into as of the 2nd day of July, 2003, by and among WINTRUST FINANCIAL CORPORATION, an Illinois corporation ("Wintrust"), WINTRUST MERGER CO., an Illinois corporation and wholly owned subsidiary of Wintrust ("Merger Co."), and ADVANTAGE NATIONAL BANCORP, INC., an Illinois corporation (the "Company"). Wintrust, Merger Co., and the Company are referred to collectively in this Agreement as the "Parties."


                                    RECITALS

         WHEREAS, the boards of directors of each of the Parties have approved and declared it advisable and in the best interest of the Parties and their respective shareholders to effect a reorganization, whereby Merger Co. will merge with and into the Company, in the manner and on the terms and subject to the conditions set forth in Article I below (the "Merger"), as a result of which the Company will become a wholly owned subsidiary of Wintrust.

         WHEREAS, for federal income tax purposes the Parties desire and intend that the Merger qualify as a reorganization in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").


         NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.



                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2), in accordance with this Agreement and the Illinois Business Corporation Act (the "Illinois Act"), Merger Co. shall be merged with and into the Company, and the Company shall continue as the corporation surviving the Merger (the "Surviving Corporation"), and shall be a wholly owned subsidiary of Wintrust.

         1.2 Effective Time. As of the Closing, the Parties will cause articles of merger (the "Articles of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Illinois as provided in the Illinois Act. The Merger shall become effective on the date and time at which the Articles of Merger are duly filed by the Secretary of State of the State of Illinois, or at such other date and time as is agreed among the Parties and specified in the Articles of Merger (the "Effective Time").

         1.3 Effect of the Merger. At and after the Effective Time:

                  (a) the Merger shall have the effect set forth in Section
         11.50 of the Illinois Act;

                  (b) the articles of incorporation and by-laws of Merger Co., copies of which have been previously provided to the Company, as in effect immediately prior to the Effective Time shall be the articles of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law; and

                  (c) the directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and the by-laws of the Surviving Corporation.

         1.4 Conversion of Shares; Merger Consideration.

                  (a) Wintrust Common Stock. At the Effective Time, each share of common stock of the Company, par value $5.00 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time shall by reason of the Merger and without any action by the holder thereof, be converted into the right to receive that number (the "Exchange Ratio") of shares, rounded to the nearest one thousandth of a share, of common stock of Wintrust ("Wintrust Common Stock"), determined as follows:

                           (i) If the unweighted average of the high and low
                  sale prices of a share of Wintrust Common Stock as reported on the Nasdaq National Market for each of the ten trading days ending on the second trading day preceding the Closing Date (as defined in Section 1.10) (the "Wintrust Common Stock Price") is at least $25.00 and no more than $35.00, the Exchange Ratio shall be equal to the quotient of $26.50 divided by the Wintrust Common Stock Price.

                           (ii) If the Wintrust Common Stock Price is less than
                  $25.00, the Exchange Ratio shall be equal to the quotient of $26.50 divided by $25.00.

                           (iii) If the Wintrust Common Stock Price is greater
                  than $35.00, the Exchange Ratio shall be equal to the quotient of $26.50 divided by $35.00.

                  (b) Warrant Consideration.

                           (i) Each Warrant (as defined in Section 3.3)
                  outstanding at the Effective Time for the purchase of shares of Company Common Stock shall be converted into the right to receive an amount (the "Warrant Consideration") in cash equal to the number of shares of Company Common Stock subject to such Warrant multiplied by the difference between (i) $26.50 and (ii) the per share exercise price associated with such Warrant.

                           (ii) The Company shall provide to Wintrust, not less
                  than five (5) business days prior to the Closing Date, copies of an agreement in the form of Exhibit A attached hereto (the "Warrant Cancellation Agreement") executed by each of the holders of outstanding Warrants acknowledging their agreement and consent to such terms of conversion.

                  (c) Effect on Capital Stock. All of the shares of Company Common Stock converted into Wintrust Common Stock in accordance with this Article I shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to (i) receive, in accordance with Section 2.3(a), a certificate representing the number of whole shares of Wintrust Common Stock determined pursuant to this Section 1.4 and cash in lieu of any fractional shares thereof determined pursuant to Section 2.2, or (ii) exercise dissenters' rights in accordance with, and subject to the provisions of, the Illinois Act.

         1.5 Company Stock Options.

                  (a) At the Effective Time, each option granted by the Company under the terms of the Advantage National Bancorp, Inc. 2002 Stock Incentive Plan (the "Company Option Plan") to purchase shares of Company Common Stock that is outstanding and unexercised immediately prior to the Effective Time (an "Outstanding Company Option"), shall be converted into an option to purchase shares of Wintrust Common Stock (a "Converted Option"), in such number and at such exercise price as set forth herein, and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time except to the extent that (i) such Outstanding Company Options shall be altered in accordance with their terms as a result of the Merger contemplated hereby, as follows: (1) the number of shares of Wintrust Common Stock to be subject to the Converted Option shall be equal to the product of
         (A) the number of shares of Company Common Stock subject to the original Outstanding Company Option and (B) the Exchange Ratio; (2) the exercise price per share of Wintrust Common Stock under the Converted Option shall be equal to (A) the exercise price per share of Company Common Stock under the original Outstanding Company Option divided by
         (B) the Exchange Ratio; and (3) upon exercise of each Converted Option by a holder thereof, the aggregate number of shares of Wintrust Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent, and (ii) the vesting of Outstanding Company Options held immediately prior to the Effective Time (1) by all directors of the Company and (2) by all employees of the Company other than those unvested Outstanding Company Options held by Gerhardt E. Umlauf pursuant to his employment agreement with the Company and each of Paul Katauskas and Mark Stetson pursuant to their employment agreements dated June 17, 2003, shall be accelerated such that all of such Outstanding Company Options to the extent not previously vested shall become fully vested and immediately exercisable at the Effective Time.

                  (b) The adjustments provided herein with respect to any Outstanding Company Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

                  (c) The Company Option Plan shall be amended, effective as of the Effective Time, to provide for the conversion of Outstanding Company Options in accordance with Section 1.5(a) (the "Plan Amendment"). The Company shall provide to Wintrust, not less than five
         (5) business days prior to the Closing Date, copies of an agreement in the form of Exhibit B attached hereto (the "Option Conversion Agreement") from each of the holders of Outstanding Company Options acknowledging their agreement and consent to the Plan Amendment and to such terms of conversion set forth in this Section 1.5.

         1.6 Cancellation of Treasury Shares. At the Effective Time, each share of Company Common Stock held as treasury stock, if any, immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no shares of Wintrust Common Stock or other consideration shall be exchanged therefor.

         1.7 Capital Stock of Merger Co. Each share of common stock of Merger Co. issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $1.00, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding capital stock of the Surviving Corporation.

         1.8 Recapitalization. In the event that Wintrust changes (or establishes a record date for changing) the number of shares of Wintrust Common Stock issued and outstanding as a result of a stock dividend, stock split, recapitalization, reclassification, combination or similar transaction with respect to the outstanding shares of Wintrust Common Stock (a "Recapitalization"), and the record date therefor shall be after the date of this Agreement and prior to the commencement of the ten trading day-period during which the Exchange Ratio is determined, then the conversion provisions described in Section 1.4(a) shall be appropriately and proportionately adjusted. Wintrust agrees it shall not effect, establish a record date to effect, or announce a Recapitalization (or record date therefor) during the ten trading day-period during which the Exchange Ratio is determined.

         1.9 Tax Treatment. It is intended that the Merger shall constitute a reorganization within the meaning Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

         1.10 Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held on the fifth business day following the date on which all of the conditions set forth in Sections 7.3 and 7.4 of this Agreement have been satisfied or on such other date as Wintrust and the Company may mutually agree (the "Closing Date"). In the event of the filing of any motion for rehearing or any appeal from the decision of any regulatory authority approving the transactions contemplated in this Agreement or any legal proceedings of the type contemplated by Sections 7.6 or 8.6, Wintrust or the Company may postpone the Closing by written notice to the other parties until such approvals have been obtained or such motion, appeal or litigation has been resolved, but in no event shall such Closing be postponed beyond the close of business on December 31, 2003 (except as may be extended pursuant to Section 10.2(b)) without the consent of the boards of directors of Wintrust and the Company. The Closing shall take place at 10:00 a.m., local time, on the Closing Date at the offices of Schiff Hardin & Waite, 6600 Sears Tower, Chicago, Illinois, or at such other place and time upon which the parties may agree.


                                   ARTICLE II
                            EXCHANGE OF CERTIFICATES

         2.1 Wintrust to Make Shares and Cash Available. At or prior to the Effective Time, Wintrust shall authorize the issuance of and shall make available to the Illinois Stock Transfer Company (the "Exchange Agent"), for the benefit of the holders of certificates of Company Common Stock (the "Company Stock Certificates") and the Warrants, for exchange in accordance with this
Article II, a sufficient number of certificates for shares of Wintrust Common Stock (the "Wintrust Stock Certificates") to be issued pursuant to Section 1.4(a), and sufficient cash for payment of (a) the Warrant Consideration in accordance with Section 1.4(b) and (b) cash in lieu of any fractional shares of Wintrust Common Stock in accordance with Section 2.2. Such Wintrust Stock Certificates and cash, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article II as the "Conversion Fund." Wintrust shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

         2.2 No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Wintrust Common Stock shall be issued in the Merger. Each holder of shares of Company Common Stock who would otherwise be entitled to receive a fractional part of a share of Wintrust Common Stock pursuant to Section 1.4(a) shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Wintrust Common Stock Price (as determined in accordance with Section 1.4(a)) by the fractional share of Wintrust Common Stock to which such former holder would otherwise be entitled.

         2.3 Exchange of Certificates; Surrender of Warrants.

                  (a) As soon as practicable after the Effective Time, and in no event later than five (5) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Company Stock Certificates or Warrants a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Stock Certificates and/or Warrants shall pass, only upon delivery of such certificates and/or Warrants to the Exchange Agent) and instructions for use in effecting the surrender of the Company Stock Certificates and the Warrants pursuant to this Agreement.

                           (i) Upon proper surrender of a Company Stock
                  Certificate for exchange to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor, as applicable, (1) a Wintrust Stock Certificate representing that number of whole shares of Wintrust Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to Section 1.4(a) (after taking into account all shares of Company Common Stock then held by such holder), and (2) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive pursuant to Section 2.2 in respect of such Company Stock Certificate, and the Company Stock Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Company Stock Certificates.

                           (ii) Upon proper surrender of a Warrant for exchange
                  to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Warrant shall be entitled to receive in exchange therefor a check representing the amount of Warrant Consideration to which such holder shall have become entitled pursuant to
                  Section 1.4(b) (after taking into account all Warrants then held by such holder), and the Warrant so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Warrant Consideration payable to holders of Warrants.

                  (b) If any Wintrust Stock Certificate is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Stock Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a Wintrust Stock Certificate in any name other than that of the registered holder of the Company Stock Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Warrants that were issued and outstanding immediately prior to the Effective Time.

                  (d) Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any shareholders of the Company who have not theretofore complied with this
         Article II shall thereafter look only to the Surviving Corporation for the issuance of certificates representing shares of Wintrust Common Stock and the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on Wintrust Common

         Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon, and any holders of Warrants who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the payment of the Warrant Consideration, without any interest thereon. Notwithstanding the foregoing, none of Wintrust, the Surviving Corporation, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Warrants, for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (e) In the event any Company Stock Certificate or Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate or Warrant to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate or Warrant, the Exchange Agent will issue in exchange for (i) such lost, stolen or destroyed Company Stock Certificate, a Wintrust Stock Certificate representing the shares of Wintrust Common Stock and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement, or (ii) such lost, stolen or destroyed Warrant, the Warrant Consideration to which such holder shall have become entitled pursuant to Section 1.4(b).

                  (f) No dividends or other distributions declared with respect to Wintrust Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this
         Article II. Promptly after the surrender of a Company Stock Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Wintrust Common Stock represented by such Company Stock Certificate. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Wintrust Common Stock into which Company Common Stock shall have been converted.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

         The Company hereby represents and warrants to Wintrust and Merger Co. as follows:

         3.1 Organization.

                  (a) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has the corporate power and authority to own its properties and to carry on its business as presently conducted. The Company is duly qualified and in good standing as a foreign corporation in each other jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, "Material Adverse Effect" shall mean a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of a Party and its subsidiaries, taken as a whole, or (ii) on the consummation of the Merger, but shall exclude any such material adverse effect resulting from: (1) a change with respect to, or effect on, a Party resulting from a change in applicable laws, rules or regulations, generally accepted accounting principles ("GAAP") or regulatory accounting principles, as such would apply to the financial statements of a Party on a consolidated basis; (2) a change with respect to, or effect on, a Party resulting from expenses (such as legal or accounting fees) incurred in connection with the transactions contemplated by this Agreement, including the costs of litigation defending any of the transactions contemplated herein; (3) a change with respect to, or effect on, a Party resulting from any other matter affecting depository institutions generally (including financial institutions and their holding companies) including changes in general economic conditions and changes in prevailing interest and deposit rates; and (4) actions or omissions taken by a Party as required hereunder.

                  (b) Other than (i) Advantage National Bank (the "Bank"), (ii) a 50% ownership interest by the Bank in Advantage National Bank Mortgage, LLC ("ANB Mortgage," and together with the Bank, the

         "Subsidiaries"), and (iii) stock of the Federal Home Loan Bank of Chicago and the Federal Reserve Bank of Chicago owned by the Bank, the Company does not own, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

                  (c) The Bank is a national banking association, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the National Banking Act, and has the requisite power and authority to own its properties and to carry on its business as presently conducted.

         3.2 Organizational Documents; Minutes and Stock Records. The Company has furnished Wintrust with copies of the articles of incorporation and by-laws of the Company and the articles of association and by-laws of the Bank, in each case as amended to the date hereof, and with such other documents as requested by Wintrust relating to the authority of the Company and the Bank to conduct their respective businesses. All such documents are complete and correct. The stock registers and minute books of the Company and the Bank are each complete, correct and accurately reflect, in each case in all material respects, all meetings, consents, and other actions of the organizers, incorporators, shareholders, board of directors, and committees of the board of directors of the Company and the Bank, respectively, and all transactions reported to the Company or the Bank, as the case may be, by its respective shareholders, in such entity's capital stock occurring since the initial organization of the Company and the Bank, respectively.

         3.3 Capitalization.

                  (a) The Company. The authorized capital stock of the Company consists of (i) 3,000,000 shares of common stock, par value $5.00 per share, of which 729,389 shares are issued and outstanding as of the date of this Agreement, (ii) 100,000 shares of preferred stock, par value $5.00 per share, of which no shares are issued and outstanding, and (iii) no shares are held in treasury. The issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable. The Company has issued and has outstanding warrants for the purchase of 189,614 shares of Company Common Stock (the "Warrants"), the beneficial and record holders of which are set forth on Schedule 3.3(a). The Warrants have been duly authorized by all necessary corporate action (including shareholder approval if necessary), have been validly executed, issued and delivered by the Company, constitute the legal, valid and binding obligations of the Company, and are enforceable as to the Company in accordance with their terms. The shares of Company Common Stock to be issued upon exercise of the Warrants are validly authorized and, upon such exercise of the Warrants in accordance with their terms, will be validly issued, fully paid, and nonassessable. The Company Common Stock is subject to no preferences, qualifications, limitations, restrictions or special or relative rights under the Company's articles of incorporation. Except for the Warrants and the Outstanding Company Options under the Company Option Plan, there are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued.

                  (b) The Bank. The authorized capital stock of the Bank consists of 1,500,000 shares of common stock, par value $5.00 per share, of which 725,723 are issued and outstanding and no shares are held in treasury. The issued and outstanding shares of common stock of the Bank have been duly and validly authorized and issued and are fully paid and nonassessable (except as provided in 12 U.S.C. ss.55) and owned by the Company. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Bank any shares of capital stock of the Bank, whether now or hereafter authorized or issued. Other than shares of the Federal Reserve Bank of Chicago and the Federal Home Loan Bank of Chicago and a 50% ownership interest in ANB Mortgage, the Bank does not own, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

         3.4 Authorization; No Violation. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder have been duly and validly authorized by the Board of Directors of the Company (the "Company Board"), and do not violate or conflict with the Company's articles of incorporation, by-laws, the Illinois Act, or any applicable law, court order or decree to which the Company or the Bank is a party or subject, or by which the Company, the Bank or their respective properties are bound, subject to the approval of this Agreement and the Merger by the shareholders of the Company. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement and the performance of the Company's obligations hereunder do not and will not or result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture other agreement by which the Company, the Bank or their respective properties are bound. This Agreement, when executed and delivered, and subject to the regulatory approvals described in Section 7.3, will be a valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

         3.5 Consents and Approvals. Except as set forth on Schedule 3.5, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a "Governmental Authority") or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger except for (a) the filing by Wintrust of an application (the "Federal Reserve Application") with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHCA, (b) the filing with the Securities and Exchange Commission (the "Commission") of a proxy statement in definitive form and a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), relating to the meeting of the Company's shareholders to be held in connection with this Agreement and the Merger and the registration of the shares of Wintrust Common Stock (the "Proxy Statement/Prospectus"), (c) the filing of the Articles of Merger with the Secretary of State of the State of Illinois under the Illinois Act, and (d) the approval of this Agreement and the Merger by the requisite vote of the shareholders of the Company.

         3.6 Financial Statements. Schedule 3.6 sets forth true and complete copies of the following financial statements (collectively, the "Financial Statements"): (a) the audited balance sheets of the Bank as of December 31, 2002 and 2001 and the related statements of income, changes in stockholders' equity and cash flows for the fiscal years then ended, and (b) the unaudited consolidated interim balance sheet of the Company as of March 31, 2003 (the "Interim Balance Sheet") and the related statement of income and changes in stockholders' equity for the three-month period then ended (together with the Interim Balance Sheet, the "Interim Financial Statements"). The Financial Statements are complete and correct as of their respective dates and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. Each balance sheet (including any related notes) included in the Financial Statements presents fairly the financial position of the Company as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in the Financial Statements presents fairly the results of operations and cash flow, respectively, of the Company for the period set forth therein; provided, however, that the Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and lack footnotes. Each of the audited Financial Statements has been certified by the Company's independent auditor, and each of the Interim Financial Statements has been certified by the Company's chief executive officer and principal accounting officer. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company.

         3.7 No Undisclosed Liabilities. Except as set forth on Schedule 3.7, the Company has no liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions, or circumstances identified in the Schedules provided for herein, excluding any liabilities for Company breaches thereunder, and (c) liabilities, not material in the aggregate and incurred in the ordinary course of business, which, under GAAP, would not be required to be reflected on a balance sheet prepared as of the date hereof. For purposes of the preceding subsection (c), any liabilities incurred in connection with litigation or judicial, administrative or arbitration proceedings or claims against the Company shall not be deemed to be incurred in the ordinary course of business.

         3.8 Loans; Loan Loss Reserves.


                  (a) Except as set forth on Schedule 3.8, each outstanding loan, loan agreement, note, lease or other borrowing agreement, any participation therein and any guaranty, renewal or extension thereof (collectively, "Loans") reflected on the books and records of the Bank is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally from time to time in effect and by applicable laws which may affect the availability of equitable remedies. No obligor named in any Loan has provided notice (whether written or, to the knowledge of the Company, oral) to the Company or the Bank that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable remedies, and no Loan is subject to any valid defense, set-off, or counterclaim that has been asserted with respect to such Loan. All Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens. Neither the Bank nor the Company has entered into any loan repurchase agreements.


                  (b) The allowance for loan and lease losses shown on each of the balance sheets contained in the Financial Statements are adequate under the requirements under GAAP to provide for possible losses, net of recoveries relating to loans and leases previously charged off on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan and lease balances of the Bank as of March 31, 2003 in excess of such reserves as shown on the Interim Balance Sheet are, to the knowledge of the Company, collectible in accordance with their respective terms.

         3.9 Properties and Assets.

                  (a) Real Property. Attached as Schedule 3.9(a) is a Schedule of Real Property, which sets forth a complete and correct description of all real property owned or leased by the Company or the Bank or in which either the Company or the Bank has an interest (other than as a mortgagee), including all real property carried by the Bank as Other Real Estate Owned ("OREO"). The Company and the Bank own, or have a valid right to use or a leasehold interest in, all real property used by them in the conduct of their respective businesses as such businesses are presently conducted. Except as otherwise set forth on
         Schedule 3.9(a), the ownership or leasehold interest of the Company or the Bank in such real property (excluding OREO) is not subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claims or charges of any kind (collectively, "Encumbrances"), except for Permitted Encumbrances. As used in this Agreement, "Permitted Encumbrances" shall mean (i) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which the Company or the Bank is not delinquent or in default, (ii) carriers', workers', repairers', materialmen's, warehousemen liens' and similar Encumbrances incurred in the ordinary course of business, (iii) Encumbrances for taxes not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the Interim Balance Sheet, (iv) minor defects in title to real property that do not materially impair the intended use thereof, (v) zoning and similar restrictions on the use of real property, and (vi) Encumbrances created in the ordinary course of business to secure obligations of the Company or the Bank. All certificates, licenses and permits required for the lawful use and occupancy of any real property by the Company or the Bank, as the case may be, have been obtained and are in full force and effect. Except as otherwise set forth on Schedule 3.9(a), all OREO is the subject of a recent appraisal that complies with applicable regulatory requirements and is carried on the Bank's books at an amount which does not exceed its current appraised value.

                  (b) Personal Property. Attached as Schedule 3.9(b)(i) is a Schedule of Tangible Personal Property which sets forth a complete and correct description of each item of tangible personal property owned by the Company or the Bank or used by the Company or the Bank in the conduct of their businesses that is reflected as a capital asset on the Interim Balance Sheet and is being depreciated for tax purposes. Except as otherwise set forth on Schedule 3.9(b)(ii), all such personal property is owned by the Company or the Bank, all such property is owned free and clear of any Encumbrances except for Permitted Encumbrances, and all such property is in good working condition, normal wear and tear excepted.

                  (c) Assets. The assets reflected on the Interim Balance Sheet or identified in this Agreement or on the Schedules provided for herein include all of the material assets (i) owned by the Company or the Bank, except for those subsequently disposed of by the Company or the Bank for fair value in the ordinary course of business, and (2) used or intended for use by the Company or the Bank in the conduct of their respective businesses.

         3.10 Material Contracts. Attached as Schedule 3.10 is a Schedule of Material Contracts. The Company has previously delivered to Wintrust, or made available to Wintrust for its inspection from the books and records of the Company or the Bank, true and complete copies of all Material Contracts. "Material Contracts" include every contract, commitment, or arrangement, whether written or oral (and the Company has delivered to

Wintrust written descriptions of the terms and conditions of all oral Material Contracts), of a material nature under which the Company or the Bank is obligated on the date hereof, including the following:

                  (a) all consulting arrangements, and contracts for professional, advisory, and other services, including contracts under which the Company or the Bank performs services for others;

                  (b) all leases of real estate and personal property;

                  (c) all contracts, commitments and agreements for the acquisition, development or disposition of real or personal property other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $25,000;

                  (d) all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents of the Company or the Bank, and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Company, including all Benefit Plans as defined in Section 3.20;

                  (e) all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of the Company or the Bank;

                  (f) all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of any single borrower or related group of borrowers if the aggregate amount of all such loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness extended to such borrower or related group of borrowers exceeds $350,000;

                  (g) all union and other labor contracts;

                  (h) all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers or directors of the Company or the Bank, any "affiliates" of the Company or the Bank within the meaning of
         Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of Company Common Stock, or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. ss.215.2(m)) of any such person, excepting any ordinary and customary loans and deposits that comply with applicable banking regulations;

                  (i) any contract involving total future payments by the Company or the Bank of more than $25,000 or which requires performance by the Company or the Bank beyond the second anniversary of the Closing Date, that by its terms does not terminate or is not terminable by the Company or the Bank without penalty within 30 days after the date of this Agreement;

                  (j) except for provisions of the articles of incorporation, articles of association and the by-laws of the Company or the Bank, all contracts under which the Company or the Bank has any obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any person (other than in a fiduciary capacity);

                  (k) all joint venture or marketing agreements with any other person or entity; and

                  (l) all other material contracts, made other than in the usual or ordinary course of business of the Company or the Bank, to which the Company or the Bank is a party or under which the Company or the Bank is obligated.

         3.11 No Defaults. Each of the Company and the Bank has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all Material Contracts to which it is a party. There are no defaults by the Company or the Bank under any Material Contract, and no events have occurred that, with the lapse of time or the election of any other party, will become defaults by the Company or the Bank. To the Company's knowledge, no breach or default by any other party under any Material Contract has occurred or, is threatened that will or could impair the ability of the Company or the Bank to enforce any of its rights under such Material Contract in any material respect.

         3.12 Conflict of Interest Transactions. Except as set forth on the Schedule of Interested Transactions, attached hereto as Schedule 3.12, no principal officer or director of the Company or the Bank, or holder of 10% or more of the Company Common Stock or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. ss.215.2(m)) of such person: (a) has any material direct or indirect interest not otherwise disclosed in this Agreement or the Schedules attached hereto in (i) any entity which does business with the Company or the Bank or (ii) any property or asset which is owned or used by the Company or the Bank in the conduct of its business; or (b) has any financial, business or contractual relationship or arrangement with the Company or the Bank, excluding any agreements and commitments entered into in respect of the Bank's acceptance of deposits and investments or the making of any loans, in each case in the Bank's ordinary course of business.

         3.13 Investments.

                  (a) Set forth on Schedule 3.13(a) is a complete and correct list and description as of May 31, 2003, of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or the Bank, other than in a fiduciary or agency capacity (the "Investment Securities"). The Company and the Bank each has good and marketable title to all Investment Securities held by it, free and clear of all Encumbrances, except for Permitted Encumbrances. The Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.

                  (b) Except as set forth on Schedule 3.13(b), and as may be imposed by applicable securities laws and the documents and instruments governing the terms of such securities, none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or the Bank freely to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or the Bank is a party, the Company or the Bank, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

                  (c) Except as set forth on Schedule 3.13(c), neither the Company nor the Bank has sold or otherwise disposed of any Investment Securities in a transaction in which the acquiror of such Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or the Bank to repurchase or otherwise reacquire any such Investment Securities.

                  (d) There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Company or the Bank is bound.

         3.14 Compliance with Laws; Legal Proceedings.

                  (a) The Company and the Bank are in compliance with all applicable federal, state, county and municipal laws and regulations
         (i) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of the Company or the Bank or the assets owned, used, occupied or managed by either of them, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company or the Bank. The Company and the Bank hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of their businesses and the ownership of their assets.

                  (b) Except as set forth on Schedule 3.14(b), there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened or contemplated against or affecting the Company or the Bank, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining the Company or the Bank from taking any action of any kind in connection with the business of the Company or the Bank. Except as set forth on Schedule 3.14(b), neither the Company nor the Bank has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of the Company or the Bank, oral) of enforcement actions, or any criticism, recommendation or suggestion of a material nature, and neither the Company nor the Bank has any reasonable basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated, concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority.

         3.15 Insurance. Attached as Schedule 3.15 is a Schedule of Insurance, which sets forth a complete and correct list of all policies of insurance (a) in which the Company or the Bank is named as an insured party, or (b) pursuant to which the business, assets or properties of the Company or the Bank are insured, and which are owned or carried by the Company or the Bank. The Company and the Bank has in full force and effect policies of insurance issued by reputable insurance companies against loss or damage of the kinds and in the amounts identified in the policy summaries, and all premiums and costs with respect thereto are set forth on Schedule 3.15. Neither the Company nor the Bank has received notice (whether written or, to the knowledge of the Company, oral) from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts.

         3.16 Taxes. The Company and the Bank have each duly and timely filed all federal, state and local income, franchise, excise, real and personal property, employment, value-added and other material returns required to be filed or delivered by the Company or the Bank (respectively) in connection with the Company's or the Bank's business and operations (collectively, "Returns"), all information included in such Returns is accurate in all material respects, and all taxes required to be shown on such Returns as payable by the Company or the Bank with respect to the income of the Company or the Bank have been paid when due. Other than in connection with the federal and state income tax returns related to tax year 2002, no application for an extension of time for filing any Return or consent to any extension of the period of limitations applicable to the assessment or collection of any tax is in effect with respect to the Company or the Bank. Neither the Company nor the Bank is delinquent in the payment of any taxes claimed to be due from the Company or the Bank by any taxing authority, and adequate provisions for taxes (including any penalties and interest) payable by the Company have been made on the books of the Company and on the most recent of the Financial Statements. The Company has not received any notice (whether written or, to the knowledge of the Company, oral) of any proposed audit or proposed deficiency for any duty, tax, assessment or governmental charge due from the Company with respect to the business and operations of the Company, and there are no pending audits or claims with respect thereto.

         3.17 Environmental Laws and Regulations.

                  (a) Except as set forth on Schedule 3.17, the Company and the
         Bank:

                           (i) have had and now have all environmental
                  approvals, consents, licenses, permits and orders required to conduct the businesses in which they have been or are now engaged;

                           (ii) have been and are in compliance in all material
                  respects with all applicable federal, state, county and municipal laws, regulations, authorizations, licenses, approvals, permits and orders relating to air, water, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment (collectively, "Environmental Laws").

                  (b) Except as set forth on Schedule 3.17:

                           (i) there are no claims, actions, suits or
                  proceedings pending or, to the knowledge of the Company, threatened or contemplated against, or involving, the Company or the Bank or any assets of the Company or the Bank, under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise);

                           (ii) no decree, judgment or order of any kind under
                  any of the Environmental Laws has been entered against the Company or the Bank;

                           (iii) neither the Company nor the Bank:

                                    (1) is or was a generator or transporter of
                           hazardous waste, or the owner, operator, lessor, sublessor, lessee or, to its knowledge, mortgagee of a treatment, storage, or disposal facility or underground storage tank as those terms are defined under the Resource Conservation and
                           Recovery Act, as amended, or regulations promulgated thereunder, or of real property on which such a treatment, storage or disposal facility or underground storage tank is or was located;

                                    (2) owns, operates, leases, subleases or to
                           its knowledge, holds a security interest in, or owned, operated, leased or subleased (A) any facility at which any Hazardous Substances (as defined below) were treated, stored in significant quantities, recycled, disposed or are or were installed or incorporated or (B) any real property on which such a facility is or was located;

                                    (3) arranged for the disposal or treatment,
                           arranged with a transporter for transport for disposal or treatment of Hazardous Substances at any facility from which there is a release or threat of release, or accepts or accepted Hazardous Substances for transport for disposal or treatment at any facility, as those terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"); or

                                    (4) is or was the holder of a security
                           interest where the party giving the security is or was the owner or operator of a treatment, storage or disposal facility, underground storage tank or any facility at which any Hazardous Substances are or were treated, stored in significant quantities, recycled or disposed and where either the Company or the Bank participates or participated in management decisions concerning the facility's waste disposal activities.

                  (c) To the Company's knowledge, there are no other facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, the Company or the Bank under any of the Environmental Laws.

                  (d) For purposes of this Section 3.18, "Hazardous Substance" shall mean a hazardous substance (as defined in CERCLA) and petroleum, including crude oil or any fraction thereof, but excluding underground crude oil in its natural unrefined state, prior to its initial extraction.

         3.18 Community Reinvestment Act Compliance. Neither the Company nor the Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder, and the Company has never received a CRA rating of any kind from the Office of the Comptroller of the Currency (the "OCC") or other applicable Governmental Authority. The Company knows of no facts or circumstances, which would cause either the Company or the Bank to fail to comply with such provisions or to cause the Bank to receive a CRA rating of less than satisfactory.


         3.19 Company Regulatory Reports. Since January 1, 2001, the Company and the Bank have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the OCC and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of the Company or the Bank (the "Company Regulatory Reports"), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Company Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


         3.20 Employee Benefit Plans.

                  (a) Schedule 3.20 sets forth a complete and correct list of each employee benefit plan within the meaning of Section 3(3) of ERISA (the "ERISA Plans"), each compensation, consulting, employment or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees of the Company or the Bank which the Company or the Bank maintains or contributes to (or, with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) has maintained or contributed to since the date of its incorporation) or to which the Company or the Bank is a party or by which it is otherwise bound (collectively, together with the ERISA Plans, the "Benefit Plans"). None of the Benefit Plans is a "defined benefit plan" (as defined in Section 414(j) of the Code). Neither the Company nor the Bank has, and has ever had, an affiliate that would be treated as a single employer together with the Company or the Bank (an "ERISA Affiliate") under Section 414 of the Code.

                  (b) Other than the employment agreement with the Bank's president, a true and complete copy of which has been provided to Wintrust, neither the Company nor the Bank has entered into or maintained any Benefit Plan which includes any change of control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or the Bank or any other increase in the liabilities of the Company or the Bank under such Benefit Plan as a result of the transactions contemplated by this Agreement.

                  (c) Neither the Company nor the Bank maintains or participates, and has ever maintained or participated, in a multiemployer plan within the meaning of Section 3(37) of ERISA. None of the Company, the Bank, any director or employee of the Company or the Bank, or any fiduciary of any ERISA Plan has engaged in any transaction in violation of Section 406 or 407 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such ERISA Plan. Neither the Company nor the Bank provides nor has ever provided medical benefits to former employees, except as required by Section 601 of ERISA.

                  (d) Each ERISA Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a determination letter from the Internal Revenue Service to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code.

                  (e) Each Benefit Plan is, and since its inception, has been administered in material compliance with its terms and with all applicable laws, rules and regulations governing such Benefit Plan, including the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the Internal Revenue Service under ERISA, the Code or any other applicable law. Neither the Company nor any affiliate of the Company that is a fiduciary with respect to any Benefit Plan, has breached any of the responsibilities, obligations or duties imposed on it by ERISA.

                  (f) There is no litigation, claim or assessment pending or, to the Company's knowledge, threatened by, on behalf of, or against any of the Benefit Plans or against the administrators or trustees or other fiduciaries of any of the Benefit Plans that alleges a violation of applicable state or federal law. To the Company's knowledge, there is no reasonable basis for any such litigation, claim or assessment.

                  (g) No Benefit Plan fiduciary or any other person has, or has had, any liability to any Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Benefit Plan, including, but not limited to, any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights.

                  (h) All accrued contributions and other payments to be made by the Company or the Bank to any Benefit Plan through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Financial Statements. Neither the Company nor the Bank is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

                  (i) No Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

                  (j) There are no obligations or liabilities, whether outstanding or subject to future vesting, for any post-retirement benefits to be paid to participants under any of the Benefit Plans.

         3.21 Technology and Intellectual Property.

                  (a) Attached as Schedule 3.21 is a Schedule of Intellectual Property, which sets forth a complete and correct list of all (i) registered trademarks, service marks, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; (iii) unregistered trademarks, service marks, trade names, logos and assumed names; and (iv) licenses for any of the foregoing, in each case, owned by the Company or the Bank or used in or necessary to conduct the Company's or the Bank's business as presently conducted. The items on
         Schedule 3.21, together with all other trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, licenses, formulae, customer lists or other databases, business application designs and inventions currently used in or necessary to conduct the business of the Company as presently conducted constitute the "Intellectual Property."

                  (b) Except as set forth on Schedule 3.21, the Company or the Bank has ownership of, or such other rights by license, lease or other agreement in and to, the Intellectual Property as is necessary to permit the Company and the Bank to use the Intellectual Property in the conduct of their respective businesses as presently conducted. Neither the Company nor the Bank has received notice (whether written or, to the knowledge of the Company or the Bank, oral) alleging that the Company or the Bank has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and to the Company's knowledge, it has not committed any such violation or infringement. Other than as set forth on Schedule 3.21, to the Company's knowledge, there is no reason to believe that, upon consummation of the transactions contemplated hereby, the Company or the Bank will be in any way more restricted in its use of any of the Intellectual Property than it was on the date hereof under any contract to which the Company or the Bank is a party or by which it is bound, or that use of such Intellectual Property by the Company or the Bank will, as a result of such consummation, violate or infringe the rights of any person, or subject Wintrust, the Company or the Bank to liability of any kind, under any such contract.

         3.22 No Adverse Change. Other than as specifically disclosed in this Agreement, the Financial Statements, or the Schedules delivered pursuant to this Agreement, there has not occurred (a) since December 31, 2002 any Material Adverse Effect on the Company or the Bank, or (b) any change or condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2002, that may reasonably be expected to have or result in a Material Adverse Effect on the Company or the Bank. The Company knows of no reason, based on the business or operations of the Company and the Bank, why the Federal Reserve Application or any of the other regulatory approvals referenced in Section 7.3 should be denied or unduly delayed.

         3.23 Conduct of Business in Normal Course. Since December 31, 2002, the businesses of the Company and the Bank have been conducted only in the ordinary and usual course consistent with past practice.

         3.24 Change in Business Relationships. As of the date of this Agreement, neither the Company nor the Bank has received notice (whether written or, to the knowledge of the Company or the Bank, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, representative, supplier, vendor or business referral source of the Company or the Bank intends to discontinue, diminish or change its relationship with the Company or the Bank, that would have a Material Adverse Effect on the Company, or (b) that any executive officer of the Company or the Bank intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, agent, representative, supplier, vendor, business referral source or other parties that have not been resolved which are reasonably likely to have a Material Adverse Effect on the Company or the Bank.

         3.25 Brokers' and Finders' Fees. Neither the Company nor the Bank has incurred any liability for brokerage commissions, finders' fees, or like compensation with respect to the transactions contemplated by this Agreement.

         3.26 No Omissions. None of the representations and warranties contained in Article III, in the Schedules provided for herein by the Company or in the Financial Statements is false or misleading in any material respect or omits to state a fact herein or therein necessary to make such statements not misleading in any material respect.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                       CONCERNING WINTRUST AND MERGER CO.

         Wintrust and Merger Co. hereby jointly and severally represent to the Company as follows:

         4.1 Organization. Each of Wintrust and Merger Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, has the corporate power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Wintrust or Merger Co.

         4.2 Capitalization. The authorized capital stock of Wintrust consists of (i) 30,000,000 shares of common stock, no par value per share, of which 17,419,956 shares were issued and outstanding as of June 3, 2003, (ii) 20,000,000 shares of preferred stock, no par value per share, of which 100,000 shares are designated Junior Serial Preferred Stock A, no par value per share, and no shares of preferred stock are issued and outstanding, and (iii) no shares are held in treasury. As of June 3, 2003 there were (i) outstanding options in respect of 2,921,437 shares of Wintrust Common Stock, (ii) outstanding warrants for the purchase of 263,886 shares of Wintrust Common Stock, and (iii) preferred share purchase rights outstanding pursuant to the Rights Agreement between Wintrust and Illinois Stock Transfer Company, as Rights Agent, dated July 28, 1998. Such options, warrants and rights have been duly authorized by all necessary corporate action (including shareholder approval, if necessary). Such options and warrants have been validly executed, issued and delivered by Wintrust, and constitute the legal, valid and binding obligations of Wintrust, and are enforceable as to Wintrust in accordance with their terms. The shares of Wintrust Common Stock to be issued upon exercise of such options and warrants are validly authorized and, upon such exercise in accordance with their terms, will be validly issued, fully paid, and nonassessable. The Wintrust Common Stock is subject to certain preferences, qualifications, limitations, restrictions or special or relative rights under Wintrust's articles of incorporation, a true and complete copy of which has been previously provided to the Company. Except for such options and warrants and preferred share purchase rights, there are no options, agreements, contracts or other rights in existence to purchase or acquire from Wintrust any shares of capital stock of Wintrust, whether now or hereafter authorized or issued, other than shares issuable pursuant to employee benefit or compensation plans referred to in the Wintrust SEC Documents.

         4.3 Authorization; No Violations. The execution and delivery of this Agreement and the performance of Wintrust's and Merger Co.'s obligations hereunder have been duly and validly authorized by each of the Boards of Directors of Wintrust and Merger Co., do not violate or conflict with their respective articles of incorporation or by-laws, the Illinois Act, or any applicable law, court order or decree to which Wintrust or Merger Co. is a party or subject, or by which Wintrust or Merger Co. or any of their respective properties is bound, and require no further corporate or shareholder approvals on the part of Wintrust and Merger Co. The execution and delivery of this Agreement and the performance of Wintrust's and Merger Co.'s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which Wintrust or Merger Co. is bound. This Agreement, when executed and delivered, will be a valid, binding and enforceable obligation of each of Wintrust and Merger Co., subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

         4.4 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with the execution and delivery by Wintrust or Merger Co. of this Agreement and the consummation by Wintrust and Merger Co. of the Merger except for (a) the filing by Wintrust of the Federal Reserve Application with the Federal Reserve under the BHCA, (b) the filing with the Commission of the Registration Statement (as defined in Section 5.4(a)), and (c) the filing of the Articles of Merger with the Secretary of State of the State of Illinois under the Illinois Act.

         4.5 Wintrust SEC Documents and Financial Statements.

                  (a) Since January 1, 2000, Wintrust has timely filed all reports and other documents (including any amendments thereto) required to be filed with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Commission (the "Wintrust SEC Documents"), and all such Wintrust SEC Documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Exchange Act. As of their respective filing dates, none of the Wintrust SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) The audited consolidated financial statements contained or incorporated by reference in Wintrust's Annual Report on Form 10-K for the years ended December 31, 2000, 2001 and 2002 and the unaudited interim financial statements included in Wintrust's most recent Quarterly Report on Form 10-Q have been prepared in conformity with GAAP applied on a consistent basis, and, together with the notes thereto, present fairly the consolidated financial position of Wintrust and its subsidiaries at the dates shown and the consolidated results of their operations, changes in stockholders' equity and cash flows for the periods then ended. The interim financial statements as of, and for, the periods ending after December 31, 2002 included in Wintrust's Quarterly Reports on Form 10-Q, as filed with the Commission, include all adjustments necessary for a fair presentation of the financial position of Wintrust and its subsidiaries and the results of their operations for the interim periods presented, subject to normal, recurring year-end adjustments and the omission of footnote disclosure.

                  (c) The reserves for possible loan losses shown on each of the balance sheets contained in the Wintrust SEC Documents are adequate under the requirements under GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate consolidated loan balance of Wintrust as of March 31, 2003, in excess of such reserves shown on the balance sheet as of March 31, 2003, contained in the Wintrust SEC Documents is, to the knowledge of Wintrust, collectible in accordance with their terms.

                  (d) Except as disclosed in the Wintrust SEC Documents or as set forth on Schedule 4.5(d), neither Wintrust nor any banking subsidiary of Wintrust (a "Wintrust Bank") is a party to, and none of their respective properties or assets are bound by, any "material contract" required to be filed under Item 601(b)(10) of Regulation S-K of the Commission.

         4.6 Compliance with Laws; Legal Proceedings.

                  (a) Wintrust and its subsidiaries are each in compliance in all material respects with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of Wintrust or any of its subsidiaries or the assets owned, used, occupied or managed by Wintrust or any of its subsidiaries, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Wintrust. Wintrust and its subsidiaries (direct and indirect) hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of its business and the ownership of its assets.

                  (b) Except as may be disclosed in the Wintrust SEC Documents, there are no material claims, actions, suits or proceedings pending or, to the knowledge of Wintrust, threatened or contemplated against or affecting Wintrust or its subsidiaries, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining Wintrust or its subsidiaries from taking any action of any kind in connection with their respective businesses. Except as may be disclosed in the Wintrust SEC Documents or as set forth on Schedule 4.6(b), none of Wintrust or its subsidiaries has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of Wintrust, oral) of enforcement actions, or any criticism, recommendation or suggestion of a material nature, and none of Wintrust or its subsidiaries has any reasonable basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated, concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority.

         4.7 Wintrust Regulatory Reports. Since January 1, 2001, Wintrust and its subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the OCC and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of Wintrust or its subsidiaries (the "Wintrust Regulatory Reports"), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Wintrust Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

         4.8 Taxes. Wintrust and each Wintrust Bank have each duly and timely filed all state and federal income tax returns required to be filed or delivered by Wintrust in connection with Wintrust's business and operations, and all information included in such returns is accurate in all material respects, and all state and federal taxes required to be shown on such returns as payable by Wintrust with respect to the income of Wintrust have been paid when due. Other than in connection with the federal and state income tax returns related to tax year 2002, no application for an extension of time for filing any such income tax return or consent to any extension of the period of limitations applicable to the assessment or collection of any state or federal income tax is in effect with respect to Wintrust. Wintrust has not received any notice (whether written or, to the knowledge of Wintrust, oral) of any proposed audit or proposed deficiency for any state or federal income tax, assessment or governmental charge due from Wintrust with respect to the business and operations of Wintrust, and there are no pending audits or claims with respect thereto


         4.9 Compliance with ERISA. All employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by Wintrust or any Wintrust Bank or to which Wintrust or any Wintrust Bank contributes, are in material compliance with all applicable requirements of ERISA, and are in material compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Wintrust or any Wintrust Bank would be liable to any person or entity under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of Wintrust or any Wintrust Bank under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if Wintrust or such Wintrust Bank withdrew from any such plan as of the Closing. All contributions and premium payments due prior to the date hereof have been made, and all contributions and premium payments due prior to Closing will be made by Wintrust or a Wintrust Bank, as applicable, on a timely basis.


         4.10 No Defaults. Each of Wintrust and each Wintrust Bank has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all material contracts identified or required to be identified in the Wintrust SEC Documents. There are no defaults under any such contract, and no events have occurred that, with the lapse of time or the election of any other party, will become defaults by Wintrust or any Wintrust Bank. To Wintrust's knowledge, no breach or default by any other party under such contract has occurred or is threatened that will or could impair the ability of Wintrust or any Wintrust Bank to enforce any of its rights under such contract in any material respect.

         4.11 Compliance with Environmental Laws. Except as set forth on
Schedule 4.11, (a) there are no proceedings or orders against Wintrust or any Wintrust Bank with respect to alleged violation of, or liability under, Environmental Laws; (b) to the knowledge of Wintrust, there is no proceeding or order threatened against Wintrust or any Wintrust Bank with respect to the alleged violation of, or liability under, Environmental Laws; and (c) to the knowledge of Wintrust, there are no facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, Wintrust.

         4.12 Fiduciary Accounts. Each Wintrust Bank has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable state and federal law and regulations.

         4.13 No Adverse Change. Except as disclosed in the Wintrust SEC Documents, this Agreement, or the Schedules delivered pursuant to this Agreement, there has not occurred (a) since December 31, 2002, any Material Adverse Effect on Wintrust or any of its subsidiaries or (b) any change or condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2002, that may reasonably be expected to have or result in a Material Adverse Effect on Wintrust. Wintrust knows of no reason, based on the business or operations of Wintrust and its subsidiaries, why the Federal Reserve Application or any of the other regulatory approvals referenced in Section 7.3 or 8.3 would be denied or unduly delayed. The CRA rating of each banking subsidiary of Wintrust is at least "satisfactory" or better.


         4.14 Brokers' and Finders' Fees. Except as set forth on Schedule 4.14, neither Wintrust nor Merger Co. has incurred any liability for brokerage commissions, finders' fees, or like compensation with respect to the transactions contemplated by this Agreement.


         4.15 No Omissions. None of the representations and warranties contained in Article IV or in the Schedules provided for herein is false or misleading in any material respect or omits to state a fact herein necessary to make such statements not misleading in any material respect.


                                    ARTICLE V
                            AGREEMENTS AND COVENANTS

         5.1 Conduct of Business. During the period commencing on the date hereof and continuing until the Effective Time, the Company shall conduct the Company's business and shall cause the Bank to conduct its business in the usual and ordinary course consistent with prudent banking practice. Without limiting the foregoing, without the prior written consent of Wintrust:

                  (a) no change shall be made in the articles of incorporation or by-laws of the Company or the charter or by-laws of the Bank;

                  (b) except with respect to the exercise of any Outstanding Company Option or Warrant, no change shall be made in the capitalization of the Company or the Bank or in the number of issued and outstanding shares of Company Common Stock or Warrants;

                  (c) the compensation of officers or key employees of the Company or the Bank shall not be increased, nor any bonuses paid;

                  (d) no Loans, or renewals or restructurings of Loans, in the amount of $500,000 or more (including Loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $500,000) shall be made by the Bank except in the ordinary course of business and consistent with prudent banking practices and the Bank's current loan policies and applicable rules and regulations of applicable Governmental Authorities with respect to amount, term, security and quality of such borrower's or borrowers' credit;

                  (e) no dividends or other distributions shall be declared or paid by the Company or the Bank;

                  (f) the Company and the Bank shall each use their commercially reasonable efforts to maintain their present insurance coverage in respect to its properties and business;

                  (g) no significant changes shall be made in the general nature of the business conducted by the Company or the Bank;

                  (h) No action shall be taken in connection with the proposed "ISS Investment" further described on Schedule 5.1(h);

                  (i) no employment, consulting or similar agreements shall be entered into by the Company or the Bank that are not terminable by the Company or the Bank on 30 days' or fewer notice without penalty or obligation;

                  (j) neither the Company nor the Bank shall take any action that would result in a termination, partial termination, curtailment, discontinuance of a Benefit Plan or merger of any Benefit Plan into another plan or trust;

                  (k) the Company and the Bank shall file all Returns in a timely manner and shall not make any application for or consent to any extension of time for filing any Return or any extension of the period of limitations applicable thereto;


                  (l) neither the Company nor the Bank shall make any expenditure for fixed assets in excess of $25,000 for any single item, or $100,000 in the aggregate, or shall enter into leases of fixed assets having an annual rental in excess of $25,000;


                  (m) neither the Company nor the Bank shall incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the ordinary course consistent with prudent banking practices and the Bank's current policies;

                  (n) neither the Company nor the Bank shall do or fail to do anything that will cause a breach by the Company or the Bank of, or default by the Company or the Bank under, any Material Contract;

                  (o) the Bank shall not engage or agree to engage in any "covered transaction" within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A) or any transaction of the kind referred to in Section 3.12, unless the Bank has complied with all requirements of Sections 23A or 23B of the Federal Reserve Act;

                  (p) the Bank shall only purchase or invest in obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five years and which municipal obligations have been assigned a rating of A or better by Moody's Investors Service or by Standard & Poor's;

                  (q) no changes of a material nature shall be made in either the Company's or the Bank's accounting procedures, methods, policies or practices or the manner in which the Company or the Bank maintain their records; and

                  (r) the Bank shall not accept or renew any brokered deposits.

         5.2 Access to Information.

                  (a) Pending the Closing, representatives of Wintrust shall, during normal business hours and on reasonable advance notice to the Company, be given full access to the Company's and the Bank's records and business activities and be afforded the opportunity to observe their business activities and consult with their officers and employees regarding the same on an ongoing basis (without limiting the foregoing, to verify compliance by the Company with all terms of this Agreement); provided, however, that the foregoing actions do not interfere with the business operations of the Company and the Bank.

                  (b) Wintrust will use such information as is provided to it by the Company or the Bank or the representatives of either solely for the purpose of conducting business, legal and financial reviews of the Company and the Bank and for such other purposes as may be related to this Agreement, and Wintrust will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of the letter agreement regarding confidentiality entered into by and between the Company and Wintrust dated April 16, 2003 (the "Confidentiality Agreement").

                  (c) Pending the Closing and solely for the purpose of permitting the Company to ascertain the correctness of the representations and warranties made in this Agreement by Wintrust to the Company, representatives of the Company shall, during normal business hours and on reasonable advance notice to Wintrust, be given access to the records and business activities of Wintrust and the Wintrust Banks and be afforded the opportunity to observe their business activities and consult with their officers and employees regarding the same; provided, however, that in Wintrust's sole reasonable judgment the foregoing actions do not interfere with the business operations of Wintrust or any of its subsidiaries. The Company will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of the Confidentiality Agreement.

         5.3 Meeting of Shareholders of the Company. As soon as practicable after the date of this Agreement and the effectiveness of the Registration Statement pursuant to Section 5.4, the Company shall call and hold a meeting of its shareholders for the purpose of voting upon this Agreement, the Merger and the transactions herein contemplated in accordance with the Company's articles of incorporation, its by-laws and the Illinois Act (the "Shareholders Meeting"). The Company shall, through the Company Board, recommend to its shareholders, consistent with its fiduciary duties, approval of this Agreement and the Merger.

         5.4 Registration Statement and Regulatory Filings.

                  (a) Wintrust shall file with the Commission within 45 days after the execution of this Agreement or as soon thereafter as practicable, a registration statement on an appropriate form under the Securities Act covering Wintrust Common Stock to be issued pursuant to this Agreement and shall use its reasonable best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such registration statement and any amendments and supplements thereto are referred to herein as the "Registration Statement." The Registration Statement shall include a Proxy Statement/Prospectus thereto reasonably acceptable to Wintrust and the Company, prepared by Wintrust and the Company for use in connection with the meeting of shareholders of the Company referred to in Section 5.3, all in accordance with the rules and regulations of the Commission. Wintrust shall, as soon as practicable after the execution of this Agreement, make all filings, if any, required to obtain all blue sky permits, authorizations, consents or approvals required for the issuance of Wintrust Common Stock. In advance of filing the Registration Statement, Wintrust shall provide the Company and its counsel with a copy of the Registration Statement and provide an opportunity to comment thereon, and thereafter shall promptly advise the Company and its counsel of any material communication received by Wintrust or its counsel from the Commission with respect to the Registration Statement. None of the information furnished by Wintrust or the Company for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document filed with the Commission or any state securities commission, at the respective times at which such documents are filed with the Commission or such state securities commission, or, in the case of the Registration Statement, when it becomes effective, or in the case of the Proxy Statement/Prospectus, when mailed or at the time of the Shareholders Meeting, shall be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

                  (b) Wintrust, within 30 days following execution and delivery of this Agreement, will file the Federal Reserve Application and take all other appropriate actions (except as otherwise specified in Section 5.4(a) above) necessary to obtain the regulatory approvals referred to in Section 7.3 hereof, and the Company will use all reasonable and diligent efforts to assist in obtaining all such approvals. The obligation to take all appropriate actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order, or approval of, or any exemption by, any Governmental Authority or other party that are not acceptable to Wintrust, in its sole reasonable discretion, or to change the business practices of Wintrust or any of its subsidiaries in a manner not acceptable to Wintrust, in its sole reasonable discretion. In advance of filing any applications for such regulatory approvals, Wintrust shall provide the Company and its counsel with a copy of such applications (but excluding any information contained therein regarding Wintrust and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise the Company and its counsel of any material communication received by Wintrust or its counsel from any regulatory authorities with respect to such applications.

         5.5 Listing of Shares. Wintrust shall use all reasonable and diligent efforts to cause the shares of Wintrust Common Stock issuable in the Merger to be approved for listing on the Nasdaq National Market.

         5.6 Reasonable and Diligent Efforts. The Parties shall use reasonable and diligent efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. None of the Parties will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations contained herein to be or become untrue.

         5.7 Business Relations and Publicity. The Company shall use reasonable and diligent efforts to preserve the reputation and relationship of the Company and the Bank with suppliers, clients, customers, employees, and others having business relations with the Company or the Bank. Wintrust and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by applicable law or the rules of the Nasdaq National Market, or with respect to employee meetings, neither Party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Wintrust to the content of any communication to its shareholders. In furtherance of the foregoing the Parties acknowledge that immediately after execution of this Agreement Wintrust shall issue a news release (after consultation with the Company as to its content) and file the same with the Commission on Form 8-K.

         5.8 No Conduct Inconsistent with this Agreement.

                  (a) The Company shall not, and shall cause the Bank to not, during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting the Company or the Bank (or the securities or assets of either) that, if effected, would constitute an acquisition of control of either the Company or the Bank within the meaning of 12 U.S.C.A. ss.1817(j) (disregarding the exceptions set forth in 12 U.S.C.A. ss.1817(j)(17)) and the regulations of the Federal


         Reserve thereunder (each, an "Acquisition Proposal"), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal.

                  (b) Notwithstanding the foregoing, in the event that the Company Board determines in good faith and after consultation with outside counsel, that in light of a Superior Acquisition Proposal (as defined herein) it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board's fiduciary duties, the Company Board may, in response to an Acquisition Proposal which was not solicited by or on behalf of the Company or the Bank or which did not otherwise result from a breach of Section 5.8(a), subject to its compliance with Section 5.8(c), (i) furnish information with respect to the Company or the Bank to such person or entity making such Superior Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the confidentiality agreement entered into between the Company and Wintrust, (ii) participate in discussions or negotiations regarding such Superior Acquisition Proposal, (iii) withdraw, modify or otherwise change in a manner adverse to Wintrust, the Company's recommendation to its shareholders with respect to this Agreement and the Merger and/or
         (iv) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that the Company Board may not terminate this Agreement pursuant to this Section 5.8(b) unless and until (x) five (5) business days have elapsed following the delivery to Wintrust of a written notice of such determination by the Company Board and during such five
         (5) business day period, the Company and the Bank otherwise cooperate with Wintrust with the intent of enabling the Parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such three business day period the Company Board continue reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A "Superior Acquisition Proposal" means any Acquisition Proposal containing terms which the Company Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such third party.

                  (c) In addition to the obligations of the Company set forth in
         Section 5.8(a) and (b), the Company shall immediately advise Wintrust orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. The Company shall keep Wintrust reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

         5.9 Pre-Closing Loan Review.

                  (a) The Company shall cause the Bank, prior to the Closing Date, to write off all Loans of the Bank that are required to be written off by the Bank's regulators or that, in conformity with past practices and policies of the Bank and GAAP, should be written off as Loan losses.

                  (b) The Company shall furnish Wintrust with full information regarding the status of each Loan contained in the Loan portfolio of the Bank, as of a date not more than 15 days prior to the Closing Date.


                  (c) Wintrust and the Company shall negotiate in good faith regarding the write-down, in conformity with the provisions of Section 5.9(a) above, of potential Loan losses (net of reasonably conservative estimates of collateral recoveries and of applicable reserves) identified to the Company by Wintrust; provided, however, that (i) the Company shall not be required to take any actions as a result of such good faith negotiation (1) more than five (5) days prior to the Closing Date and (2) until such time as the Company shall have received reasonable assurances that all conditions precedent to Wintrust's obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied, and (ii) any such actions taken as a result of such good faith negotiations shall not have any effect on the representations and warranties under Section 3.8 made by the Company and the Bank as of the date of this Agreement.


         5.10 Board of Directors' Notices and Minutes. The Company shall give reasonable notice to Wintrust of all meetings of the Company Board and any of its committees, and the board of directors of the Bank and any of its committees, and if known, the agenda for or business to be discussed at such meeting. To the extent permissible under law, the Company shall promptly transmit to Wintrust copies of all notices, minutes, consents and other materials that the Company or the Bank provides to their directors, other than materials relating to any proposed acquisition of the Company or the Bank or this Agreement or the Merger, subject to the Company's compliance with Section
5.8. Wintrust agrees to hold in confidence and trust and to act in a fiduciary manner with respect to all such information.

         5.11 Untrue Representations and Warranties. During the term of this Agreement, if any Party becomes aware of any facts or of the occurrence or impending occurrence of any event that would cause one or more of such Party's representations and warranties contained in this Agreement to be or to become untrue as of the Closing Date then:

                  (a) such Party shall immediately give detailed written notice thereof to the other Parties; and

                  (b) such Party shall use reasonable and diligent efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by the other Parties.

         5.12 Director and Officer Liability Coverage. Wintrust agrees to provide each of the directors and officers of the Company and the Bank after the Effective Time substantially the same coverage against personal liability for actions taken after the Effective Time as is provided to directors and officers of Wintrust. Such coverage may be provided through an insurance policy or through an agreement by Wintrust to indemnify such directors and officers. Wintrust further agrees to cause the Surviving Corporation for a period of five years after the Effective Time to indemnify the current and past directors and officers of the Company and the Bank for all actions taken by them prior to the Effective Time in their respective capacities as directors and officers of the Company and the Bank to the same extent as the indemnification provided by the Company and the Bank to such directors and officers immediately prior to the Effective Time.

         5.13 Interim Financial Statements. Prior to the Closing Date, the Company shall deliver to Wintrust interim financial statements of the Company as of the end of each month as promptly as practicable after they become available. Such interim financial statements shall be prepared in conformity in all material respects with GAAP applied on a basis consistent with the Financial Statements.

         5.14 Dissent Process. The Company will give to Wintrust prompt notice of any written notice relating to the exercise of dissenters' rights granted under the Illinois Act, including the name of the dissenting stockholder and the number of shares of Company Common Stock to which the dissent relates. Wintrust will have the right to participate in all negotiations and proceedings relating thereto, and exceptions required by law. The Company will not make any payment with respect to, or settle or offer to settle, any appraisal demands without Wintrust's prior written consent.

         5.15 Section 368(a) Reorganization. Either prior to or after the Closing Date, none of the Parties shall take or cause to be taken any action, or omit to take any action or cause any omission, which would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code.

         5.16 Exercise of Warrants and Options. Notwithstanding anything contained in this Agreement to the contrary, Wintrust and the Company each acknowledge and agree that the holder of any Warrant or Outstanding Company Option may, at any time prior to the commencement of the ten trading-day period during which the Exchange Ratio is determined, exercise such Warrant or Outstanding Company Option in accordance with its terms and conditions.

         5.17 Converted Options. Wintrust agrees to assume and honor each of the Converted Options in accordance with their terms. Within 30 days after the Closing Date, Wintrust shall file a registration statement with the Commission with respect to the shares of Wintrust Common Stock to be covered by such Converted Options. Such shares of Wintrust Common Stock shall be duly authorized and, upon exercise of such Converted Options, shall be validly issued, fully paid and nonassessable, and not in violation of or subject to any preemptive rights except as set forth in Wintrust's articles of incorporation. Wintrust shall after the Effective Time have reserved sufficient shares of Wintrust Common Stock for issuance with respect to such options.

         5.18 TM Acceptance Corp. Lease Financing Portfolio. The Bank has entered into that certain Program Agreement dated as of June 22, 2001 by and among the Bank, TM Acceptance Corp., as Lessor thereunder, and Toshiba Machine Company, America, as Vendor thereunder (the "Program Agreement"), pursuant to which Lessor has and may continue to offer to sell to the Bank, and the Bank has and may continue to purchase from Lessor, Leases regarding the sale or financing by Lessor of Equipment to certain Lessees (as such terms are defined in the Program Agreement, and which are used in this Section 5.18). In connection with the Program Agreement, the Company shall:

                  (a) within 45 days of the date of this Agreement, certify in writing and demonstrate to the reasonable satisfaction of Wintrust that:

                           (i) the Lessor has perfected first priority security
                  interests in all Equipment that is the subject of all Leases;

                           (ii) the Lessor has executed and delivered to the
                  Bank an Assignment (as such term is defined in the Program Agreement) for each of the Leases;

                           (iii) each Lease is covered by adequate insurance,
                  evidenced by insurance policy certificates naming Lessor as loss payee, and Lessor has assigned all of its rights as loss payee under such policies to the Bank; and

                           (iv) the Bank and Lessor have established the Lock
                  box as required under Article IV of the Program Agreement, and as of the expiration of such 45-day period all Payments (as defined in the Program Agreement) are being directed and delivered to the Lock box and no such Payments are being directed or delivered to Lessor; and

                  (b) as of the Closing Date, cause there to be no Payment obligations under any Lease greater than 30 days past due.

                                   ARTICLE VI
                            EMPLOYEE BENEFIT MATTERS

         6.1 Benefit Plans. Schedule 6.1 lists all of the employees of the Company and the Bank (the "Employees"). Wintrust and the Company Board shall together review the Benefit Plans and the coverages provided thereunder. Effective as of the Closing Date, (i) the Company Board shall cause the Company to terminate all Benefit Plans other than the Company's 401(k) plan, health, dental, life and disability insurance plans, and long-term care plan
(the "Retained Plans"), and to pay prior to the Closing or accrue fully any liabilities under the Benefit Plans (including the Retained Plans ) or arising out of such termination of Benefit Plans, and (ii) each full-time Employee shall become eligible for and entitled to participate in Wintrust's benefit plans (other than its benefit plans that are similar to the Retained Plans) on the same terms and subject to the same conditions as all other U.S. employees of Wintrust and its subsidiaries. From and after the Closing Date Wintrust shall continue coverage for the Employees under the Company's Retained Plans in effect prior to the Closing Date, to the extent not in violation of any statute, law (including common law), ordinance, rule or regulation applicable to such plans or the qualifications or requirements of such plans, until such time as Wintrust determines such plans are to be terminated or merged with existing Wintrust plans, at which time all Employees previously covered under such Retained Plans shall become eligible for and entitled to participate in Wintrust's similar plans on the same terms and subject to the same conditions as all other U.S. employees of Wintrust and its subsidiaries. To the extent permitted by applicable law the Company shall notify Wintrust on the Closing Date of the existence or absence of any significant pre-existing conditions of any insureds under the Benefit Plans. Wintrust shall use its reasonable and diligent efforts to cause any pre-existing condition limitations under Wintrust's medical benefit plans to be waived. For purposes of determining eligibility to participate and, where applicable, vesting under Wintrust's applicable retirement savings plan and employee stock purchase plan, Wintrust's short-term disability plans and vacation policy, each Employee shall receive past service credit for his or her prior employment with the Company as if such Employee had then been employed by Wintrust. Credited service under Wintrust's retirement savings plan will commence as of the date an Employee commences participation in Wintrust's benefit plans. Wintrust reserves the right to change or terminate its employee benefit plans at any time.

         6.2 No Rights or Remedies. Nothing in this Article shall confer upon any Employee or his or her legal representative, any rights or remedies, including any right to employment, or continued employment, for any specified period, or any nature or kind whatsoever under or by reason of this Agreement.


                                   ARTICLE VII
                             CONDITIONS PRECEDENT TO
                     OBLIGATIONS OF WINTRUST AND MERGER CO.

         Unless the conditions are waived by Wintrust, all obligations of Wintrust and Merger Co. under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

         7.1 Representations and Warranties; Performance of Agreements. Each of the representations and warranties contained in Article III of this Agreement that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in
Article III that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date. The Company shall have performed in all material respects all agreements herein required to be performed by Sellers and the Company on or before the Closing.

         7.2 Closing Certificate. Wintrust shall have received a certificate of the Company signed by a senior executive officer of the Company, dated as of the Closing Date, certifying in such detail as Wintrust may reasonably request, as to the fulfillment of the conditions to the obligations of Wintrust set forth in this Agreement that are required to be fulfilled by the Company on or before the Closing.

         7.3 Regulatory and Other Approvals. Wintrust shall have obtained the approval of all appropriate regulatory entities of the transactions contemplated by this Agreement and the Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

         7.4 Approval of Merger and Delivery of Agreement. This Agreement and the Merger shall have been approved by the shareholders of the Company in accordance with the Company's articles of incorporation, by-laws and the Illinois Act, and the proper officers of the Company shall have executed and delivered to Wintrust copies of this Agreement and the Articles of Merger, in form suitable for filing with the Secretary of State of the State of Illinois, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing. The holders of not more than 5% of the shares of Company Common Stock shall have given written demand for dissenter's rights in accordance with the Illinois Act.

         7.5 Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Wintrust Common Stock to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued and no material proceeding for that purpose shall have been instituted or threatened in writing.

         7.6 No Litigation. No suit or other action shall have been instituted or threatened in writing seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that Wintrust believes, in good faith and with the written advice of outside counsel, makes it undesirable or inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that the Company or the Bank has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a Material Adverse Effect on the Company or the Bank.

         7.7 Environmental Surveys. Wintrust shall have received from the Company copies of reports of Phase I environmental audits of all real property or facilities used by either the Company or the Bank in the conduct of its business, conducted by an independent environmental consultant reasonably acceptable to Wintrust. Wintrust shall pay the costs of obtaining such Phase I environmental audits. No such environmental audit shall have identified any violation of the Environmental Laws or condition relating to the environment, human health or safety which could reasonably be expected to have a Material Adverse Effect on the Company or the Bank.

         7.8 Opinion of Counsel. Wintrust shall have received the opinion of Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg LLC, counsel for the Company, dated as of the Closing Date, and in form substantially similar to Exhibit C and reasonably satisfactory to Wintrust and its counsel.

         7.9 Employment Agreements. At least one of those three persons identified on Schedule 7.9, who as of the date of this Agreement are either under an employment agreement with the Company or have entered into an employment agreement with Merger Co. in the form attached as Exhibit D to be effective as of the Effective Time, shall be an employee in good standing with the Company or the Bank as of the Closing Date and capable of performing his duties under his employment agreements as of the Effective Time.

         7.10 No Adverse Changes. Between the date of this Agreement and the Closing Date, the business of the Company and the Bank, taken as a whole, shall have been conducted in the ordinary course, in all respects consistent with prudent banking practices, and there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement, that would have a Material Adverse Effect on the Company.

         7.11 Minimum Net Worth and Loan Loss Reserve Requirements. As of the last day of the month preceding the Closing Date: (a) the shareholders' equity in the Company, determined in conformity with GAAP applied on a basis consistent with the preparation of the Financial Statements, shall be at not less than $9,400,000, provided, however, that for purposes of this Section 7.11(a) only, the Company's shareholders' equity (i) shall be increased by any fees for professional services actually incurred by the Company in connection with this Agreement and the transactions contemplated herein, up to a maximum of $150,000, and (ii) shall not take into account any additions of shareholders' equity in excess of a maximum of $100,000 that may result from the exercise by any shareholders of any Outstanding Company Options or Warrants; and (b) the Bank's reserve for loan losses, determined as described in Section 3.8, shall be not less than 1.10% of the Bank's net Loans (gross Loans less unearned discounts).

         7.12 Voting Agreements. On or before July 9, 2003, Wintrust shall have received a Voting Agreement, in the form attached hereto as Exhibit E, executed by each of those shareholders of the Company identified on Schedule 7.12, each of whom is an officer or director of the Company or the Bank.

         7.13 TM Acceptance Corp. Lease Financing Portfolio. The Company and the Bank shall have fully complied with the provisions of Section 5.18.

         7.14 Consents. The Company shall have obtained or caused to be obtained
(a) all written consents under those Material Contracts as set forth on Schedule 3.5, and (b) all other written consents, permissions and approvals as required under any other agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement where the failure to obtain such consents, permissions and approvals would have a Material Adverse Effect on the Company or Wintrust's rights under this Agreement.

         7.15 Other Documents. Wintrust shall have received at the Closing such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by the Company with the terms and conditions of this Agreement.


                                  ARTICLE VIII
                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                 OF THE COMPANY

         Unless the conditions are waived by the Company, all obligations of the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

         8.1 Representations and Warranties; Performance of Agreements. Each of the representations and warranties contained in Article IV of this Agreement that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in
Article IV that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date. Wintrust and Merger Co. shall have performed in all material respects all agreements herein required to be performed by Wintrust and Merger Co. on or before the Closing.

         8.2 Closing Certificates. The Company shall have received certificates signed by the Chief Executive Officer, a Senior Executive Vice President, an Executive Vice President, or a Senior Vice President of each of Wintrust and Merger Co. dated as of the Closing Date, certifying in such detail as the Company may reasonably request, as to the fulfillment of the conditions to the obligations of the Company as set forth in this Agreement.

         8.3 Regulatory and Other Approvals. Wintrust shall have obtained the approval of all appropriate regulatory entities of the transactions contemplated by this Agreement and the Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

         8.4 Delivery of Agreement. The proper officers of Wintrust and Merger Co. shall have executed and delivered to the Company copies of this Agreement and the Articles of Merger, in form suitable for filing with the Secretary of State of the State of Illinois, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.

         8.5 Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Wintrust Common Stock to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued and no material proceeding for that purpose shall have been instituted or threatened in writing.

         8.6 No Litigation. No suit or other action shall have been instituted or threatened in writing seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that the Company believes, in good faith and with the written advice of outside counsel, makes it undesirable or inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that Wintrust or Merger Co. has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a Material Adverse Effect on Wintrust.

         8.7 Opinions of Counsel.

                  (a) The Company shall have received the opinion of Schiff Hardin & Waite, counsel for Wintrust and Merger Co., dated as of the Closing Date, and in form substantially similar to Exhibit F and reasonably satisfactory to the Company and its counsel.

                  (b) The Company shall have received the opinion of Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg LLC, counsel to the Company, dated as of the Closing Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that the Company and Wintrust will each be a party to such reorganization within the meaning of Section 368(a) of the Code. The tax opinion shall be supported by one or more fact certificates or affidavits from Wintrust or Merger Co., in such form and content as may reasonably be requested by counsel to the Company.

         8.8 No Adverse Changes. Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement, that would have a Material Adverse Effect on Wintrust.

         8.9 Nasdaq Listing. The Wintrust Common Stock to be issued to holders of Company Common Stock pursuant to the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance if required.

         8.10 Other Documents. The Company shall have received at the Closing all such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by Wintrust and Merger Co. with the terms and conditions of this Agreement.


                                   ARTICLE IX
            NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         9.1 Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for those covenants or agreements contained herein which by their terms apply in whole or in part after the Effective Time. Without limiting the foregoing, none of the directors or officers of the Parties shall have any liability for any of the representations, warranties, covenants and agreements contained herein.


                                    ARTICLE X
                                     GENERAL

         10.1 Expenses. Except as otherwise provided in this Section 10.1, all costs and expenses incurred in the consummation of this transaction, including any brokers' or finders' fees, shall be paid by the Party incurring such cost or expense.

                  (a) Each of Wintrust and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement, including filing fees to the Commission but excluding legal and accounting fees related thereto.

                  (b) In the event that this Agreement is terminated by Wintrust because the Company or the Bank committed a material breach of its material obligations under this Agreement, unless such breach is a result of the failure by Wintrust to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date of such termination, then, provided Wintrust is in material compliance with all of its material obligations under this Agreement, the Company shall reimburse Wintrust in an amount, not to exceed $150,000, for the out-of-pocket expenses and costs, subject to verification thereof, that Wintrust (i) has incurred in furtherance of this Agreement and the transactions contemplated herein and (ii) is reasonably expected to incur as a result of the Company's breach of this Agreement, including, but not limited to, reasonable fees of professionals engaged for such purpose by or on behalf of Wintrust; provided, however, that except as provided in Section 10.1(c), such sums shall constitute liquidated damages and the receipt thereof shall be Wintrust's sole and exclusive remedy under this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by Wintrust as a result of the Company's willful breach of this Agreement, then in addition to recovery of its out-of-pocket expenses and costs, Wintrust shall be entitled to recover such other amounts as it may be entitled to receive at law or in equity.

                  (c) In the event that this Agreement is terminated (i) by Wintrust as a result of a breach by the Company of its covenant in
         Section 5.8(a), (ii) by the Company pursuant to Section 10.2(e), or
         (iii) pursuant to Sections 10.2(a) or 10.2(b) and within six months after the date of such termination the Company or the Bank has either consummated or entered into a definitive agreement relating to an Acquisition Proposal which was made known to any member of the Company Board and not disclosed to Wintrust prior to the date of such termination, then the Company shall pay to Wintrust a termination fee equal to $1,000,000.

                  (d) In the event that this Agreement is terminated by the Company because Wintrust committed a material breach of its material obligations under this Agreement, unless such breach is a result of the failure by the Company or the Bank to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date of such termination, then, provided the Company and the Bank are each in material compliance with all of its material obligations under this Agreement, Wintrust shall reimburse the Company in an amount, not to exceed $150,000, for the out-of-pocket expenses, subject to verification thereof, that the Company (i) has incurred in furtherance of this Agreement and the transactions contemplated herein and (ii) is reasonably expected to incur as a result of Wintrust's breach of this Agreement, including, but not limited to, reasonable fees of professionals engaged for such purpose by or on behalf of the Company; provided, however, that such sums shall constitute liquidated damages and the receipt thereof shall be the Company's sole and exclusive remedy under this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by the Company as a result of Wintrust's willful breach of this Agreement, then in addition to recovery of its out-of-pocket expenses and costs, the Company shall be entitled to recover such other amounts as it may be entitled to receive at law or in equity.

                  (e) In the event this Agreement is terminated pursuant to
         Section 10.2(b) because Wintrust fails to obtain all of the necessary regulatory approvals described in Sections 7.3 and 8.3 for any reason other than regulatory matters relating solely to the Company or the Bank, Wintrust shall pay to the Company $150,000, provided, however, that such sums shall constitute liquidated damages and the receipt thereof shall be the Company's sole and exclusive remedy under this Agreement.

                  (f) In the event this Agreement is terminated pursuant to
         Section 10.2(b) because Wintrust fails to obtain all of the necessary regulatory approvals described in Sections 7.3 and 8.3 because of regulatory matters relating solely to the Company or the Bank, the Company shall pay to Wintrust $150,000, provided, however, that except as provided in Section 10.1(c), such sums shall constitute liquidated damages and the receipt thereof shall be Wintrust's sole and exclusive remedy under this Agreement.

                  (g) In the event this Agreement is terminated pursuant to either Section 10.2(a) or Section 10.2(b) for reasons other than as contemplated by subsections (e) and (f) above, Wintrust shall pay to the Company $25,000, which amount is intended to compensate the Company for its out-of-pocket expenses and time and effort in connection with the Agreement, provided, however, that such sums shall constitute liquidated damages and the receipt thereof shall be the Company's sole and exclusive remedy under this Agreement.

All costs and expenses reasonably estimated to have been incurred by the Company shall be either paid or accrued for on or prior to the Closing Date; provided, however, that nothing in this Section 10.1 shall be deemed to relieve the Company of its liability to pay any expenses incurred in connection with this Agreement following the Closing.

         10.2 Termination. This Agreement may be terminated:

                  (a) at any time by written agreement between Wintrust and the Company;

                  (b) by either Wintrust or the Company if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) by December 31, 2003, or such later date agreed to by the Parties, provided, however, that such termination date shall automatically be extended until March 31, 2004, if the sole impediment to Closing is a delay in either (i) the determination of the effectiveness of the Registration Statement or (ii) the Federal Reserve's approval of the Federal Reserve Application;

                  (c) by Wintrust by written notice to the Company, if (i) any of the conditions in Article VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Wintrust to comply with its obligations under this Agreement); and (ii) Wintrust has not waived such condition on or before the Closing Date;

                  (d) by the Company by written notice to Wintrust, if (i) any of the conditions in Article VIII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or the Bank to comply with its obligations under this Agreement); and (ii) the Company has not waived such condition on or before the Closing Date; or

                  (e) by the Company, if pursuant to Section 5.8(b) the Company Board determines that its fiduciary duties require it to accept an unsolicited Acquisition Proposal from a third party, or by Wintrust if an Acquisition Proposal from a third party is accepted by the Company or consummated, in each case by written notice to the other party.

Any termination of this Agreement shall not affect any rights accrued prior to such termination.

         10.3 Confidential Information. Wintrust, Merger Co. and the Company each covenant that, in the event the transactions contemplated by this Agreement are not consummated, each such Party will keep in strict confidence and return all documents containing any information concerning the properties, business, and assets of the other Parties that may have been obtained in the course of negotiations or examination of the affairs of each other Party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources), except to the extent that disclosure is required by judicial process or governmental or regulatory authorities.

         10.4 Non-Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, Wintrust and Merger Co. may assign their respective rights hereunder to another wholly owned subsidiary of Wintrust. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

         10.5 Notices. All notices, requests, demands, and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third business day after being deposited in the United States mail, registered or certified mail (return receipt requested), or (c) the first business day after being deposited with Federal Express or any other recognized national overnight courier service, in each case addressed as follows:

         (i)      If to the Company, addressed to:

                  Advantage National Bank
                  75 East Turner Avenue
                  Elk Grove Village, Illinois 60007
                  Attention: Gerhardt E. Umlauf, President with a copy to:

                  Dennis R. Wendte
                  Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg LLC 333 West Wacker Drive, Suite 2700
                  Chicago, Illinois 60606

         (ii)     If to Wintrust or Merger Co., addressed to:

                  Wintrust Financial Corporation
                  727 North Bank Lane
                  Lake Forest, Illinois  60045
                  Attention:       David A. Dykstra
                                   Senior Executive Vice President and
                                   Chief Operating Officer

                  with a copy to:

                  Matthew G. Galo
                  Schiff Hardin & Waite
                  6600 Sears Tower
                  Chicago, IL 60606-6473

         10.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.

         10.7 Knowledge. References in this Agreement to the "knowledge" of a party shall mean, with respect to a natural person, the actual knowledge of such person after reasonable investigation and with respect to an entity, the actual knowledge of its officers and directors after reasonable investigation.

         10.8 Entire Agreement. This Agreement, including the Schedules and agreements delivered pursuant hereto, and the Confidentiality Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written. This Agreement shall not be modified or amended other than by written agreement of the parties hereto. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit, or amplify the provisions hereof.

         10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.

         10.10 Severability. In the event that a court of competent jurisdiction shall finally determine that any provision of this Agreement or any portion thereof is unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision and portion thereof that is not invalidated by such determination shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the state whose laws are deemed to govern enforceability.


                          ** SIGNATURE PAGE FOLLOWS **

         IN WITNESS WHEREOF, Wintrust Financial Corporation, Wintrust Merger Co., and Advantage National Bancorp, Inc. have each executed this Agreement as of the day and year first written above.

                                  WINTRUST FINANCIAL CORPORATION


                                  By: /s/ Edward J. Wehmer
                                      ------------------------------------------
                                          Edward J. Wehmer
                                          President and Chief Executive Officer


                                  WINTRUST MERGER CO.


                                  By: /s/ David A. Dykstra
                                      ------------------------------------------
                                          David A. Dykstra
                                          Vice President


                                  ADVANTAGE NATIONAL BANCORP, INC.


                                  By: /s/ Gerhardt E. Umlauf
                                      ------------------------------------------
                                          Gerhardt E. Umlauf
                                          President

                                                                         ANNEX B


                           SECTIONS 11.65 AND 11.70 OF
                                       THE
                        ILLINOIS BUSINESS CORPORATION ACT

5/11.65 RIGHT TO DISSENT -- (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

                  (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation of the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

                  (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

                  (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                           (i) alters or abolishes a preferential right of such
                  shares;

                           (ii) alters or abolishes a right in respect of
                  redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

                           (iii) in the case of a corporation incorporated prior
                  to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

                  (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by laws, or a resolution of the Board of Directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

         (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

         (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares are recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights. (Last amended by P.A. 85-1269, L. `88, eff. 1-1-89.)

5/11.70 PROCEDURE TO DISSENT -- (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

         (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

         (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

         (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

         (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and the amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

         (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

         (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

         (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

         (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

                  (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b),
         (c), (d), or (f).

                  (2) Against either the corporation or as a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

                  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

         (j) As used in this Section:

                  (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

                  (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. (Last amended by P.A. 86-1156, L. `90, eff. 8-10-90.)

                                                                         ANNEX C



                            FORM OF VOTING AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into as of the 2nd day of July, 2003, by and between the undersigned shareholders (each, a "Shareholder," and collectively, the "Shareholders"), of ADVANTAGE NATIONAL BANCORP, INC., an Illinois corporation ("ADVANTAGE"), and WINTRUST FINANCIAL CORPORATION, an Illinois corporation ("WINTRUST").


                                   WITNESSETH:

         WHEREAS, ADVANTAGE, WINTRUST and WINTRUST MERGER CO., an Illinois corporation ("WMC"), have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement");

         WHEREAS, it is a condition precedent to Wintrust's obligations under the Merger Agreement that the Shareholders shall have executed and delivered this Agreement; and

         WHEREAS, each Shareholder owns and is entitled to vote the number of issued and outstanding shares of common stock of Advantage (the "Advantage Common Shares") set forth opposite such Shareholder's name on Schedule 1 attached hereto and has agreed to vote such Shareholder's Advantage Common Shares pursuant to the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Shareholders and Wintrust hereby agree as follows:

           Section 1. Voting of Shares. Each Shareholder hereby agrees that at any meeting of the shareholders of Advantage and in any action by written consent of the shareholders of Advantage, such Shareholder shall vote the Advantage Common Shares which such Shareholder owns and is entitled to vote (a) in favor of the transactions contemplated by the Merger Agreement, (b) against any action or agreement which would result in a breach of any term of, or any other obligation of Advantage under, the Merger Agreement, and (c) against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the Merger Agreement. Each Shareholder agrees that Advantage shall be authorized to include in any proxy or material transmitted to shareholders of Advantage, a statement to the effect that the Shareholder is a party to this Agreement and has committed to vote in favor of the transactions contemplated by the Merger Agreement.

           Section 2. Term of Agreement. This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (i) the Effective Time (as defined in the Merger Agreement), or
(ii) the termination of the Merger Agreement in accordance with its terms.

         Section 3. Covenants of Shareholders. Each Shareholder agrees not to: except to the extent contained in this Agreement, grant any proxies, deposit any Advantage Common Shares into a voting trust or enter into a voting agreement with respect to any Advantage Common Shares; or without the prior written approval of Wintrust, solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving Advantage.

           Section 4. Representations and Warranties of Shareholders. Each Shareholder represents and warrants to Wintrust as follows: (a) such Shareholder owns - and is entitled to vote in accordance with such Shareholder's commitments under this Agreement - the number of Advantage Common Shares set forth opposite his or her name on Schedule 1 hereto, and, except as disclosed on Schedule 3.3(a) of the Merger Agreement, does not own or have any right to acquire any Advantage Common Shares not listed on Schedule 1; (b) such Shareholder has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Shareholder is a party or is subject; and this Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable in accordance with its terms; (c) such Shareholder's Advantage Common Shares listed as owned on Schedule 1 hereto are now and will remain owned by such Shareholder, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, marital property rights or any other encumbrances whatsoever (other than (i) pledges for loans entered into in the ordinary course and (ii) rights of Wintrust and encumbrances respecting such Advantage Common Shares created pursuant to this Agreement or the Merger Agreement); and (d) other than this Agreement and the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Shareholder's Advantage Common Shares.

           Section 5. Representations and Warranties of Wintrust. Wintrust has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which Wintrust is a party or is subject; and this Agreement has been duly executed and delivered by Wintrust and constitutes a legal, valid and binding agreement of Wintrust, enforceable in accordance with its terms.

           Section 6. Transferability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Wintrust may assign this Agreement to a direct or indirect wholly-owned subsidiary or affiliate of Wintrust, provided that no such assignment shall relieve Wintrust of its obligations hereunder.

           Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Shareholders in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Wintrust shall be entitled to an injunction(s) to prevent breaches of this Agreement by the Shareholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which Wintrust is entitled at law or in equity.

           Section 8. Further Assurances. Each Shareholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

           Section 9. Entire Agreement and Amendment. (a) Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.

         (b) This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          Section 10. Notices. Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth herein for Wintrust or the address on Schedule 1 for each of the Shareholders, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties with telephone confirmation of receipt, or the day after sending by recognized overnight courier or if by the United States registered or certified mail, return receipt requested, postage prepaid two days after deposit therein.

          Section 11. General Provisions. This Agreement shall be governed by the laws of the State of Illinois. This Agreement may be executed in counterparts, each of which shall be deemed to be an original. Headings are for convenience only and shall not affect the meaning of this Agreement. Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WINTRUST FINANCIAL CORPORATION, an Illinois Corporation:

By: ______________________________________

Its:______________________________________

Address for Notices:                           With a copy to
  Wintrust Financial Corporation                 Matthew G. Galo
  727 North Bank Lane                            Schiff Hardin & Waite
  Lake Forest, Illinois  60045                   6600 Sears Tower
  Attn: David A. Dykstra                         Chicago, Illinois  60606-6473
        Senior Executive Vice President and
        Chief Operating Officer
  Facsimile No.:  (847) 615-4091                 Facsimile No.:  (312) 258-5700

SHAREHOLDERS:


___________________________________         ___________________________________
Chad Arthur                                 Pat De Moon

___________________________________         ___________________________________
Lee Garr                                    Hank Gianvecchio

___________________________________         ___________________________________
Keith Kotche                                Ed Levato

___________________________________         ___________________________________
Greg Newhuis                                Branka Poplonski

___________________________________         ___________________________________
Pat Ranallo                                 Ed Schwarzer

___________________________________         ___________________________________
Harvey Seybold                              Gayle Smolinski

___________________________________
Gary Umlauf

                                   SCHEDULE 1


    NAME, ADDRESS AND            NUMBER OF ADVANTAGE        NUMBER OF ADVANTAGE
   FACSIMILE NUMBER OF         COMMON SHARES OWNED BY     COMMON SHARES ISSUABLE
     SHAREHOLDER                     SHAREHOLDER          UNDER OPTIONS/WARRANTS
                                                            HELD BY SHAREHOLDER

Chad Arthur                              170                           0

Lee Garr                              13,667                      16,334

Keith Kotche                          31,807                      29,667

Greg Newhuis                          16,999                      18,166

Pat Ranallo                           38,666                       1,500

Harvey Seybold                         7,000                       8,167

Gary Umlauf                           22,866                      37,387

Pat De Moon                            8,798                      19,667

Hank Gianvecchio                       9,001                      17,167

Ed Levato                             50,334                      53,000

Branka Poplonski                      16,573                      19,240

Ed Schwarzer                          48,667                      13,000

Gayle Smolinski                          333                       1,500

Mark Stetson                           4,145                      10,000

Paul Katauskas                             0                       7,225

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         In accordance with the Illinois Business Corporation Act (being Chapter 805, Act 5 of the Illinois Compiled Statutes), Articles Eight and Nine of the Registrant's Certificate of Incorporation provide as follows:

         ARTICLE EIGHT: No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 8.65 of the BCA, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit.

         ARTICLE NINE, PARAGRAPH 1: The corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words "liabilities" and "expenses" shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys' fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section
8.75 of the BCA.

         The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any statute, by-law, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         PARAGRAPH 2: The corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article or otherwise.

         PARAGRAPH 3: For purposes of this Article, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

         PARAGRAPH 4: The provisions of this Article shall be deemed to be a contract between the corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the BCA, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this

Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         PARAGRAPH 5: For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

         Section 6.3 of the Registrant's By-laws provides as follows:

         SECTION 6.3. MANDATORY INDEMNIFICATION. To the extent that a director, officer, employee or agent of a corporation, or any subsidiary or subsidiaries, as the case may be, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         The Illinois Business Corporation Act provides for indemnification of officers, directors, employees and agents as follows:

         5/8.75 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         (c) To the extent that a present or former director, officer or employee of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and
(b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

         (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made with respect to a person who is a director or officer at the time of the determination: (1) by the majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of the directors designated by a majority vote of the directors, even though less than a quorum, (3) if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.

         (e) Expenses (including attorney's fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid on such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by or granted under the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

         (g) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Section.

         (h) If a corporation indemnifies or advances expenses to a director or officer under subsection (b) of this Section, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.

         (i) For purposes of this Section, references to "the corporation" shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

         (j) For purposes of this Section, reference to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" as referred to in this Section.

         (k) The indemnification and advancement of expenses provided by or granted under this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person.

         (l) The changes to this Section made by this amendatory Act of the 92nd General Assembly apply only to actions commenced on or after the effective date of this amendatory Act of the 92nd General Assembly. (Last amended by P.A. 92-0033, L. '01, eff. 7-1-01.)

         Wintrust has purchased $30 million of insurance policies which insure Wintrust's directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, Wintrust maintains fiduciary liability coverage up to a $5 million limit and trust errors and omissions coverage up to a limit of $15 million.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits:

         A list of the exhibits included as part of this registration statement is set forth on the list of exhibits immediately preceding such exhibits and is incorporated herein by reference.

         (b) Financial Statement Schedules:

         All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere or incorporated by reference in the registration statement.

ITEM 22:  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e)      The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or

         497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on this 2nd day of September, 2003.


                                  WINTRUST FINANCIAL CORPORATION

                                  By:/s/ David A. Dykstra
                                     -------------------------------------------
                                     David A. Dykstra
                                     Senior Executive Vice President and Chief
                                     Operating Officer






         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                 NAME                                          TITLE                                  DATE
                 ----                                          -----                                  ----


/s/ Edward J. Wehmer                                  President, Chief Executive                 September 2, 2003
---------------------------------------                 Officer and Director
Edward J. Wehmer

/s/ David L. Stoehr                                  Executive Vice President and                September 2, 2003
---------------------------------------               Chief Financial Officer
David L. Stoehr                                    (Principal Accounting Officer)


/s/John S. Lillard*                                     Chairman and Director                    September 2, 2003
---------------------------------------
John S. Lillard

/s/ Peter D. Crist*                                            Director                          September 2, 2003
---------------------------------------
Peter D. Crist

/s/ Bruce K. Crowther*                                         Director                          September 2, 2003
---------------------------------------
Bruce K. Crowther

/s/ Bert A. Getz, Jr.*                                         Director                          September 2, 2003
---------------------------------------
Bert A. Getz, Jr.

/s/ Philip W. Hummer*                                          Director                          September 2, 2003
---------------------------------------
Philip W. Hummer

/s/ James B. McCarthy*                                         Director                          September 2, 2003
---------------------------------------
James B. McCarthy

/s/ Marguerite Savard McKenna*                                Director                           September 2, 2003
---------------------------------------
Marguerite Savard McKenna

/s/ Albin F. Moschner*                                        Director                           September 2, 2003
---------------------------------------
Albin F. Moschner

/s/ Thomas J. Neis*                                           Director                           September 2, 2003
---------------------------------------
Thomas J. Neis


                                       S-1


                 NAME                                          TITLE                                  DATE
                 ----                                          -----                                  ----


/s/ Hollis W. Rademacher*                                     Director                           September 2, 2003
---------------------------------------
Hollis W. Rademacher

J. Christopher Reyes*                                         Director                           September 2, 2003
---------------------------------------
J. Christopher Reyes

/s/ John J. Schornack*                                        Director                           September 2, 2003
---------------------------------------
John J. Schornack

Ingrid S. Stafford*                                           Director                           September 2, 2003
---------------------------------------
Ingrid S. Stafford

------------------
* Signed pursuant to power of attorney.

By:  /s/ David A. Dykstra
     ----------------------------------
     David A. Dykstra
     Attorney-in-fact

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION OF EXHIBIT
----     ----------------------


2.1 Agreement and Plan of Merger by and among Wintrust Financial Corporation, Wintrust Merger Co. and Advantage National Bancorp, Inc. dated July 2, 2003 (Included as Annex A to this proxy statement/prospectus).

2.2 Agreement and Plan of Merger by and among Wintrust Financial Corporation, WTFC Merger Co., and Village Bancorp, Inc. dated August 7, 2003.+

3.1 Amended and Restated Articles of Incorporation of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.1 of the Company's Form S-1 Registration Statement (No. 333-18699) filed with the Securities and Exchange Commission on December 24, 1996).

3.2 Statement of Resolution Establishing Series of Junior Serial Preferred Stock A of Wintrust Financial Corporation (incorporated by reference to
         Exhibit 3.2 of the Company's Form 10-K for the year ended December 31,
         1998).

3.3 Amended and Restated By-laws of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.3 of the Company's Form 10-Q for the quarter ended March 31, 2003).

4.1 Rights Agreement between Wintrust Financial Corporation and Illinois Stock Transfer Company, as Rights Agent, dated July 28, 1998 (incorporated by reference to Exhibit 4.1 of the Company's Form 8-A Registration Statement (No. 000-21923) filed with the Securities and Exchange Commission on August 28, 1998).

5.1      Opinion of Vedder, Price, Kaufman & Kammholz, P.C.*

8.1      Tax Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC.+

23.1     Consent of Ernst & Young LLP.+

24.1 Power of Attorney (contained in signature page to the registration statement).

99.1     Form of Proxy for Special Meeting of Advantage*


---------------------------
+       Filed herewith.


*       Previously filed.